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                                                                  EXHIBIT 99.4


                                      2003
                                BRITISH COLUMBIA
                             FINANCIAL AND ECONOMIC
                                     REVIEW

                                  63rd EDITION
                                  (JULY 2003)












                             http://www.gov.bc.ca/







                                     [LOGO]
                               Ministry of Finance

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                               TABLE OF CONTENTS


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 ii                              TABLE OF CONTENTS
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
INTRODUCTION...................................................................1
 General description of the Province...........................................2
  Geography....................................................................2
  Physiography.................................................................2
  Climate and Vegetation.......................................................2

CHAPTER ONE -- ECONOMIC REVIEW.................................................5
 2002 Overview.................................................................6
 External Environment..........................................................6
  U.S. Economy.................................................................7
  Canadian Economy.............................................................7
  International Economy........................................................7
  Financial Markets............................................................7

 British Columbia Economy......................................................9
  Real GDP.....................................................................9
  Capital Investment...........................................................9
  Exports.....................................................................10
  Population and Labour Force Characteristics.................................12
  Labour and Income Developments..............................................13
  Prices and Wages............................................................13
  Consumer Expenditure and Housing............................................14

 Industrial Structure and Performance.........................................15
  High Tech...................................................................16
  Tourism.....................................................................17

 TOPIC BOXES
  Energy in British Columbia..................................................18
  B.C.'s Economic Development Initiatives.....................................20

 CHARTS
  1.1  Canadian and British Columbia economic growth...........................6
  1.2  External economic growth................................................8
  1.3  Short-term interest rates...............................................8
  1.4  British Columbia GDP by component.......................................9
  1.5  Exports by market, 2002................................................10
  1.6  Key commodity prices...................................................11
  1.7  British Columbia population by age and sex, 2002.......................12
  1.8  Building permits by activity...........................................14
  1.9  Service industries in British Columbia.................................15
  1.10 Trends in high technology employment in B.C. ..........................16
  1.11 B.C. Tourism industry..................................................17
  Map 1.1 Net interprovincial and international migration in B.C. ............12

 TABLES
 1.1   British Columbia Population and Labour Market Statistics ..............13
 1.2   Price and Earnings Indices.............................................14

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                               TABLE OF CONTENTS                             iii
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
APPENDIX 1 -- ECONOMIC REVIEW.................................................21

 TABLES
  A1.1  Summary of Economic Activity for British Columbia.....................22
  A1.2  British Columbia Real GDP at Market Prices, Expenditure Based.........24
  A1.3  British Columbia GDP at Basic Prices, by Industry.....................24
  A1.4  British Columbia GDP, Income Based....................................25
  A1.5  Employment by Industry in British Columbia............................26
  A1.6  Capital Investment by Industry........................................27
  A1.7  British Columbia International Goods Exports by Major Market and
         Selected Commodities, 2002...........................................28
  A1.8  British Columbia International Goods Exports by Market Area, 2002 ....29
  A1.9  Historical Commodity Prices (in U.S. Dollars).........................30
  A1.10 British Columbia Forest Sector Economic Activity Indicators ..........31
  A1.11 Historical Value of Mineral, Petroleum and Natural Gas Production ....32
  A1.12 Petroleum and Natural Gas Activity Indicators.........................32
  A1.13 Supply and Consumption of Electrical Energy in British Columbia ......33
  A1.14 British Columbia High-Technology Sector Activity .....................34

CHAPTER TWO -- FINANCIAL REVIEW...............................................35
 2002/03 Overview.............................................................36
 Consolidated Revenue Fund Revenue............................................38
 Consolidated Revenue Fund Expense............................................39
 Crown Corporation Results....................................................45
 Full-Time Equivalents (FTEs).................................................49
 Provincial Capital Spending..................................................49
 Provincial Debt..............................................................50
 Credit Rating................................................................53
 Debt Indicators..............................................................53

TOPIC BOX
 Ministerial Accountability Report............................................44

TABLES
  2.1  2002/03 Operating Results..............................................36
  2.2  Summary of Changes from Budget 2002/03.................................37
  2.3  Revenue by Source -- Consolidated Revenue Fund.........................40
  2.4  Expense by Ministry -- Consolidated Revenue Fund.......................41
  2.5  Contingencies and New Programs (All Ministries) Vote -- 2002/03........43
  2.6  Government  Restructuring -- Consolidated Revenue Fund.................46
  2.7  2002/03 Crown Corporation and Agency Operating Results.................47
  2.8  Full-Time Equivalents (FTEs) Utilization...............................49
  2.9  Capital spending.......................................................50
  2.10 Provincial Debt Summary................................................51
  2.11 Summary of Debt Changes from the 2002/03 Budget .......................52
  2.12 Reconciliation of Summary Deficit to Debt Increase -- 2002/03 .........52
  2.13 Interprovincial Comparison of Credit Ratings, June 2003................53
  2.14 Key Debt Indicators....................................................54

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iv                               TABLE OF CONTENTS
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
APPENDIX 2 -- FINANCIAL REVIEW................................................55
 Government's Financial Statements............................................56
 The Financial Cycle..........................................................57
 Capitalization...............................................................59
 Unfunded Pension Liabilities.................................................60
 Adjustments to the Accumulated Deficit.......................................60

CHARTS
 A2.1 Summary Financial Statements Components.................................57
 A2.2 Financial Planning and Reporting Cycle..................................58

TABLES
 A2.1   Effects of Capitalization on the Summary Accounts.....................60
 A2.2   Summary of Changes in Accumulated Deficit from the
         2001/02 PUBLIC ACCOUNTS Reported Balance.............................61
 A2.3   Five-Year Operating Results...........................................62
 A2.4   Summary of Changes from the 2002/03 THIRD QUARTERLY REPORT
         Updated Forecast.....................................................63
 A2.5   Five-Year Statement of Financial Position.............................64
 A2.6a  Five-Year Revenue by Source -- Consolidated Revenue Fund..............65
 A2.6b  Five-Year Dedicated Revenue Collected on Behalf of, and Transferred to,
         Crown Corporations and Agencies, and Other Entities..................66
 A2.7   Five-Year Revenue by Source -- Supplementary Information --
         Consolidated Revenue Fund ...........................................67
 A2.8   Five-Year Expense by Function -- Consolidated Revenue Fund............68
 A2.9   Five-Year Expense by Function -- Supplementary Information --
         Consolidated Revenue Fund............................................69
 A2.10a Government Restructuring Exit Expense ................................70
 A2.10b Consolidated Revenue Fund Government Restructuring Expense, 2002/03...71 A2.11 British Columbia Buildings Corporation Five-Year Income Statement..72
 A2.12  British Columbia Ferry  Corporation Five-Year Income Statement  ......72
 A2.13  BC Transportation Financing Authority Five-Year Consolidated
         Statement of Income..................................................73
 A2.14  British Columbia Hydro and Power Authority Five-Year Income Statement.73
 A2.15  Liquor Distribution Branch Five-Year Income Statement.................74
 A2.16  British Columbia Lottery Corporation Five-Year Income Statement.......74
 A2.17  British Columbia Railway Company Five-Year Income Statement...........75
 A2.18  Insurance Corporation of British Columbia Five-Year Income Statement..75
 A2.19  Five-Year Provincial Debt Summary.....................................76
 A2.20  Five-Year Provincial Debt Summary -- Supplementary Information........77
 A2.21  Summary of Changes from the 2002/03 THIRD QUARTERLY REPORT
         Updated Forecast -- Capital Spending and Debt .......................78
 A2.22  Historical Summary Accounts Surplus (Deficit).........................79
 A2.23  Historical Revenue by Source -- Consolidated Revenue Fund ............80
 A2.24  Historical Expense by Function -- Consolidated Revenue Fund...........81
 A2.25  Historical Provincial Debt Summary....................................82
 A2.26  Provincial Taxes (as of July  2003)...................................83
 A2.27  Interprovincial Comparisons of Tax Rates for 2003.....................86
 A2.28  Summary of Major Tax Changes Announced in 2003........................87

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                               TABLE OF CONTENTS                              v
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
APPENDIX 3 -- CONSTITUTIONAL FRAMEWORK........................................89
 Constitutional Framework.....................................................90

 Provincial Government........................................................90
  Legislature ................................................................90
  Executive ..................................................................90
  Judiciary...................................................................91
  Provincial Government Jurisdiction..........................................92

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                                  INTRODUCTION





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2                                 INTRODUCTION
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GENERAL DESCRIPTION OF THE PROVINCE

                    British Columbia is located on Canada's Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada's third largest province and comprises 9.5 per cent of the country's total land area.

GEOGRAPHY

                    The province is nearly four times the size of Great Britain,
                    2.5 times larger than Japan and larger than any American state except Alaska. BC's 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

PHYSIOGRAPHY

                    BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent's Great Plains.

                    The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and the Queen Charlotte Islands. These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

                    The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior's water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC's major rivers, including the Peace, Columbia and Fraser.

CLIMATE AND VEGETATION

                    Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada's longest frost-free periods of over 180 days per

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                                 INTRODUCTION                                  3
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                    year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

                    BC's interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

                    The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

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                                  Chapter One

                               Economic Review(1)





-----
(1) Reflects information available as of June 6, 2003.


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6                           CHAPTER 1 -- ECONOMIC REVIEW
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2002 OVERVIEW

                    The British Columbia economy grew more rapidly than expected from the 2001 slowdown, posting 1.8 per cent real growth in 2002, following the 0.2 per cent decline in 2001. British Columbia's economic turnaround was hindered by a relatively weak recovery in the U.S. economy. Continuing geopolitical uncertainty also limited growth rates for many of the province's economic partners. The lack of resolution in the U.S. softwood lumber dispute impacted the provincial forest sector. However, natural gas activity picked up towards the end of the year.

                    Consumer spending remained robust through the year thanks to purchases of large consumer durables. The housing sector also recorded a significant increase in 2002 propelled by low mortgage rates. Although BC experienced robust job creation through the year with 78,000 jobs since December 2001, annual growth was limited to 1.6 per cent reflecting job losses in the latter part of 2001.


                    CHART 1.1 CANADIAN AND BRITISH COLUMBIA ECONOMIC GROWTH


                                    [GRAPHIC]


                    Source: Statistics Canada


EXTERNAL ENVIRONMENT

                    During 2002, the North American economy expanded at a moderate pace, reflecting a hesitant U.S. recovery. A much stronger recovery in Canada was evidenced by growth in employment, housing construction and trade. Geopolitical uncertainties heated up in 2002 as tensions around the war on terrorism, the situation in the Middle East, the revelation of North Korea's nuclear program and the oil sector strike in Venezuela raised concerns for the global economy.

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                         CHAPTER 1 -- ECONOMIC REVIEW                          7
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U.S. ECONOMY

                    The U.S. economy expanded 2.4 per cent in 2002, an improvement from the 0.3 per cent growth recorded in 2001 when the U.S. dipped into recession. Consumer spending was up strongly due to increased sales of consumer durables and a surge in automobile sales caused by dealer incentives and low interest rates. Housing starts rose 6.9 per cent to 1.7 million units, the highest level since 1986. However, behind the improvement in total output were signs of slowing business investment and manufacturing output. Industrial production declined 0.8 per cent in 2002, as excess capacity acted as a major brake on the economy. Consumer debt also reached record levels, and without strong job and income growth, consumers' ability to repay their loans was minimal.

CANADIAN ECONOMY

                    The Canadian economy outperformed the U.S. economy in 2002, growing an estimated 3.3 per cent. Unlike the U.S., growth in Canada was broadly based and accompanied by significant gains in employment. Canadian interest rates remained near historically low levels despite a modest increase in July. Consumer spending was strong with retail sales up 6.0 per cent in 2002. Purchases of larger consumer durables, like furniture and appliances, as well as new motor vehicles drove the increase. The manufacturing sector in Canada benefited from lower production costs on goods sold into the U.S. market thanks to a weak Canadian dollar.

INTERNATIONAL ECONOMY

                    Overseas, economic conditions were stagnant in Japan. Real GDP inched up by 0.2 per cent in 2002, following growth of just 0.4 per cent in 2001. High oil prices, resulting from the strike in Venezuela and rising tensions in the Middle East hurt the economy. The outlook for Japanese economic growth remains weak.

                    Elsewhere, the European economy confronted challenges including weakening domestic demand and, in Germany, a fragile banking system. The German economy grew just 0.2 per cent in 2002, the slowest growth in nine years. Robust growth in exports saved Europe's largest economy from slipping into a recession last year.

                    The International Monetary Fund estimates that world growth in gross domestic product rose from 2.3 per cent in 2001 to
                    3.0 per cent in 2002.

FINANCIAL MARKETS

                    Interest rates held steady for most of 2002. Before the 50 basis point reduction in the federal funds rate in November, this key U.S. interest rate had been unchanged since December 2001. In Canada, the Bank of Canada raised the overnight target rate by 75 basis points between April and July 2002 and then stayed on the sidelines for the remainder of the year.



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8                         CHAPTER 1 -- ECONOMIC REVIEW
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                       CHART 1.2 EXTERNAL ECONOMIC GROWTH

                                   [GRAPHIC]

                       Source: International Monetary Fund



                    The relative lack of movement in U.S. interest rates reflected the weakness of the U.S. recovery. At the same time, Canada's economy rebounded strongly and output moved closer to full capacity. Rising geopolitical uncertainty and the lack of a solid global recovery helped ease some of the pressure to raise domestic interest rates.


                    CHART 1.3 SHORT-TERM INTEREST RATES



                    [GRAPHIC]



                    Source: Bank of Canada and Federal
                            Reserve Bank of San Francisco


                    The value of the Canadian dollar fell against the U.S. dollar throughout 2002. For the year, the currency averaged
                    63.7 cents US, down 0.9 cents US from 2001. In January 2002, the Canadian dollar closed at 62.0 US, the lowest value since the Canadian dollar was established.

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                         CHAPTER 1 -- ECONOMIC REVIEW                          9
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BRITISH COLUMBIA ECONOMY

                    The British Columbia economy grew 1.8 per cent in 2002, after a 0.2 per cent decline in 2001. Growth was mainly due to increased domestic activity. Consumer spending, which accounts for about two-thirds of economic activity in the province, benefited from continued low interest rates, growth in employment and federal and provincial tax cuts. Domestic demand remained relatively robust with housing starts and retail sales recording significant annual per cent growth increases, and final domestic demand posted 1.7 per cent growth.

                    Total employment rose 1.6 per cent in 2002 and the annual unemployment rate rose by 0.8 percentage points to 8.5 per cent. For the first time, over two million British Columbians were employed.

                    Consumer demand remained strong with retail sales posting a
                    6.0 per cent increase in 2002, equivalent to the Canada-wide growth rate. Residential investment also grew strongly with housing starts averaging an increase of 25.5 per cent over 2001, the highest growth in a decade.

REAL GDP

                    In 2002, economic output advanced 1.8 per cent, as consumer spending continued its fast-paced momentum from 1996. Business investment declined in 2002, due to a 21.0 per cent decrease in non-residential investment. The volume of imports rose more than exports, which also slowed overall economic growth. Consumer spending grew 2.7 per cent in 2002, continuing to be the main driver of economic growth.


                    CHART 1.4 BRITISH COLUMBIA GDP BY COMPONENT


                    [GRAPHIC]


                    Source: Statistics Canada

CAPITAL INVESTMENT

                    Total capital investment(1) in the province fell 4.7 per cent to $21.9 billion in 2002. Public sector investment rose
                    11.4 per cent, but private sector
-----
(1) Investment figures generated by Statistics Canada based on a survey of British Columbia businesses, institutions and government.

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10                         CHAPTER 1 -- ECONOMIC REVIEW
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                    investment, which accounts for just over 75 per cent of
                    total investment, fell 8.7 per cent.

                    After a major capital spending increase in the mining, quarrying and oil well industry in 2001, investment in the industry fell 36.0 per cent in 2002 as energy prices weakened. Information and cultural industries investment was down 27.9 per cent, and finance and insurance fell 23.7 per cent.

                    Meanwhile, despite big drops in capital spending in many industries, housing investment was up 8.3 per cent reflecting low mortgage interest rates and rising housing starts through the year. Investment in education rose 19.3 per cent, and investment in health services was up 24.1 per cent.

                    Investment figures for 2002 include spending on major capital projects across the province including:

                    o The SKYTRAIN Millenium Line;

                    o Vancouver General Hospital Redevelopment;

                    o Kicking Horse Canyon (Golden to Yoho) 5 Mile Bridge
                      Project;

                    o University of British Columbia Life Sciences Centre.

EXPORTS

                    The value of foreign merchandise exports fell 9.2 per cent in 2002. Exports to the U.S., the province's largest trading partner, fell 11.8 per cent, largely due to a decline in the value of energy exports. The value of exports to Japan dropped 4.7 per cent, led by declines in pulp, and lumber. Exports to the Pacific Rim, excluding Japan, rose 7.6 per cent, and exports to Western Europe fell 14.4 per cent. Appendix Table A1.7 provides detail on exports by major market and commodity.


                    CHART 1.5 EXPORTS BY MARKET, 2002


                    [GRAPHIC]


                    Source: Statistics Canada


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                         CHAPTER 1 -- ECONOMIC REVIEW                         11
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                    As a result, the U.S. was the destination of a slightly
                    smaller share of British Columbia exports in 2002, accounting for 67.6 per cent. Japan's share rose to 13.4 per cent (see Chart 1.5).

                    Commodity prices were the main reason for the decline in the value of exports in 2002. Electricity prices, in particular, declined about 83 per cent from 2001 to 2002. This caused the value of electricity exports to fall significantly, despite an increase in the quantity exported. Natural gas prices fell over $10 U.S./MmBTU from their peak in January 2001 to December. They have declined a further 41 per cent in 2002 from the previous year. Forest product prices also fell during 2002.

                    The softwood lumber dispute with the U.S. has affected exports in an unexpected way. The U.S. imposed duties of about 27 per cent on Canadian softwood lumber that crossed the border. In order to minimize costs Canadian companies responded to the duties by increasing production at efficient mills, while less efficient mills closed. The lumber market became oversupplied causing prices to fall. As a result, while B.C. companies produced 11 per cent more lumber measured in volume terms in 2002, the value of lumber exports dropped 4 per cent.

                    o Lumber prices averaged $235 US per thousand board feet in 2002, down from $248 US in 2001.

                    o Pulp prices averaged $463 US per tonne in 2002, down significantly from $543 US in 2001. Prices fell steadily during the year as global demand slowed.

                    o Newsprint prices followed pulp prices, averaging $468 US per tonne, down from $588 US in the previous year.


                    CHART 1.6 KEY COMMODITY PRICES


                    [GRAPHIC]


                    Source: Madison's Lumber Reporter and
                            Ministry of Energy and Mines


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12                         CHAPTER 1 -- ECONOMIC REVIEW
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POPULATION AND LABOUR FORCE CHARACTERISTICS

                    Historically, British Columbia's population has grown faster than Canada's due to large net inflows of people from the rest of the country and immigrants from other countries. This changed in 1998. The province's population growth slowed due to a net outflow of people to other parts of Canada, while overall net migration remained positive. As well, net international in-migration slowed in the wake of the Asian downturn and the turnover of Hong Kong to China. By 2000, British Columbia's population growth had slowed to
                    0.8 per cent, slightly below the national average and the slowest rate since the province joined Canada in 1871. Subsequently the province's population grew by 1.0 per cent in 2001 and 2002, as the pace of migrants leaving BC slowed.


                    MAP 1.1 NET INTERPROVINCIAL AND INTERNATIONAL MIGRATION IN B.C.


                    [GRAPHIC]


                    Note: Net population movement represents
                          total inflow less total outflow    Source: Statistics
                                                                     Canada


                    CHART 1.7 BRITISH COLUMBIA POPULATION BY AGE AND SEX, 2002


                    [GRAPHIC]

                    Source: BC Stats and Statistics Canada


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                         CHAPTER 1 -- ECONOMIC REVIEW                         13
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                    The provincial labour force grew modestly over the past five years, with the exception of 1998 and 2001 when general economic indicators were weaker. The labour force expanded by 2.6 per cent in 2002. Employment grew at an average annual rate of 1.1 per cent from 1998 to 2002. The pace of employment growth picked up from a 0.3 per cent decline in 2001 to a 1.6 per cent increase in 2002.

LABOUR AND INCOME DEVELOPMENTS

                    Employment levels rose in 2002 or stayed steady in all the major sectors of the economy with the exception of the public administration sector, which declined by 4.3 per cent. Manufacturing sector employment crept up 0.4 per cent led by growth in the food, paper, and transportation equipment industries. The main negative pressure on goods sector employment was from a 9.1 per cent decline in the number of jobs in the wood products industry.

                    Employment in the trade sector rose 3.1 per cent in 2002, adding 9,500 jobs to the total. Employment in the service industries grew 1.4 per cent, largely due to expansion in the health and welfare sector. Although B.C. experienced robust job creation through the year, with around 78,000 jobs since December 2001, annual job growth was limited to
                    1.6 per cent, reflecting job losses in the latter part of 2001.

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       TABLE 1.1 BRITISH COLUMBIA POPULATION AND LABOUR MARKET STATISTICS
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
                                        Units       1998       1999       2000      2001            2002

Population (as at July 1)         (thousands)    3,997.1    4,028.3    4,060.1   4,101.6         4,141.3
                                   (% change)        0.9        0.8        0.8       1.0             1.0
Net Migration                                     10,745     20,339     18,506    31,634          23,498
     International                                28,266     32,752     33,289    37,966          28,835
     Interprovincial                             -17,521    -12,413    -14,783    -6,332          -5,337

Labour Force                      (thousands)    2,051.2    2,079.1    2,099.7   2,103.5         2,157.8
                                   (% change)        0.5        1.4        1.0       0.2             2.6

Employment                        (thousands)    1,870.2    1,906.4    1,949.1   1,942.4         1,973.4
                                   (% change)        0.1        1.9        2.2      -0.3             1.6

Unemployment Rate                         (%)        8.8        8.3        7.2       7.7             8.5


--------------------------------------------------------------------------------
Source: Statistics Canada

PRICES AND WAGES

                    The rate of inflation increased substantially in the second half of the year and peaked at an annual rate of 3.5 per cent in November and December of 2002. This was due to a bounce back from the very low levels of inflation that were recorded in the months immediately after September 11, 2001.

                    Personal income increased 1.5 per cent in 2002, reflecting moderate employment growth, and increases in average weekly earnings. Total wages and salaries grew 2.4 per cent between 2001 and 2002, bolstered by high-paying jobs in high-tech as well as in the resource industry, but investment income weakened, reflecting lower interest rates and a weak stock market. Corporate profits fell slightly for the second year in a row, down 2.8 per cent in 2001 and 1.9 per cent last year.

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                 2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

14                         CHAPTER 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                    TABLE 1.2 PRICE AND EARNINGS INDICES
--------------------------------------------------------------------------------

                         Units      1998       1999       2000        2001            2002
Consumer Price      (1992=100)     110.0      111.2      113.3       115.2           117.9
Index
(British Columbia)  (% change)       0.3        1.1        1.9         1.7             2.3
Average weekly             ($)    643.06     650.96     662.81      667.86          674.78
earnings
                    (% change)       0.7        1.2        1.8         0.8             1.0
Wages and salaries($ millions)    54,174     56,263     60,270      61,496          62,985
                    (% change)       2.1        3.9        7.1         2.0             2.4
Personal income   ($ millions)    98,135    101,384    107,460     110,258         111,955
                    (% change)       2.3        3.3        6.0         2.6             1.5
Corporate profits ($ millions)     7,335      9,121     10,300      10,009           9,821
(pre-tax)
                    (% change)     -11.5       24.3       12.9        -2.8            -1.9

--------------------------------------------------------------------------------
Source: Statistics Canada

CONSUMER EXPENDITURE AND HOUSING


                    Consumer spending remained relatively robust through the year. The total value of retail sales rose 6.0 per cent in 2002, following a 6.0 per cent increase in 2001. The increase was mainly due to the purchases of large consumer durables including new motor vehicles, furniture and appliances.

                    Housing starts soared in the province through the year as mortgage interest rates continued to decline. For 2002, housing starts totaled 21,625 units, a 25.5 per cent increase from 2001 and the largest increase in a decade.


                    CHART 1.8 BUILDING PERMITS BY ACTIVITY

                    [GRAPHIC]

                    Source: Statistics Canada


                    As a result of improving housing demand, the value of residential building permits rose 37.4 per cent to $3.9 billion. The housing sector boom resulted from a combination of several factors. Strong employment growth, very low

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

                         CHAPTER 1 -- ECONOMIC REVIEW                         15
--------------------------------------------------------------------------------

                    mortgage rates, the scarcity of dwellings available for rent or sale, and rising disposable income together created exceptional conditions that attracted consumers to the new home market. The value of non-residential building permits fell 16.6 per cent to $1.8 billion.

INDUSTRIAL STRUCTURE AND PERFORMANCE

                    The province's rich endowment of natural resources and their development historically formed the backbone of British Columbia's economic structure. In the past, the economy was largely based on primary and secondary forest production for export markets. Other natural resource sectors, such as agriculture, mining (including oil and gas) and fishing (including aquaculture) also contributed significantly.

                    In recent years, a more diversified economy has emerged, supported by many non-resource activities such as film, tourism, high-technology industries including software and biotechnology, and other value-added industries. The British Columbia economy is steadily maturing into a more broadly based structure that is becoming less vulnerable to changes in international markets for natural resources. By comparison to other Canadian provinces, B.C.'s service sector is one of the largest as a share of GDP.


                    CHART 1.9 SERVICE INDUSTRIES IN BRITISH COLUMBIA



                    [GRAPHIC]


                    Source: Statistics Canada

                    The distribution of industrial output reflects the declining relative share of natural resources in British Columbia's gross domestic product in the past decade or so. The agriculture, forestry, fishing, hunting and mining industries (including their support activities) produced 6.5 per cent of total real gross domestic product in 2002, down from 7.0 per cent in 1992. Manufacturing industries (sawmills, pulp mills, factories, smelters, etc.) which, for the most part, process primary resource products into goods of higher value, produced 10.5 per cent of the total real gross domestic product in 2002, compared to 12.0 per cent in 1992.

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16                         CHAPTER 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

                    In total, the goods-producing sector, including the construction and utilities industries, produced 24 per cent of the province's total output in 2002. This was down from 25 per cent a year earlier, and 29 per cent in 1992.

                    Service-producing industries generated 76 per cent of the total provincial gross domestic product in 2002. Industries within the service sector include: transportation, communications and storage; wholesale and retail trade; finance, insurance and real estate; community, business and personal services; and public administration and defense.

                    The goods-producing sector employed only 20 per cent of workers in 2002, down from 23 per cent in 1992. With the declining share of natural resources in provincial output, the percentage of people employed in the goods sector has also seen a declining trend in recent years. The service-producing sector is the province's largest employer, accounting for nearly 80 per cent of total employment in 2002.

HIGH TECH

                    The high technology sector(2) has been a leading performer in British Columbia's economy, and outperformed other sectors in revenue, employment, and wage and salary growth. However, the global meltdown in high-tech in 2001 also affected British Columbia's high-tech industry, as total output from the high-tech sector shrank by 4.0 per cent in 2001. This was the first time since 1996 that GDP growth in the high-tech sector was below the provincial average. Revenue and earnings also fell due to a downturn in the high-tech manufacturing sector.


                    CHART 1.10 TRENDS IN HIGH TECHNOLOGY EMPLOYMENT IN B.C.


                    [GRAPHIC]


                    Source: Statistics Canada


                    Although the service industries dominate the high-tech sector in terms of size, it has been the manufacturers that have provided much of the stimulus for GDP growth in the last decade. High-tech manufacturing industries' average

-----
(2) Data for the high technology sector in 2002 was not available at the time of publication.



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

                         CHAPTER 1 -- ECONOMIC REVIEW                         17
--------------------------------------------------------------------------------

                    annual GDP growth rate was 11.7 per cent over the last ten years, compared to 4.5 per cent for high-tech service industries over the same period.

                    Employment in B.C.'s high-tech sector has grown rapidly over the past decade. The year 2001 was no exception as employment grew substantially to 45,550 workers, up 5.2 per cent from 2000. This compares to -0.3 per cent growth for employment in all sectors in the province(3). The high-tech sector in B.C. gained approximately 2,260 jobs in 2001.

                    High-tech employment growth outpaced the expansion of overall employment in most years in the last decade. This long run of growth has caused the number of workers in the high-tech sector to increase by almost 68 per cent over the last ten years. The high-tech sector now accounts for 2.9 per cent of all jobs, up from 2.0 per cent in 1991.

TOURISM

                    The tourism industry has been another bright spot in British Columbia's economy in the past decade, growing faster than the overall provincial economy. Tourism grew rapidly in 1999 and 2000, buoyed by a low Canadian dollar. This fast-paced growth continued into the first half of 2001 until the terrorist attacks on September 11th, when tourism revenue tumbled as a result of the reduced number of tourists. However, tourism room revenue still grew 2.2 per cent in 2001. Room revenues increased by the same amount again in 2002, topping $1.5 billion.


                    CHART 1.11 B.C. TOURISM INDUSTRY


                    [GRAPHIC]


                    Source: BC Stats




-----
(3)  Economy wide figures are based on the Labour Force Survey.


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18                         CHAPTER 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

                           ENERGY IN BRITISH COLUMBIA

British Columbia is emerging as a key player in North America's energy future. Its oil, natural gas and hydroelectric production is already tied into the North American market through a series of pipelines and transmission interconnects. Furthermore, with its large reserves of natural gas and untapped potential, British Columbia has the capacity to significantly increase its energy production and exports in the future.

BC's Economic Advantages:

o Highly productive onshore oil and gas industry with three of the largest recent natural gas finds in North America (Ladyfern, Monkman and Greater Sierra);

o    Significant coalbed methane potential;

o    Seven major undeveloped onshore basins;

o Huge offshore potential and a new, dedicated offshore team to work with First Nations, communities and the federal government to develop BC's offshore oil and gas resources;

o Large and diverse hydro production, and the second lowest industrial rates in North America;

o    Connected to U.S. infrastructure and energy hubs;

o    Centre of North America's fuel cell industry; and

o Tremendous potential for solar, wind, geothermal, ocean, small hydro, biofuels and biomass energy.

British Columbia's natural gas production accounts for three percent of North American output. However, while U.S. production has remained static, British Columbia's production has almost doubled over the last 10 years. British Columbia has huge proven reserves and undiscovered resource potential. With its well-developed


                                   [GRAPHIC]

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

                         CHAPTER 1 -- ECONOMIC REVIEW                         19
--------------------------------------------------------------------------------


pipeline infrastructure and close proximity to the U.S. market, British Columbia will continue to expand its role in the North American energy market.

o British Columbia' producing fields (in the north east of the province) have marketable natural gas reserves of 8.9 trillion cubic feet (Tcf).

o Even in the producing area of northeastern BC there is a further 14 to 30 Tcf of undiscovered resources potential.

o    Several coalbed methane (CBM) evaluation projects are underway.

o    British Columbia produces 16 million barrels (MMBO) of oil per year.

o    British Columbia produces 1.1 Tcf of natural gas per year.


                                   [GRAPHIC]


                      Under-Explored Basins
                         Resource Potential                             Producing Area of NE BC

                            Gas         CBM           Oil                                   Gas              Oil
Onshore                  18 Tcf      89 Tcf    7,700 MMBO      Marketable Remaining     8-9 Tcf         160 MMBO
                                                                           Reserves
Offshore                 42 Tcf          --   10,000 MMBO        Resource Potential   14-30 Tcf         173 MMBO
                                                                       (Marketable)



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20                         CHAPTER 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

                     B.C.'S ECONOMIC DEVELOPMENT INITIATIVES

British Columbia is committed to building strong and vibrant economy characterized by new investment, new job opportunities and a higher standard of living for British Columbians. Several key initiatives include:

DEREGULATION

As part of the deregulation initiative more than 28,000 regulatory requirements have been eliminated, providing greater flexibility for businesses and making the province an attractive location to invest.

Companies will soon be able to use a single business number to complete several business processes at one-time, including incorporations, re-organizations and data maintenance. The new BUSINESS CORPORATIONS ACT provides greater flexibility and helps to make the province a more attractive location to do business. The new act adopted the latest and best ideas from other jurisdictions, clarifies the rules and embraced technological advances such as electronic filing.

ENERGY

A new energy plan was designed to capitalize on British Columbia's competitive advantage in energy by increasing investment in the energy sector and maintaining low-cost electricity and public ownership of BC Hydro.

TRANSPORTATION INFRASTRUCTURE PLAN

The government has announced a multi-year plan to open up the province by building an integrated and competitive transportation system throughout British Columbia.

In addition to a new transportation investment plan, the government has implemented a new capital asset management framework that encourages new ways to provide public sector infrastructure. The framework provides for alternative service delivery options, including public private partnerships
(P3s).

FORESTRY POLICY REFORM

The forest industry remains a cornerstone of the British Columbia economy. The government has taken several steps to improve the long-term viability of the industry and improve its competitiveness. The new FOREST AND RANGE PRACTICES ACT replaces the Forest Practices Code with a results-based regulatory regime. The new regime came into effect April 1, 2003 and will substantially reduce industry costs while ensuring sustainability and protecting other values associated with British Columbia's forests.

In addition, the province has embarked on series of reforms to transform the industry to a more market - based approach. These reforms include changes to the tenure system such as removal of minimum cut levels, more auction based timber sales, and an end to the appurtenancy system.

COMPETITIVE TAX REGIME

British Columbia's tax system is now more competitive. After cutting personal income taxes by 25 per cent, the overall level of taxes for British Columbia families are the second lowest in the country. And the province has the lowest income tax rates in the country for the bottom two tax brackets.

A substantial investment has also been made in restoring B.C.'s business tax climate. The province's ability to attract and retain investment has been improved due to a lower corporate income tax rate, the elimination of the corporate capital tax, a sales tax exemption for production machinery and equipment, and sector specific tax reductions.

--------------------------------------------------------------------------------
                 2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                                   APPENDIX 1

 22                          APPENDIX 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.1   SUMMARY OF ECONOMIC ACTIVITY FOR BRITISH COLUMBIA
--------------------------------------------------------------------------------

                                                              UNITS           1988     1989     1990     1991     1992
--------------------------------------------------------------------------------------------------------------------------
Annual aggregate indicators
   Population (1) ......................................   (thousands)        3,115.7  3,198.5  3,291.4  3,373.4  3,470.3
   Nominal gross domestic product (at market prices)....   ($ millions)       69,408   75,582   79,350   81,849   87,242
   Real gross domestic product (chained 1997 $) ........   ($ millions)       91,395   94,400   95,722   95,897   98,373
   Personal income .....................................   ($ millions)       58,298   65,009   72,038   75,336   78,610
   Capital investment ..................................   ($ millions)         --       --       --     17,370   17,979
   Business incorporations .............................   (number)           18,703   21,817   19,550   18,528   20,406

Labour statistics
   Labour force ........................................   (thousands)         1,599    1,659    1,700    1,749    1,804
   Employment ..........................................   (thousands)         1,435    1,509    1,555    1,573    1,620
   Unemployment rate ...................................   (per cent)           10.2      9.0      8.6     10.1     10.2

Prices and earnings
   Consumer price index (British Columbia) .............   (1992=100)           83.9     87.7     92.4     97.4    100.0
   Consumer price index (Vancouver) ....................   (1992=100)           83.8     87.5     92.3     97.1    100.0
   Average weekly wage rate (2) ........................   ($)                  --       --       --       --       --
   Wages and salaries (2) ..............................   ($ millions)         --       --       --       --       --

Financial indicators
   Prime rate ..........................................   (per cent)          10.83    13.33    14.06     9.94     7.48
   Canada/U.S. exchange rate ...........................   (U.S. cents)        81.25    84.46    85.71    87.28    82.73
   Conventional (5 year) mortgage rate .................   (per cent)          11.65    12.06    13.35    11.13     9.51

Other indicators
   Manufacturing shipments .............................   ($ millions)         --       --       --       --     24,398
   Retail sales (3) ....................................   ($ millions)       20,802   22,791   24,200   23,613   24,512
   Housing starts ......................................   (number)           30,487   38,894   36,720   31,875   40,621
   Non-residential building permits ....................   ($ millions)        1,647    1,812    1,833    1,803    2,082
   Tourism gross domestic product (2) ..................   ($ millions)         --       --       --       --       --
   High-tech gross domestic product (5) ................   ($ millions)         --       --       --      1,674    1,760
   B.C. product exports ................................   ($ millions)       17,830   18,334   16,650   15,301   16,363

Commodity data
   Lumber production ...................................   (thousand m3)      36,736   35,952   33,514   31,406   33,396
   Log production (timber harvest) .....................   (thousand m3)      86,808   87,415   78,318   73,677   74,006
   Market pulp shipments ...............................   (000 tonnes)        4,141    4,189    3,547    4,014    3,825
   Newsprint, other paper and paperboard production ....   (000 tonnes)        2,878    2,846    2,994    2,721    2,682
   Petroleum and natural gas production ................   ($ millions)          736      783      899      858      890
   Coal production .....................................   (000 tonnes)       24,813   25,134   24,367   24,848   18,094
   Solid mineral production ............................   ($ millions)        3,224    3,180    2,971    2,755    2,537
   Electric power generated ............................   (GW.h)             60,943   57,655   60,662   62,981   64,058
   Farm cash receipts ..................................   ($ millions)        1,206    1,255    1,299    1,340    1,427
   Landed value of fish products .......................   ($ millions)          573      513      559      492      533
------------------------------------------------------------------------------------------------------------------------------------

(1) As at July 1. Data take into account adjustments made for net census undercount in 1991 and 1996, and non-permanent residents.
(2)  Data prior to 1997 are not available.
(3) Retail sales data prior to 1991 include the old federal manufacturer's sales tax (FST); data for 1991 onwards does not include the goods and services tax.
(4)  Data not available.
(5)  Data prior to 1991 are not available.

Sources: Statistics Canada and BC STATS, Ministry of Finance, based on federal, provincial and industry data.

--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         APPENDIX 1 -- ECONOMIC REVIEW                        23
--------------------------------------------------------------------------------

TABLE A1.1   SUMMARY OF ECONOMIC ACTIVITY FOR BRITISH COLUMBIA - CONTINUED



---------------------------------------------------------------------------------------------------------------
1993       1994      1995      1996      1997      1998      1999      2000      2001      2002      2001-2002
---------------------------------------------------------------------------------------------------------------
                                                                                                     (per cent)
3,571.5   3,681.8   3,784.0   3,882.0   3,959.7   3,997.1   4,028.3   4,060.1   4,101.6   4,141.3      1.0
 94,077   100,512   105,670   108,865   114,383   115,641   120,599   129,356   130,859   134,365      2.7
102,770   105,669   108,194   110,857   114,383   115,883   119,122   124,187   123,912   126,141      1.8
 81,914    85,703    90,056    92,661    95,925    98,135   101,384   107,460   110,258   111,955      1.5
 18,853    21,335    20,556    19,411    22,552    20,643    20,652    21,025    22,934    21,853     -4.7
 22,955    25,774    23,846    22,848    22,958    20,759    21,009    21,515    19,749    21,262      7.7


  1,856     1,928     1,958     1,995     2,040     2,051     2,079     2,100     2,104     2,158      2.6
  1,676     1,754     1,792     1,821     1,869     1,870     1,906     1,949     1,942     1,973      1.6
    9.7       9.0       8.4       8.7       8.4       8.8       8.3       7.2       7.7       8.5     10.4


  103.5     105.5     107.9     108.9     109.7     110.0     111.2     113.3     115.2     117.9      2.3
  103.6     105.7     108.4     109.2     109.8     110.4     111.4     113.9     116.0     118.6      2.2
   --        --        --        --       610.7     618.4     625.2     637.1     645.7     667.5      3.4
   --        --        --        --      53,035    54,174    56,263    60,270    61,496    62,985      2.4


   5.94      6.88      8.65      6.06      4.96      6.60      6.44      7.27      5.81      4.21    -27.5
  77.51     73.22     72.86     73.34     72.22     67.41     67.31     67.32     64.56     63.68     -1.4
   8.78      9.53      9.16      7.93      7.07      6.93      7.56      8.35      7.40      7.02     -5.2


 26,583    30,333    34,207    32,932    33,496    31,757    35,616    37,768    34,106    34,236      0.4
 26,553    29,442    31,496    32,071    33,736    33,049    33,684    35,821    37,979    40,273      6.0
 42,807    39,408    27,057    27,641    29,351    19,931    16,309    14,418    17,234    21,625     25.5
  1,944     1,772     1,966     1,957     1,960     2,022     2,104     2,089     2,125     1,771    -16.7
   --        --        --        --       4,739     4,892     5,047     5,400     5,587     n.a.(4)    --
  1,918     1,964     2,283     2,179     2,608     2,716     2,961     3,435     3,449     n.a.(4)    --
 19,064    22,894    26,893    25,765    26,761    26,045    29,113    33,750    31,780    28,843     -9.2


 33,935    33,671    32,611    32,671    31,562    30,238    32,397    32,352    30,182    33,555     11.2
 79,239    75,649    76,472    75,213    68,628    64,967    75,997    76,984    72,009    73,386      1.9
  4,040     4,763     4,572     4,390     4,532     4,462     4,995     5,152     4,710     4,493     -4.6
  3,052     2,961     2,850     2,834     2,605     2,659     3,039     3,093     2,900     2,920      0.7
  1,089     1,270     1,040     1,333     1,588     1,573     2,091     4,783     5,666     4,256    -24.9
 19,482    22,966    24,515    26,179    27,812    25,276    24,810    26,152    26,482    24,409     -7.8
  2,371     2,676     3,437     3,087     3,131     3,025     2,565     2,879     2,866     2,814     -1.8
 58,774    61,015    58,006    71,765    66,961    67,710    68,045    68,241    57,332    64,888     13.2
  1,452     1,543     1,599     1,712     1,759     1,835     1,938     2,074     2,249     2,242     -0.3
    605       735       587       589       604       547       613       659       645     n.a.(4)    --

----------------------------------------------------------------------------------------------------------

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                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

24                         APPENDIX 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.2   BRITISH COLUMBIA REAL GDP AT MARKET PRICES, EXPENDITURE BASED
--------------------------------------------------------------------------------


         Consumer      Government    Residential   Non-          Machinery
                                                   Residential   and Equipment Business
        Expenditure   Expenditure    Investment    Investment    Investment   Investment   Exports      Imports     Real GDP
-----------------------------------------------------------------------------------------------------------------------------------
                          (millions of 1997 $, chained)
-----------------------------------------------------------------------------------------------------------------------------------
1997       72,380       22,266        8,716        5,791          6,799       21,306       49,691       55,143      114,383
1998       73,585       22,875        7,543        4,704          7,340       19,598       51,092       54,559      115,883
1999       75,504       22,820        7,048        5,004          7,711       19,800       55,060       58,083      119,122
2000       78,051       23,391        7,048        5,202          8,626       20,915       57,403       60,126      124,187
2001       80,289       24,734        7,739        5,459          8,658       21,896       54,962       60,720      123,912
2002       82,461       24,926        8,951        4,315          8,245       21,468       55,429       61,886      126,141
-----------------------------------------------------------------------------------------------------------------------------------
                           (annual percentage change)
-----------------------------------------------------------------------------------------------------------------------------------
1998          1.7          2.7        -13.5        -18.8            8.0        -8.0          2.8         -1.1          1.3
1999          2.6         -0.2         -6.6          6.4            5.1         1.0          7.8          6.5          2.8
2000          3.4          2.5          0.0          4.0           11.9         5.6          4.3          3.5          4.3
2001          2.9          5.7          9.8          4.9            0.4         4.7         -4.3          1.0         -0.2
2002          2.7          0.8         15.7        -21.0           -4.8        -2.0          0.8          1.9          1.8
                                                                                                                   -------

Source: Statistics Canada


TABLE A1.3   BRITISH COLUMBIA GDP AT BASIC PRICES, BY INDUSTRY
--------------------------------------------------------------------------------


                           Fish-        Min-                                Trans-           Fin-               Pub-
                           ing          ing                                 porta-           ance,              lic
                  Crop     Hunt-  For-  Oil                                 tion     Whole-  insur-             Adminis-
                  and      ing    estry and                                 and      sale    ance               tration
                  Animal   and    and   Gas        Manu-    Cons-           Ware-    and     and      Other     and
                  Product- Trap-  Log-  Extrac-    factur-  truc-   Utili-  hous-    Retail  Real     Ser-      De-       Total
                    ion    ping   ging  tion       ing      tion    ties    ing      Trade   Estate   vices     fence     GDP
------------------------------------------------------------------------------------------------------------------------------------
                                 (millions of 1997 $)
1997                968    201   3,610  2,646       11,479   6,434   2,468    6,590   10,982  23,606    29,807   5,764      104,554
1998                917    131   3,683  2,855       11,323   5,895   2,526    6,607   11,735  23,912    30,720   5,849      106,151
1999                999    104   3,454  2,803       12,773   5,826   2,599    6,696   11,866  24,465    31,352   5,915      108,851
2000              1,049     96   3,480  3,199       13,431   5,879   2,645    6,898   12,392  25,396    33,116   5,968      113,550
2001              1,059     97   3,292  3,450       12,058   5,905   2,461    6,754   12,567  26,214    34,528   6,154      114,539
2002              1,073    101   3,192  3,203       12,249   5,804   2,507    6,763   13,418  27,144    35,238   6,195      116,888
------------------------------------------------------------------------------------------------------------------------------------
                                               (annual percentage change)
------------------------------------------------------------------------------------------------------------------------------------
1998               -5.3  -35.0     2.0    7.9         -1.4    -8.4     2.3      0.3      6.9     1.3       3.1     1.5          1.5
1999                9.0  -20.4    -6.2   -1.8         12.8    -1.2     2.9      1.3      1.1     2.3       2.1     1.1          2.5
2000                5.0   -7.5     0.8   14.1          5.2     0.9     1.8      3.0      4.4     3.8       5.6     0.9          4.3
2001                0.9    0.5    -5.4    7.8        -10.2     0.5    -7.0     -2.1      1.4     3.2       4.3     3.1          0.9
2002                1.3    5.0    -3.0   -7.1          1.6    -1.7     1.9      0.1      6.8     3.5       2.1     0.7          2.1
------------------------------------------------------------------------------------------------------------------------------------

Source: Statistics Canada




--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

25                         APPENDIX 1-- ECONOMIC REVIEW
--------------------------------------------------------------------------------


  TABLE A1.4   BRITISH COLUMBIA GDP, INCOME BASED




                                                                                        Capital
                                                  Net Income  Inven-  Net      Indir-   Cons.         Sta-
                  Corp-    Interest     Accr-     of Non-     tory    Domes-   ect      Allowances    tisti-    GDP       GDP
                  oration  and Misc-    ued Net   farm unin-  Valu-   tic Pro- Taxes    and Misc.     cal       at        at
                  profits  ellaneous    Income    corporated  ation   duct at  less     Valuation     Dis-      Market    Basic
       Labour     before   Investment   of Farm   Busin-      Adjust- Basic    Subsi-   Adjustments   crep-     Pri-      Pri-
       Income     taxes    Income       Operators ess         ment    Prices   dies     ments         ency      ces       ces
---------------------------------------------------------------------------------------------------------------------------------
                                                ($ millions)
---------------------------------------------------------------------------------------------------------------------------------
1997...60,681      8,286     8,444        89      7,780       101     90,040   14,480    14,526        -4       114,383    104,562
1998...61,965      7,335     8,355       166      8,285       -24     90,860   14,515    15,050        -6       115,641    105,904
1999...64,045      9,121     8,406       187      8,660      -408     94,829   14,980    15,611        -3       120,599    110,437
2000...68,369     10,300    10,302       188      8,908      -487    102,453   15,544    16,178        54       129,356    118,685
2001...69,882     10,009     8,344       319      9,167       -23    102,600   15,908    16,958       295       130,859    119,853
2002...71,348      9,821     9,225       266      9,691      -356    104,796   16,486    17,676       208       134,365    122,680
-----------------------------------------------------------------------------------------------------------------------------------
                                            (annual percentage change)
-----------------------------------------------------------------------------------------------------------------------------------
1998...   2.1     -11.5       -1.1      86.5        6.5    -123.8       0.9      0.2       3.6     50.0        1.1          1.3
1999...   3.4      24.3        0.6      12.7        4.5   1,600.0       4.4      3.2       3.7    -50.0        4.3          4.3
2000...   6.8      12.9       22.6       0.5        2.9      19.4       8.0      3.8       3.6 -1,900.0        7.3          7.5
2001...   2.2      -2.8      -19.0      69.7        2.9     -95.3       0.1      2.3       4.8    446.3        1.2          1.0
2002...   2.1      -1.9       10.6     -16.6        5.7   1,447.8       2.1      3.6       4.2    -29.5        2.7          2.4
-----------------------------------------------------------------------------------------------------------------------------------

Source: Statistics Canada


--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

26                         APPENDIX 1 -- ECONOMIC REVIEW
------------------------------------------------------------------------------

TABLE A1.5 EMPLOYMENT BY INDUSTRY IN BRITISH COLUMBIA
------------------------------------------------------------------------------

                                         1992    1993    1994    1995    1996    1997    1998    1999    2000    2001    2002
-----------------------------------------------------------------------------------------------------------------------------
                                   (thousands)
TOTAL - ALL INDUSTRIES ..............   1,620   1,676   1,754   1,792   1,821   1,869   1,870   1,906   1,949   1,942   1,973

Primary industries ..................      79      79      80      81      85      88      84      78      85      69      69
 AGRICULTURE ........................      31      34      31      26      30      33      33      29      30      26      30
 FORESTRY ...........................      27      26      31      36      32      33      30      30      37      26      26
 FISHING AND TRAPPING ...............       5       6       6       5       5       5       4       4       5       5       3
 MINING .............................      16      12      12      14      18      17      17      15      13      12      10

Manufacturing .......................     168     179     184     189     195     197     196     192     205     196     197
 FOOD, BEVERAGES & TOBACCO ..........      21      22      27      22      24      26      26      22      24      26      27
 WOOD PRODUCTS ......................      46      49      50      43      44      45      44      42      47      50      45
 PAPER ..............................      21      22      21      24      23      23      23      22      18      15      17
 PRINTING & RELATED SUPPORT ACTIVITIES      9       8       9       9      12      10       8       9      11       8       9
 PRIMARY METALS .....................       7       8       9      12      12       9       9       9      11       8       6
 METAL FABRICATION ..................      10       9       9      10       9      11      11      12      13      13      13
 TRANSPORTATION EQUIPMENT ...........       8       7       8       9       9      13      13      13      13      10      13
 OTHER MANUFACTURING ................      47      55      51      60      63      62      64      63      70      66      67

Construction ........................     114     114     126     125     120     123     118     115     113     115     121
 GENERAL CONTRACTORS ................      43      42      47      44      42      39      37      42      42      41      41
 SPECIAL TRADE CONTRACTORS ..........      72      72      78      82      77      84      81      74      71      74      79

Utilities ...........................      11      12      13      11      11      10      11      12      11      12      12

Transportation and warehousing ......     101     101      99      97      99     109     106     118     114     107     110
 TRANSPORTATION .....................      99      95      96      93      96     103     103     114     111     103     105
 WAREHOUSING AND STORAGE ............       2       5       3       4       4       6       3       4       3       4       5

Trade ...............................     265     275     289     300     294     302     294     309     303     310     319
 WHOLESALE TRADE ....................      60      64      64      66      68      71      62      80      67      69      73
 RETAIL TRADE .......................     205     211     226     234     226     230     233     229     236     241     246

Finance, Insurance, Real Estate
 & Leasing ..........................     109     114     118     118     124     127     123     120     120     116     119
 FINANCE ............................      42      47      48      48      51      56      53      54      53      54      54
 INSURANCE ..........................      24      22      25      22      24      27      24      23      28      24      23
 REAL ESTATE ........................      35      35      35      38      39      33      38      34      30      27      31
 LEASING ............................       9      10      10      10      10      11       8      10       9      12      11

Service industries ..................     674     700     746     769     787     814     845     873     908     929     942
 EDUCATION AND RELATED SERVICES .....     106     113     120     123     118     122     120     128     135     136     140
 HEALTH AND WELFARE SERVICES ........     163     164     171     177     183     190     195     195     202     204     217
 INFORMATION, CULTURE & RECREATION ..      65      67      79      86      85      89      94      92      99     106     106
 SERVICES TO BUSINESS MANAGEMENT ....     127     142     154     157     166     175     190     201     208     215     211
 ACCOMMODATION AND FOOD SERVICES ....     131     121     129     135     143     145     152     153     164     171     171
 MISCELLANEOUS SERVICES .............      82      92      93      91      92      93      94     105      99      98      97

Public administration ...............      99     101     100     104     107     100      93      90      90      89      85
 FEDERAL ADMINISTRATION .............      35      34      33      33      37      34      29      32      32      30      31
 PROVINCIAL ADMINISTRATION ..........      33      30      34      38      36      32      29      28      26      32      26
 LOCAL ADMINISTRATION ...............      32      38      33      34      34      34      35      31      31      27      28
-----------------------------------------------------------------------------------------------------------------------------

Source:  Statistics Canada, Labour Force Survey (unpublished data).


--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         APPENDIX 1-- ECONOMIC REVIEW                         27
--------------------------------------------------------------------------------

TABLE A1.6   CAPITAL INVESTMENT BY INDUSTRY
------------------------------------------------------------------------------

                                                                                           PRELIMINARY
                                                                                 --------------------------------  2001     2002
                                                 ACTUAL    ACTUAL      ACTUAL    ACTUAL    ACTUAL      INTENTIONS   TO       TO
                                                 1998       1999       2000      2001       2002        2003       2002     2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          ($ millions)                                (per cent)
Agriculture, forestry, fishing and hunting..       426.6      346.1      353.8      293.1      289.8      331.7     -1.1       14.5
Mining, quarrying and oil well industries...     1,723.2    1,126.4    1,749.0    2,917.9    1,867.6    2,008.6    -36.0        7.5
Manufacturing ..............................     1,187.1    1,249.2    1,355.0    1,268.0    1,060.8    1,271.8    -16.3       19.9
Construction ...............................       296.8      268.2      250.9      264.1      277.8      293.3      5.2        5.6
Transport & warehousing ....................     1,767.9    2,024.9    2,231.8    1,950.8    2,097.1    1,854.7      7.5      -11.6
Utilities ..................................       908.2      874.9      832.7      935.2    1,188.6    1,316.6     27.1       10.8
Wholesale ..................................        66.1       50.0       71.2       79.2       59.9       63.9    -24.4        6.7
Retail trade ...............................       643.5      726.7      819.8      843.9      774.6      820.7     -8.2        6.0
Finance and insurance ......................     1,627.8    1,827.2    1,605.2    1,419.1    1,082.6    1,195.7    -23.7       10.4
Real estate, rental and leasing ............     1,401.7    1,273.1    1,310.7    1,382.0    1,240.0    1,291.4    -10.3        4.1
Information and cultural industries ........        n.a.    1,150.1      961.3    1,403.5    1,011.7      905.9    -27.9      -10.5
Professional, scientific and technical......       335.6      226.8      272.6      285.6      255.5      268.4    -10.5        5.0
Management of companies and enterprises ....        n.a.       38.8       15.8       28.7       20.2       21.5    -29.6        6.4
Admin, waste and remediation services ......       109.3      112.9       78.3      106.7       69.4       77.4    -35.0       11.5
Arts, entertainment and recreation .........        85.2      105.2       83.0      111.2       79.9      107.2    -28.1       34.2
Accommodation and food services ............       295.8      247.9      230.5      213.9      232.4      220.5      8.6       -5.1
Education services .........................       487.5      654.2      667.7      616.3      735.0      743.8     19.3        1.2
Health services ............................       219.5      420.8      439.1      540.4      670.5      680.0     24.1        1.4
Public administration ......................     1,756.6    2,276.4    2,102.1    2,131.3    2,225.4    2,302.5      4.4        3.5
Other services .............................       109.1      148.0      137.9      159.1      172.9      163.0      8.7       -5.7
Housing ....................................     5,860.4    5,209.9    5,185.8    5,705.6    6,176.8    6,709.4      8.3        8.6
                                                ---------------------------------------------------------------
TOTAL (1) ..................................    20,642.8   20,651.6   21,025.4   22,934.3   21,852.8   22,965.9     -4.7        5.1
                                                ---------------------------------------------------------------
                                                ---------------------------------------------------------------
Public .....................................     3,723.8    4,612.3    4,617.6    4,543.2    5,062.5    5,227.4     11.4        3.3
Private ....................................    16,918.9   16,039.3   16,407.8   18,391.1   16,790.3   17,738.6     -8.7        5.6
                                                ---------------------------------------------------------------
TOTAL ......................................    20,642.8   20,651.6   21,025.4   22,934.3   21,852.8   22,965.9     -4.7        5.1
                                                ---------------------------------------------------------------
                                                ---------------------------------------------------------------

Machinery and equipment ....................     8,028.0    7,841.3    8,359.4    8,869.1    8,439.3    8,831.6     -4.8       4.6
Construction ...............................    12,614.8   12,810.4   12,666.0   14,065.1   13,413.6   14,134.3     -4.6       5.4
                                                ---------------------------------------------------------------
TOTAL ......................................    20,642.8   20,651.6   21,025.4   22,934.3   21,852.8   22,965.9     -4.7       5.1
                                                ---------------------------------------------------------------
                                                ---------------------------------------------------------------


Note: Totals may not add due to rounding.
(1) Totals may not add due to some data not being disclosed for confidentiality reasons
Source:  Statistics Canada.


--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

28                         APPENDIX 1 -- ECONOMIC REVIEW
------------------------------------------------------------------------------


TABLE A1.7 BRITISH COLUMBIA INTERNATIONAL GOODS EXPORTS BY MAJOR MARKET AND
           SELECTED COMMODITIES, 2002
------------------------------------------------------------------------------

                 COMMODITY                                   U.S.        JAPAN      EUROPEAN    OTHER       TOTAL -
                                                                                    UNION(1)    MARKETS     ALL COUNTRIES
-------------------------------------------------------------------------------------------------------------------------
Solid wood products ....................................    6,963       1,761         232         332       9,288
 Lumber (softwood) .....................................    4,622       1,242         213         266       6,343
 Cedar shakes and shingles .............................      294           0           2           3         299
 Plywood (softwood) ....................................      350          45           8           2         405
 Other panel products ..................................      500          33           1           7         541
 Selected value-added wood products ....................      809         138           4          22         973
 Other .................................................      388         302           4          34         728

Pulp and paper products ................................    2,284         464         903       1,418       5,069
 Pulp ..................................................      620         299         864       1,028       2,811
 Newsprint .............................................      411         136           0         131         678
 Paper, paperboard - excluding newsprint ...............    1,126          26          38         241       1,431
 Other .................................................      126           3           1          19         149

Agriculture and food other than fish ...................    1,070         123          35         196       1,424
 Fruit and nuts ........................................      128          11           3          12         154
 Vegetables ............................................      192          11           4          13         220
 Other .................................................      750         101          28         171       1,050

Fish products ..........................................      676         198          47          93       1,014
 Whole fish; fresh, chilled, frozen - excluding salmon..      124          54          12           8         198
 Whole salmon; fresh, chilled, frozen ..................      291          15           0           6         312
 Salmon; canned, smoked, etc ...........................        5           2          32          14          53
 Other .................................................      257         127           3          64         451

Metallic mineral products ..............................      417         563          30         410       1,420
 Copper ores and concentrates ..........................       12         186           0         151         349
 Molybdenum ores and concentrates ......................       14          37          28           8          87
 Unwrought aluminum ....................................       72         231           1         148         452
 Unwrought zinc ........................................      241           3           0          67         311
 Other .................................................       78         107           1          34         220

Energy products ........................................    2,275         487         297         460       3,519
 Natural gas ...........................................    1,693           0           0           0       1,693
 Coal ..................................................      133         486         297         457       1,373
 Electricity ...........................................      288           0           0           0         288
 Other .................................................      162           1           0           2         165

Machinery and equipment ................................    2,725          94         202         318       3,339
 Motor vehicles and parts ..............................      606           7           8          33         654
 Electrical/electronic/communications ..................      422          42          49          68         581
 Other .................................................    1,697          45         145         216       2,103

Plastics and articles of plastic .......................      459           2           7          18         486
Apparel and accessories ................................      197           3           3           3         206

All other commodities ..................................    2,438         176          40         424       3,078
                                                           ------       -----       -----       -----      ------
TOTAL ..................................................   19,504       3,869       1,796       3,674      28,843
                                                           ======       =====       =====       =====      ======



(1) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the United Kingdom.

Source:  BC STATS

------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         APPENDIX 1 -- ECONOMIC REVIEW                      29
------------------------------------------------------------------------------


TABLE A1.8 BRITISH COLUMBIA INTERNATIONAL GOODS EXPORTS BY MARKET AREA, 2002
------------------------------------------------------------------------------

                                                                    CHANGE        PERCENT OF TOTAL
                                  2000        2001       2002      2001-2002    2001      2002
--------------------------------------------------------------------------------------------------
                                            ($ MILLIONS)                     (PER CENT)
    ......................
United Kingdom ...........         381         354         337       -4.8          1.1        1.2
Germany ..................         534         381         320      -16.0          1.2        1.1
People's Republic of China         741         761         843       10.8          2.4        2.9
Hong Kong ................         299         236         228       -3.4          0.7        0.8
Taiwan ...................         422         333         354        6.3          1.0        1.2
Japan ....................       4,890       4,058       3,869       -4.7         12.8       13.4
South Korea ..............         930         758         764        0.8          2.4        2.6
India ....................          99         118         120        1.7          0.4        0.4
Australia ................         251         172         187        8.7          0.5        0.6
Mexico ...................          58          83          81       -2.4          0.3        0.3
United States ............      22,196      22,110      19,504      -11.8         69.6       67.6
Other ....................       2,948       2,416       2,235       -7.5           7.6       7.7
                                ------      ------      ------
  TOTAL ..................    33,749      31,780      28,843       -9.2         100.0     100.0
                                ======      ======      ======
-------------------------------------------------------------------------------------------------
Market Areas:
Western Europe (1) .......       2,611       2,148       1,838      -14.4          6.8        6.4
Pacific Rim (2) ..........       8,176       6,689       6,701        0.2         21.0       23.2
-------------------------------------------------------------------------------------------------

(1) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the United Kingdom.
(2) Australia, Brunei Darussaiam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source:  BC STATS


--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

30                        APPENDIX 1-- ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.9   HISTORICAL COMMODITY PRICES (IN U.S. DOLLARS)
------------------------------------------------------------------------------

                                                                                                            Change
                                                                                                           2001 to
                                   1993  1994  1995 1996 1997  1998    1999     2000   2001    2002           2002
------------------------------------------------------------------------------------------------------------------
Metals                                                                                                  (per cent)
 Copper (London; $/lb) ....      0.87    1.05  1.33  1.04 1.03    0.75   0.71     0.82    0.72    0.71     -1.2
 Lead (London; $/lb) ......      0.18    0.25  0.28  0.35 0.28    0.24   0.23     0.21    0.22    0.21     -4.5
 Zinc (London; $/lb) ......      0.46    0.49  0.53  0.51 0.65    0.51   0.53     0.56    0.44    0.35     -20.5
 Gold (London; $/troy oz) .       360     384   384   388  331     294    279      280     271     310      14.4
 Silver (London; $/troy oz)      4.30    5.28  5.21  5.18 4.89    5.53   5.25     5.00    4.39    4.60       4.8
 Molybdenum ($/lb) ........      2.28    4.50  7.42  3.61 4.18    3.31   2.65     2.51    2.31    3.59      55.4
 Aluminum (London; $/lb) ..      0.52    0.67  0.82  0.68 0.73    0.62   0.62     0.69    0.65    0.61      -6.2
Forest Products
 Lumber (Madison's Lumber Reporter;
 WSPF, $/1000 bd ft) ......       333     342   251   351  353    287     342      256     248     235      -5.3
Pulp (Northern Europe;
 $/tonne; transaction
 price) ...................       427     573   883   590  566    515     523      681     543     463      -14.6
Newsprint (Pulp and
 Paper Week; $/tonne) .....       442     465   674   652  560    595     513      564     588     468      -20.4
Hemlock baby squares
 (Madison's Lumber
 Reporter; 3 9/16") .......      804      852   862   796  821    556     585      566     583     593        1.7
Other
 Oil (West Texas
  Intermediate; $/barrel) .       18       17    18    22   21     14      19       30      26      26        0.7
 Natural Gas (Sumas;
  $/Mmbtu) ................      1.89    1.60  1.03  1.33 1.72   1.61    2.15     4.17    4.58    2.68      -41.5
 Electricity (Mid Columbia Index
  in US$/MW.h) ............       --      --     --    --   --    --       27      138     143      24      -83.2
-----------------------------------------------------------------------------------------------------------------

Source: Ministry of Finance, Ministry of Energy and Mines

--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         APPENDIX 1-- ECONOMIC REVIEW                         31
--------------------------------------------------------------------------------

 TABLE A1.10   BRITISH COLUMBIA FOREST SECTOR ECONOMIC ACTIVITY INDICATORS

                                                                                                         Change(1)
        Indicator                          1998         1999         2000         2001         2002      2001-2002
------------------------------------------------------------------------------------------------------------------
Wood production                                      (million cubic meters)                             (per cent)
 Timber scaled .............................65.0         76.0         77.0         72.0         73.4         1.9
 Lumber ....................................30.2         32.4         32.4         30.2         33.6        11.3
 Plywood ...................................1.39         1.54         1.54         1.57         1.68         7.2

Timber scaled by species                                (million tonnes)

 Lodgepole pine ........................... 17.7         22.0         22.2         22.9         n.a.
 Spruce ................................... 12.3         12.5         12.1         12.4         n.a.
 Hemlock ..................................  8.4         10.5         11.0          8.3         n.a.
 Douglas fir ..............................  8.4         11.0         10.6         10.8         n.a.
 Balsam ...................................  8.0          8.8          8.9          7.1         n.a.
 Cedar ....................................  6.1          6.6          7.3          6.2         n.a.
 All others ...............................  4.1          4.6          4.9          4.5         n.a.
                                             ---          ---          ---          ---
TOTAL (2) ................................. 65.0         76.0         77.0         72.2         N.A.
                                           =====         ====         ====         ====

                                                                 (million tonnes)
Pulp and paper production .................7.03         8.01         8.29         7.59         7.39        -2.6
 Market pulp ..............................4.46         5.00         5.15         4.71         4.49        -4.7
 Newsprint, paper and paperboard ..........2.57         3.02         3.13         2.88         3.00         4.2

Industrial product price indices ..........                     (1997=100)
 Softwood lumber -- British Columbia ......86.3        100.2         83.2         82.6         81.7        -1.1
 Douglas fir plywood ......................92.5        109.4         94.8         94.4        104.2        10.4
 Bleached sulphate pulp ...................97.8         99.4        127.7        105.7         96.1        -9.1
 Newsprint for export ....................111.6         96.3        105.4        123.0         96.2       -21.8
---------------------------------------------------------------------------------------------------------------

(1)  Percentage change based on unrounded numbers.
(2)  Total may not add due to rounding.

 Sources:  Timber harvest -- Ministry of Forests
           Lumber and plywood production -- Statistics Canada
           Pulp and paper production -- Canadian Pulp and Paper Association Industrial product price indices -- Statistics Canada


--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

32                         APPENDIX 1-- ECONOMIC REVIEW
--------------------------------------------------------------------------------

 TABLE A1.11   HISTORICAL VALUE OF MINERAL, PETROLEUM AND NATURAL GAS PRODUCTION
--------------------------------------------------------------------------------

                   INDUSTRIAL  CONSTRUCTION                CRUDE    NATURAL GAS    OTHER OIL
YEAR     METALS    MATERIALS   AGGREGATES       COAL       OIL(1)   TO PIPELINE    AND GAS(2)      TOTAL
-----------------------------------------------------------------------------------------------------------
                                           ($ millions)
1989      1,757        125        297          1,001        263        495         25              3,963
1990      1,559        119        313            980        319        537         43              3,870
1991      1,419         86        312            938        260        562         36              3,613
1992      1,438         45        305            749        260        592         38              3,427
1993      1,198         41        335            797        233        814         42              3,460
1994      1,354         47        370            905        235        991         44              3,946
1995      2,016         58        395            968        272        710         58              4,477
1996      1,537         42        398          1,110        441        817         75              4,420
1997      1,495         47        398          1,191        403      1,087         98              4,719
1998      1,484         49        404          1,088        373      1,154         47              4,598
1999      1,183         51        416            915        461      1,577         53              4,656
2000      1,571         50        458            800        843      3,826        114              7,662
2001      1,394         56        457            959        729      4,834        103              8,532
2002 e    1,248         49        493          1,024        703      3,471         82              7,070
-----------------------------------------------------------------------------------------------------------

e Estimate.

(1)  Includes Pentanes and Condensate.
(2)  LPG's and Sulphur.

Sources:  Natural Resources Canada and Ministry of Energy and Mines



TABLE A1.12   PETROLEUM AND NATURAL GAS ACTIVITY INDICATORS
--------------------------------------------------------------------------------

                                                                                                        CHANGE
INDICATOR                             UNIT OF MEASURE    1998    1999      2000     2001      2002     2001-2002
----------------------------------------------------------------------------------------------------------------
                                                                                                      (per cent)
Natural gas production (wellhead)(1). (billion cubic m)   25.3    25.9      26.6     29.9      32.4       8.4

Crude oil and condensate ........... (million cubic m)     2.8     2.4       2.7      2.6       2.6       0.0

Wells authorized ...................  (number)             695     828      1010      977       876     -10.3
Wells drilled ......................  (number)             652     620       770      875       643     -26.5
Seismic crew-weeks .................  (number)             112     105       140      167       160      -4.2
Provincial reserves
  Marketable gas (remaining reserves) (billion cubic m)    226     237       240      252       255       1.0
  Oil (remaining reserves) .........  (million cubic m)   25.0    26.0      27.4     25.5      22.6     -11.4

Provincial government petroleum
  and natural gas revenue (2) ......  ($ millions)       379.6   587.3   1,306.2  1,731.1   1,232.6     -28.8
----------------------------------------------------------------------------------------------------------------

(1) Includes gas retrieved from storage. During 2002, 1 billion m3 were produced from storage wells.
(2) Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source:  Ministry of Energy and Mines


--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         APPENDIX 1-- ECONOMIC REVIEW                         33
--------------------------------------------------------------------------------


  TABLE A1.13 SUPPLY AND CONSUMPTION OF ELECTRICAL ENERGY IN BRITISH COLUMBIA
--------------------------------------------------------------------------------

                                     SUPPLY                                CONSUMPTION
           --------------------------------------------------------  ------------------------------
                       NET GENERATION
           ---------------------------------
                                              RECEIPTS                DELIVERED
                                   TOTAL      FROM OTHER   TOTAL      TO OTHER    TOTAL
                                  PROVINCIAL  PROVINCES   PROVINCIAL  PROVINCES   PROVINCIAL
YEAR       HYDRO      THERMAL     GENERATION  AND IMPORTS SUPPLY      AND EXPORTS CONSUMPTION
---------------------------------------------------------------------------------------------------
                                   (gigawatt-hours (1))

1984..... 50,243       2,126      52,369       1,556      53,925       8,313      45,612
1985..... 57,105       2,022      59,126       1,080      60,207      11,231      48,975
1986..... 48,923       1,836      50,759       3,345      54,104       4,709      49,395
1987..... 61,057       2,010      63,066       1,203      64,269      13,336      50,934
1988..... 58,573       2,370      60,943       2,351      63,293       9,215      54,078
1989..... 51,082       6,573      57,655       4,500      62,155       6,583      55,572
1990..... 57,245       3,417      60,662       3,233      63,895       6,689      57,206
1991..... 60,149       2,832      62,981       2,272      65,253       7,725      57,528
1992..... 60,555       3,503      64,058       2,685      66,743       9,473      57,270
1993..... 53,057       5,716      58,774       5,691      64,465       5,605      58,860
1994..... 53,979       7,036      61,015       7,836      68,851       9,541      59,311
1995..... 49,814       8,192      58,006       6,385      64,391       3,972      60,419
1996..... 67,329       4,436      71,765       3,289      75,053      10,390      64,664
1997..... 61,772       5,189      66,961       4,316      71,278      12,114      59,163
1998..... 60,849       6,861      67,710       5,056      72,766      10,619      62,147
1999..... 61,588       6,457      68,045       6,807      74,852      12,529      62,323
2000..... 59,754       8,487      68,241       6,039      74,280      10,698      63,582
2001..... 48,338       8,994      57,332      10,154      67,486       6,408      61,079
2002..... 58,660       6,227      64,888       5,793      70,680       8,168      62,512
----------------------------------------------------------------------------------------------------

(1)  Gigawatt-hour = one million kilowatt-hours.

Source:  Statistics Canada

--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         APPENDIX 1 -- ECONOMIC REVIEW                        34
--------------------------------------------------------------------------------


  TABLE A1.14    BRITISH COLUMBIA HIGH-TECHNOLOGY SECTOR ACTIVITY
--------------------------------------------------------------------------------

                                                                                                                      CHANGE
     INDICATOR                     1995        1996        1997        1998        1999        2000        2001      2000-2001
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   (per cent)
Number of Establishments(1)
 Manufacturing .................                                         973         875         863         830     -3.8
 Services ......................                                       3,899       4,146       4,528       4,622      2.1
                                                                       -----       -----       -----       -----
 TOTAL .........................                                       4,872       5,021       5,391       5,452      1.1
                                                                       =====       =====       =====       =====

Employment (persons)
 Manufacturing .................  9,000       9,330      10,940      11,840      14,440      15,890      15,730      -1.0
 Services ...................... 22,560      21,830      23,640      21,970      24,270      27,410      29,820       8.8
                                 ------      ------      ------      ------      ------      ------      ------
 TOTAL ......................... 31,560      31,160      34,570      33,810      38,710      43,290      45,550       5.2
                                 ======      ======      ======      ======      ======      ======      ======

Wages and Salaries ($ millions)
 Manufacturing .................    320         351         422         488         618         690         676      -2.1
 Services ......................  1,116       1,095       1,228       1,140       1,294       1,511       1,609       6.5
                                  -----       -----       -----       -----       -----       -----       -----
 TOTAL .........................  1,436       1,446       1,651       1,628       1,912       2,201       2,285       3.8
                                  =====       =====       =====       =====       =====       =====       =====

Real GDP ($ 1997 millions) .....  2,297       2,236       2,608       2,817       3,016       3,441       3,302      -4.0
Nominal GDP ($ millions) .......  2,283       2,179       2,608       2,716       2,961       3,435       3,449       0.4

Revenues ($ millions) ..........  3,773       4,143       4,780       4,990       5,683       6,278       6,045      -3.7

Exports ($ millions) ...........    562         663         837       1,011       1,065       1,133         979     -13.6
------------------------------------------------------------------------------------------------------------------------------

(1)  Data not available prior to 1998.

Source:  BC STATS

--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                                  CHAPTER TWO
                               FINANCIAL REVIEW(1)





-----

(1) Financial information presented in this chapter is based on 2002/03 PUBLIC ACCOUNTS information. Figures are consistent with the government's organization and accounting policies effective March 31, 2003, and for comparative purposes, information for prior years has been restated where practical.

 36                       CHAPTER 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------

2002/03 OVERVIEW

                    The provincial government recorded a $3.2 billion deficit in 2002/03, an improvement of $1.2 billion compared to the budget estimate of a $4.4 billion deficit.


TABLE 2.1 2002/03 OPERATING RESULTS

-----------------------------------------------------------------------------------------------------------------
                                                                                   Budget   Actual    Actual
                                                                                   2002/03  2002/03   2001/02(1)
-----------------------------------------------------------------------------------------------------------------
CONSOLIDATED REVENUE FUND (CRF):
 Revenue .......................................................................    22,038   22,147    22,894
 Expenditure ...................................................................   (25,556) (25,196)  (24,897)
  Wind-up of Forest Renewal BC and Fisheries Renewal BC ........................      --       --         256
                                                                                    ------   ------    ------
 CRF BALANCE ...................................................................    (3,518)  (3,049)   (1,747)
                                                                                    ------   ------    ------
CROWN CORPORATIONS AND AGENCIES:
 Taxpayer-supported ............................................................      (206)    (229)     (518)
 Self-supported commercial .....................................................        74      109      (484)
                                                                                     ------   ------    ------
 TOTAL NET CONTRIBUTION (LOSS) OF CROWN CORPORATIONS AND AGENCIES ..............      (132)    (120)   (1,002)
                                                                                     ------   ------    ------
 SUBTOTAL ......................................................................    (3,650)  (3,169)   (2,749)
  Forecast allowance ...........................................................      (750)    --         --
                                                                                     ------   ------    ------
(DEFICIT) SURPLUS BEFORE JOINT TRUSTEESHIP .....................................    (4,400)  (3,169)   (2,749)
 Joint trusteeship (one-time adjustment) .......................................      --       --       1,464
SUMMARY ACCOUNTS (DEFICIT) SURPLUS .............................................    (4,400)  (3,169)   (1,285)
                                                                                     ------   ------    ------
                                                                                     ------   ------    ------
-----------------------------------------------------------------------------------------------------------------

-----
(1) Restated to reflect accounting policy changes in 2002/03 for certain CRF revenues and expenses. See notes to Tables 2.3 and 2.4.

                    The final deficit amount included:

                    o    a CRF shortfall of $3,049 million and

                    o combined Crown corporation net losses of $120 million (after contributions paid to the CRF).

                    In 2002/03, CRF revenue totalled $22.1 billion, $109 million above budget and down 3.3 per cent from 2001/02. Higher revenue from energy and forestry resources, property transfer tax, and contributions from Crown corporations and the federal government was partially offset by reduced revenue from personal and corporation income taxes resulting from over $450 million in lower 2001 tax assessment information. Table 2.3 and Appendix Table A2.6a provide further details.

                    An additional $790 million of dedicated revenue was collected on behalf of, and transferred to, certain Crown corporations, agencies and other external public bodies in 2002/03. Dedicated revenues, except for amounts collected on behalf of other government jurisdictions, are included in the operating results of Crown corporations. Appendix Table A2.6b provides details of the dedicated revenue transfers.

                    CRF expenses were $360 million less than budget, reflecting lower spending by ministries and reduced debt interest costs, partially offset by a one-time

--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         CHAPTER 2 -- FINANCIAL REVIEW                        37
--------------------------------------------------------------------------------

                    $275 million provision for forestry revitalization. Before the forestry revitalization provision, ministry and debt interest savings totalled $635 million.

                    Combined Crown corporation net losses (after adjustments) were $12 million lower than budget, as the one-time costs of transferring BC Ferries to an independent authority were more than offset by improved results from ICBC and other Crown corporations.

                    Table 2.2 summarizes the major changes from the 2002/03 budget.

TABLE 2.2    SUMMARY OF CHANGES FROM BUDGET 2002/03

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Final
                                                                                                         Change           Results
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                ($ millions)
BUDGET DEFICIT - 2002/03 ESTIMATES                                                                                        (4,400)

CONSOLIDATED REVENUE FUND (CRF) CHANGES:
 REVENUE CHANGES:
   - Personal income tax - adjustment to 2001 and prior-year personal income tax .............      (311)
   - Personal income tax - lower base and personal income growth in 2002 .....................      (389)
   - Corporation income tax - weaker 2001 tax assessments and higher tax credits .............      (166)
   - Property transfer taxes - strong housing market .........................................       110
   - Other taxes .............................................................................        17
   - Energy-related sources - higher prices ..................................................       212
   - Forests - higher harvest volumes ........................................................       178
   - Medical Service Plan premiums ...........................................................        59
   - BC Hydro dividend payment to CRF ........................................................        55
   - Equalization, partly offset by lower CHST ...............................................       344           109
                                                                                                   ------
SPENDING CHANGES:
   - Ministry of Human Resources savings .....................................................       171
   - Ministry of Health Services savings .....................................................        26
   - Ministry of Attorney General savings ....................................................        25
   - Other ministry savings ..................................................................        91
   - Contingencies savings ...................................................................       113
   - Lower debt interest costs ...............................................................       209
   - Forestry revitalization .................................................................      (275)          360          469
                                                                                                   ------        ------
CROWN CORPORATION CHANGES:
 TAXPAYER-SUPPORTED:
   - BC Buildings - higher net income / accounting policy adjustment (revenue recognition) ...        43
   - BC Ferries - costs resulting from transfer to new authority:
      - write-down of PACIFICATS value to sale proceeds ......................................       (53)
      - transfer of PACIFICAT sale proceeds to the CRF .......................................       (18)
      - write-down of previous capital grants ................................................       (77)
   - BC Transportation Financing Authority - lower interest costs ............................        36
   - Other changes and adjustments ...........................................................        46           (23)
                                                                                                   ------
SELF-SUPPORTED COMMERCIAL:
   - BC Hydro - higher contribution paid to CRF ..............................................       (55)
   - BC Rail - improved results for rail operations ..........................................        34
      - loss on sale of discontinued operations ..............................................      (132)
      - accounting for differences in fiscal year-ends .......................................        87
   - ICBC - improved operating results .......................................................        55
      - accounting for differences in fiscal year-ends .......................................        35
   - Other changes and adjustments ...........................................................        11            35           12
                                                                                                   ------        -------     -------
DEFICIT BEFORE FORECAST ALLOWANCE ............................................................                               (3,919)
FORECAST ALLOWANCE - not needed ..............................................................                                  750
                                                                                                                             -------
ACTUAL DEFICIT - 2002/03 PUBLIC ACCOUNTS .....................................................                               (3,169)
                                                                                                                             =======
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

38                         CHAPTER 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------

                    The 2002/03 deficit of $3.2 billion contrasts with a $1.3 billion deficit recorded in 2001/02 (see Table 2.1). The difference is primarily due to the one-time $1.4 billion joint trusteeship adjustment recorded in 2001/02. Excluding this adjustment, the 2001/02 deficit was $2.7 billion. The remaining change reflects a 3.3 per cent decrease in CRF revenue and a 1.2 per cent increase in CRF spending, partially offset by improved Crown corporation results.

                    The 2002/03 deficit was $631 million lower than the third quarter forecast released with the 2003/04 budget on February 18, 2003. This reflects:

                    o $54 million of additional CRF revenue due to better-than-expected performance in last quarter natural resources revenue, partially offset by reduced federal government transfers;

                    o a $216 million reduction in CRF spending as many ministries and the contingencies vote spent less than forecast. Debt interest costs were also lower than forecast reflecting reduced borrowing needs and lower interest rates;

                    o a $61 million improvement in Crown corporation finances as better year-end results for ICBC and improvements in various taxpayer-supported Crown corporations more than offset the write-down of the PACIfICAT ferries; and


                    o a $300 million forecast allowance included in the third quarter forecast was not needed.

                    Further details on changes from the February 2003 updated forecast are provided in Appendix Table A2.4.

CONSOLIDATED REVENUE FUND REVENUE

                    Major changes from budget include:

                    o Personal income tax was $700 million below budget and down 23 per cent from last year. Weaker-than-assumed final assessments for the 2001 tax year resulted in a $311 million reduction in revenue. The remainder of the variance reflects the resultant effect of the lower tax base and slower personal income growth in 2002.

                    o Corporation income tax was $166 million below budget mainly due to weaker-than-expected final tax assessments for the 2001 tax year. This was a result of lower assessments from corporations paying the general tax rate, and higher tax credits.

                    o Property transfer tax was $110 million above budget and 34 per cent higher than 2001/02 due to the strong housing market during the year. In the 2002/03 fiscal year, residential unit sales were 7.6 per cent higher, the average selling price was 6.7 per cent higher and housing starts were 27 per cent higher than 2001/02.

                    o Other taxes were $17 million above budget. The effects of stronger collections for property, corporation capital, insurance premium, and hotel room taxes were partially offset by weaker revenue from social service, tobacco and fuel taxes.

                    o Revenue from energy related sources (natural gas and petroleum royalties, permit and fees, minerals and sales of electricity under the Columbia

--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         CHAPTER 2 -- FINANCIAL REVIEW                        39
--------------------------------------------------------------------------------

                         River treaty) was $212 million above budget mainly due to higher average energy prices during the year. In 2002/03, prices for natural gas ($4.20 Cdn/gigajoule at plant inlet), oil ($29 US/bbl at Cushing) and electricity ($29 US/MWh, mid Columbia price index) were all higher than the budget assumptions of $3.65/gigajoule, $20 US/bbl and $24 US/MWh, respectively.

                    o Forests revenue was $178 million above budget primarily due to higher-than budgeted harvest volumes. Overall harvest volumes were 10.3 million cubic metres or 18 per cent higher than budget and 17 per cent higher than 2001/02 reflecting industry's resolve to lower its average costs and increase its market share. In particular, harvest volumes under the Small Business Forest Enterprise Program at 10.9 million cubic metres were 3.5 million cubic metres or 47 per cent higher than budget.

                    o Other revenue was $12 million above budget as higher revenue from Medical Service Plan premiums and miscellaneous sources was partly offset by lower revenue from other fees and licences, investment earnings and higher allowance for doubtful accounts.

                    o Contributions from government enterprises were $97 million above budget mainly due to a $55 million improvement in Hydro's CRF dividend. An unexpected $18 million contribution from BC Ferries reflects the net proceeds from the disposition of the three PACIFICAT vessels.

                    o Contributions from the federal government were $337 million above budget mainly due to equalization payments from the federal government which were not included in the budget, partly offset by reduced Canada health and social transfer entitlement.

                         In 2002/03, the method of recording equalization revenue changed from a cash basis to an accrual basis. This resulted in prior period restatements for 1999/00 (up $125 million) and 2001/02 (down $68 million), and decreased 2002/03 revenue of $57 million.

CONSOLIDATED REVENUE FUND EXPENSE

                    At the completion of the first year of the government's first three-year fiscal plan all ministers have met their individual responsibility for controlling government spending. All operating expenses, as identified in the Summary of Ministerial Accountability for Operating Expenses -- Schedule I of the 2002/03 Estimates, were at or below the targets set out under the BALANCED BUDGET AND MINISTERIAL ACCOUNTABILITY ACT (see the Ministerial Accountability Report topic box).

                    Expenses totalled $25.2 billion in 2002/03, $360 million below budget and 1.2 per cent higher than 2001/02. Excluding $188 million of one-time restructuring exit costs, expenses totalled $25.0 billion, 1.1 per cent higher than the previous year.

                    Major budget variances included:

                    o $171 million below budget spending in the Ministry of Human Resources;

                    o $142 million below budget spending in other ministries and appropriations;

                    o    $113 million of unused contingencies vote funding;

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

40                         CHAPTER 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------
 TABLE 2.3 REVENUE BY SOURCE
           CONSOLIDATED REVENUE FUND(1)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Budget   Actual    Actual     Annual
                                                                                           2002/03  2002/03   2001/02    Change
------------------------------------------------------------------------------------------------------------------------------------
Taxation Revenue:                                                                                                      (per cent)
 Personal income .......................................................................     4,854    4,154     5,375      (22.7)
 Corporation income ....................................................................       779      613     1,522      (59.7)
 Social service ........................................................................     3,802    3,770     3,535        6.6
 Fuel ..................................................................................       395      393       398       (1.3)
 Property ..............................................................................     1,425    1,457     1,401        4.0
 Property transfer .....................................................................       297      407       303       34.3
 Other .................................................................................     1,088    1,125     1,190       (5.5)
 Less commissions on collection of public funds ........................................       (30)     (32)      (36)     (11.1)
 Less allowance for doubtful accounts ..................................................       (25)     (41)      (36)      13.9
                                                                                           --------  -------   -------
                                                                                            12,585   11,846    13,652      (13.2)
                                                                                           --------  -------   -------
Natural Resource Revenue:
 Natural gas and petroleum .............................................................     1,301    1,504     1,299       15.8
 Columbia River Treaty .................................................................        85      100       360      (72.2)
 Minerals ..............................................................................        69       63        53       18.9
 Forests ...............................................................................     1,145    1,323     1,109       19.3
 Water resources .......................................................................       251      257       284       (9.5)
 WILDLIFE ACT - fees and licences ......................................................        14       14        15       (6.7)
 Less commissions on collection of public funds ........................................        (1)      (1)       (1)       --
 Less allowance for doubtful accounts ..................................................       (11)      (5)      (11)     (54.5)
                                                                                           --------  -------   -------
                                                                                             2,853    3,255     3,108        4.7
                                                                                           --------  -------   -------
Other Revenue:
 Medical Services Plan premiums ........................................................     1,299    1,358       955       42.2
 Other fees and licences ...............................................................       705      691       685        0.9
 Investment earnings ...................................................................        50       18        64      (71.9)
 Miscellaneous .........................................................................       220      245       259       (5.4)
 Asset dispositions ....................................................................      --        --         42     (100.0)
 Less commissions on collection of public funds ........................................       (14)     (13)      (11)      18.2
 Less allowance for doubtful accounts ..................................................       (66)     (93)      (84)      10.7
                                                                                           --------  -------   -------
                                                                                             2,194    2,206     1,910       15.5
                                                                                           --------  -------   -------
Contributions from Government Enterprises:(2)
 Liquor Distribution Branch ............................................................       640      654       637        2.7
 British Columbia Hydro and Power Authority ............................................       283      338       332        1.8
 British Columbia Lottery Corporation ..................................................       476      489       449        8.9
 Other .................................................................................        21       36        19       89.5
                                                                                           --------  -------   -------
                                                                                             1,420    1,517     1,437        5.6
                                                                                           --------  -------   -------
Contributions from the Federal Government:
 Canada health and social transfer .....................................................     2,805    2,606     2,445        6.6
 Equalization(3) .......................................................................      --        543       158      243.7
 Other .................................................................................       181      174       184       (5.4)
                                                                                           --------  -------   -------
                                                                                             2,986    3,323     2,787       19.2
                                                                                           --------  -------   -------
TOTAL REVENUE ..........................................................................    22,038   22,147    22,894       (3.3)
                                                                                           ========  =======   =======
------------------------------------------------------------------------------------------------------------------------------------

--------
(1) Figures based on 2002/03 PUBLIC ACCOUNTS information. Figures exclude dedicated revenue totalling $790 million, collected on behalf of, and transferred to, British Columbia Transit, British Columbia Ferry Corporation, BC Transportation Financing Authority, Greater Vancouver Transportation Authority (TRANSLINK), Forest Renewal BC, British Columbia Oil and Gas Commission, Tourism British Columbia and other entities. These revenues are included as part of the operations of Crown corporations and agencies with the exception of TRANSLINK and certain other public bodies that are not part of the provincial government's summary accounts. Further information is provided in Appendix Table A2.6b.

(2) Payments to the CRF only. See Tables A2.11 to A2.18 for financial statements of major Crown corporations.

(3) Revenue has been restated for prior years reflecting a change in the method of recording equalization entitlement from cash basis to accrual. This has the effect of increasing revenue in 1999/00 by $125 million, and reducing revenue in 2001/02 and 2002/03 by $68 million and $57 million, respectively.

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         CHAPTER 2 -- FINANCIAL REVIEW                        41
--------------------------------------------------------------------------------
TABLE 2.4      EXPENSE BY MINISTRY(1)
               CONSOLIDATED REVENUE FUND

------------------------------------------------------------------------------------------------------------------------------------
                                                        Allocation       Budget plus
                                             Budget     of Contin-      Contingencies     Actual      Actual           Annual
                                           2002/03(2)   gencies(3)      Allocations(2)   20002/03   2001/02(2)        Change(4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                         ($ millions)                                 (per cent)
Legislation ..............................      39           --                39           37            38            (2.5)
Officers of the Legislature ..............      32           --                32           25            45           (44.7)
Office of the Premier ....................      50              1              51           43            54           (21.3)
Advanced Education .......................   1,900              3           1,903        1,897         1,935            (2.0)
Agriculture, Food and Fisheries ..........      64              8              72           72            66             9.3
Attorney General .........................     556           --               556          531           541            (1.9)
Children and Family Development ..........   1,558             11           1,569        1,569         1,525             2.9
Community, Aboriginal and Women's Services     555           --               555          555           518             7.1
Competition, Science and Enterprise ......      54              4              58           57            73           (21.2)
Education ................................   4,861           --             4,861        4,859         4,840             0.4
Energy and Mines .........................      50           --                50           47            67           (29.4)
Finance ..................................      27           --                27           27            26             3.7
Forests ..................................     621              3             624          618           481            28.5
Health Planning ..........................      17           --                17           16            25           (36.1)
Health Services ..........................  10,200           --            10,200       10,174         9,683             5.1
Human Resources ..........................   1,789           --             1,789        1,618         1,904           (15.0)
Management Services ......................      48              9              57           56            98           (43.3)
Provincial Revenue .......................      50              4              54           49            54            (8.5)
Public Safety and Solicitor General ......     506             19             525          525           522             0.5
Skills Development and Labour ............      29           --                29           24            30           (18.8)
Sustainable Resource Management ..........     118              7             125          125           130            (3.7)
Transportation ...........................     739             10             749          748           708             5.7
Water, Land and Air Protection ...........     162           --               162          162           211           (23.1)
Other Appropriations:
  Management of Public Funds and Debt ....     920           --               920          711           761            (6.7)
  BC Family Bonus ........................      91           --                91           88           103           (14.7)
  Government Restructuring(5).............     230           --               230          212            81           162.5
  Contingencies (All Ministries)
    and New Programs(3) ..................     210            (97)            113         --            --            --
  Forestry Restructuring .................    --             --              --            275          --            --
  Skeena Cellulose Inc. Assistance .......    --             --              --           --             307          (100.0)
  Other Appropriations(6) ................      80             18              98           76            71             8.6
                                           --------     ---------       ---------    ---------     ---------       ---------
TOTAL EXPENSE(5) .........................  25,556           --            25,556       25,196        24,897             1.2
                                           ========     =========       =========    =========     =========       =========
------------------------------------------------------------------------------------------------------------------------------------

---------
(1)  Figures based on 2002/03 PUBLIC ACCOUNTS information.

(2) Actual figures for 2001/02 and budget figures for 2002/03 have been restated to reflect the government's organization and accounting policy effective March 31, 2003. 2001/02 actual expense has been decreased by $16 million due to a change in the basis for recognizing silviculture liabilities arising under the Small Business Forest Enterprise Program.

(3) Permitted charges to the Contingencies vote fall under the responsibility of the Minister of Finance. For comparative purposes only, charges to the Contingencies vote of $97 million in 2002/03 ($181 million in 2001/02) have been allocated to individual ministry spending.

(4) Percentage change between 2002/03 actual and 2001/02 actual (calculated from unrounded figures).

(5) Includes restructuring exit costs of $188 million ($161 million in 2001/02), funded from the Government Restructuring (All Ministries) vote and ministry budgets (see Appendix Tables A2.10a and A2.10b).

(6) Other Appropriations include: Commissions on Collection of Public Funds and Allowances for Doubtful Revenue Accounts, Environmental Assessment Office, Environmental Boards and Forest Appeals Commission, Forest Practices Board, Public Sector Employers' Council, Seismic Mitigation, Insurance and Risk Management, and Unclaimed Property.

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                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

42                         CHAPTER 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------

                    o    $209 million of reduced debt interest costs;

                    partially offset by

                    o a $275 million funding provision for forestry revitalization.

                    As a result of effective management of ministry budgets and earlier-than-expected progress in meeting three-year service plan targets, ministries addressed some one-time funding needs in a number of priority areas. This included a one-time special provision of $275 million for costs associated with revitalization of the forestry sector, and commitments to health care, education, children and other priorities.

                    In 2002/03, five ministries -- Health Services, Education, Advanced Education, Human Resources, and Children and Family Development -- accounted for about 80 per cent of total CRF expense. Interest payments on the government's direct operating debt accounted for about 3 per cent of expense.

                    During 2002/03 the contingencies vote funded $97 million of new initiatives and unforeseen requirements. In addition, the government passed legislation to authorize a $275 million provision to support revitalization of the forest sector. Legislation in various programs also provided statutory authority to pay for additional costs.

                    Significant areas of spending and changes from budget included:

                    o Ministry of Advanced Education spending was slightly below budget. Spending reflected higher-than-planned contributions to educational institutions and organizations, higher spending for student financial assistance and completion of the provincial commitment to fund Leading Edge Endowments. This was offset by lower interest costs for capital-related debt, amortization and other areas. Compared to the previous year, spending fell 2.0 per cent mainly due to one-time restructuring costs that occurred in 2001/02. Total funded post-secondary full-time equivalent student spaces increased to 157,694 in 2002/03 from 154,991 in the previous year (up 1.7 per cent). Average per student funding increased by 1.3 per cent.

                    o Ministry of Attorney General was $25 million below budget mainly due to lower-than-expected costs for First Nation treaty arrangements.

                    o Ministry of Children and Family Development was on budget as savings from some programs were used to fund priority investments such as school based programs, early childhood development and restructuring in community living services and other areas. During the year, the children-in-care average caseload declined
                         6.5 per cent.

                    o Ministry of Education spending was slightly below budget. Lower interest costs for capital-related debt and lower amortization expenses helped to provide extra funding for school boards and independent schools at year-end. In 2002/03, public school full-time enrolment declined from 594,554 to 587,247, or 1.2 per cent, while independent school enrolment rose 4.4 per cent from 2001/02. Average per pupil funding for public schools increased by 1.9 per cent.

                    o Ministry of Forests expense was up $137 million from 2001/02 as higher Small Business Forest Enterprise expenses (due to higher-than-expected

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                           CHAPTER 2 -- FINANCIAL REVIEW                      43
--------------------------------------------------------------------------------

                         activity) and funding for the new Forest Investment vote were partially offset by lower fire suppression costs. The forest investment program was established to provide for the operation and management of forest investments and international marketing. These services were previously carried out by Forest Renewal BC, which was wound up in 2001/02.

                         Forestry Revitalization -- In March 2003, legislation was passed to provide $275 million to assist in the transition to a sustainable forestry sector. Of this, $200 million has been set aside to provide for compensation to those companies that are returning some of their logging rights to the Crown. As well, the $75 million BC Forestry Revitalization Trust will provide assistance to forest workers and contractors impacted by the forest policy changes.

                    o Ministry of Health Services was $26 million below budget. Higher regional health sector funding, emergency health care services and Pharmacare costs were offset by lower-than-expected spending for the Medical Services Plan and capital-related debt interest costs. Ministry spending was up 5.1 per cent from 2001/02, reflecting significant increases in most areas.

                    o Ministry of Human Resources was $171 million below budget and $286 million lower than the previous year. This reflects a continuing downward trend in the employment assistance caseload and average costs per case. The average monthly assistance caseload of 130,524 was 11 per cent below budget and 16 per cent lower than in 2001/02.

                    o Ministry of Public Safety and Solicitor General met its budget as savings in corrections and other program areas helped offset higher policing costs related to the Port Coquitlam missing persons investigation.

                    o Ministry of Water, Land and Air Protection spending was on budget and $49 million lower than the previous year mainly due to one-time costs for Britannia Mine site remediation that occurred in 2001/02.

                    o The Contingencies and New Programs Vote funded $97 million of new initiatives and unforeseen requirements in 2002/03.

                    TABLE 2.5   CONTINGENCIES AND NEW PROGRAMS (ALL MINISTRIES)
                                VOTE - 2002/03 CONSOLIDATED REVENUE FUND

                    ----------------------------------------------------------------------------------------------
                                                                                                    ($ millions)
                    Okanagan Valley Tree Fruit Authority transition ...........................             7.6
                    School-based programs .....................................................            10.5
                    Pacific National Exhibition contribution ..................................             3.7
                    Seismic mitigation commitments ............................................            18.6
                    Softwood Lumber legal costs ...............................................             2.8
                    Increase in workers' compensation liability (public sector share) .........             7.3
                    Employee benefits costs ...................................................             1.7
                    Juno Beach Memorial .......................................................             1.0
                    Lieutenant Governor Awards Fund ...........................................             0.7
                    BC Achievements Award Fund ................................................             6.0
                    Missing persons investigation .............................................             7.6
                    Emergency roads repair from flooding ......................................            11.8
                    Muskwa-Kechika trust fund contribution ....................................             2.1
                    Interest liability for tenure compensation (protected areas) ..............             4.9
                    Public Transit - write-off of deferred capital costs ......................            10.5
                    Other .....................................................................             0.1
                                                                                                      ---------
                    TOTAL .....................................................................            96.9
                                                                                                      =========

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

44                         CHAPTER 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------

MINISTERIAL ACCOUNTABILITY REPORT

The MINISTERIAL ACCOUNTABILITY REPORT is a requirement of the BALANCED BUDGET AND MINISTERIAL ACCOUNTABILITY ACT (BBMAA). This act establishes individual and collective accountability through financial and performance targets. Cabinet ministers are collectively accountable for achieving an overall government bottom-line target. Financial targets for ministers, performance targets for ministers of state and a revenue target for the Minister of Provincial Revenue comprise the individual accountability measures.

During the year, 20 per cent of ministerial salary for the Premier, each minister and minister of state is withheld. Each minister earns back 10 per cent upon meeting his or her individual budget or performance targets, and the remaining 10 per cent if the government as a whole comes in on or under budget.

Based on the audited financial results for the 2003/03 fiscal year, the MINISTERIAL ACCOUNTABILITY REPORT compares the expected targets that the Premier and ministers must achieve in order to earn their 20 per cent salary holdback with actual financial or performance results. Under BBMAA, actual financial results are compared to individual ministry and collective bottom-line targets presented in the provincial budget and estimates, and performance results are compared to ministry service plans.

Exept for two Ministers of State whose performance measurement data was not available in June 2003, all ministers met their requirements and received their salary holdbacks for 2002/03. Canadian Institute of Health Information data for measuring performance results will not be available until September 2003 for the Ministers of State for Mental Health and for Intermediate, Long-Term and Home Care. A report comparing targets to actual results must be presented prior to the end of the 2003 calendar year before these two ministers are eligible to receive their individual salary holdbacks.

For more information on the MINISTERIAL ACCOUNTABILITY REPORT, please refer to the Ministry of Finance Web site at http://www.gov.bc.ca/fin/
                                    -------------------------

                       MINISTERIAL ACCOUNTABILITY REPORT
                          SUMMARY OF OPERATION RESULTS

                                                                       TARGETS
                                                                         MET
                                                                       -------
INDIVIDUAL ACCOUNTABILITY - PERFORMANCE OUTCOMES
Minister of State for Intergovernmental Relations                         X
Minister of State for Early Childhood Development                         X
Minister of State for Community Charter and 2010 Winter Olympic Bid       X
Minister of State for Women's Equality                                    X
Minister of State for Deregulation                                        X
Minister of State for Mental Health                                    Pending**
Minister of State for Intermediate, Long-term and Home Care            Pending**

--------
** Data from the Canadian Institute for Health Information required for measuring performance results for the Ministers of State for Mental Health and for Intermediate, Long-Term and Home Care is not available until the fall. These two ministers are required to report out by December 31, 2003. The Comptroller General will then issue an update to the MINISTERIAL ACCOUNTABILITY REPORT.

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         CHAPTER 2 -- FINANCIAL REVIEW                        45
--------------------------------------------------------------------------------
                       MINISTERIAL ACCOUNTABILITY REPORT
                    SUMMARY OF FINANCIAL TARGETS AND RESULTS

                                                                      EXPECTED        ACTUAL       TARGETS
                                                                       RESULT         RESULT        MET
                                                                      --------        ------      -------
                                                                       $000'S         $000'S
COLLECTIVE ACCOUNTABILITY

Summary Deficit for fiscal 2002/03 (BBMAA)*                            4,400,000      3,111,698       X
*  Actual result for summary deficit under the BBMAA removes the effect of an in-year $58 million adjustment that results from a change in accounting policy. The BBMAA does not allow
   accounting policy changes to affect summary deficit figures for which ministers are accountable.

INDIVIDUAL ACCOUNTABILITY - EXPENDITURE MANAGEMENT

Premier                                                                   49,727         41,587       X
Minister of Advanced Education                                         1,899,696      1,894,051       X
Minister of Agriculture, Food and Fisheries                               64,078         64,074       X
Attorney General and Minister Responsible for Treaty Negotiations        556,228        530,762       X
Minister of Children and Family Development                            1,558,430      1,558,430       X
Minister of Community, Aboriginal And Women's Services                   554,828        554,613       X
Minister of Competition, Science and Enterprise                           53,680         53,549       X
Minister of Education                                                  4,861,081      4,859,206       X
Minister of Energy and Minies                                             50,144         47,012       X
Minister of Finance                                                    1,547,802      1,182,926       X
Minister of Forests                                                      901,541        895,131       X
Minister of Health Planning                                               16,633         15,953       X
Minister of Health Services                                           10,202,266     10,175,796       X
Minister of Human Resources                                            1,789,143      1,618,251       X
Minister of Management Services                                           47,843         46,776       X
Minister of Public Safety and Solicitor General                          506,491        505,243       X
Minister of Skills Development and Labour                                 28,728         24,030       X
Minister of Sustainable Resource Management                              121,416        121,318       X
Minister of Transportation                                               738,505        738,087       X
Minister of Water, Land and Air Protection                               163,480        163,048       X

INDIVIDUAL ACCOUNTABILITY - REVENUE

Minister of Provincial Revenue                                             7,000        150,000       X

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                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

46                         CHAPTER 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------

               o Management of Public Funds and Debt (debt interest) was $209 million below budget due to significantly lower-than-assumed borrowing requirements, lower interest rates, a stronger Canada/U.S. exchange rate and a change in borrowing strategy to take advantage of low short-term interest rates. Government operating debt requirements were $1.7 billion below budget. The average long-term interest rate was 0.8 percentage points lower than assumed, while the average short-term interest rate was 0.1 percentage point lower. These factors also contributed to a 6.7 per cent drop in interest costs compared to the previous year.

               o Government Restructuring (all Ministries) - Government has now completed the second year of the three-year $550 million restructuring plan for the Consolidated Revenue Fund (CRF) set out in the 2002/03 budget. CRF expenses for 2002/03 were $219 million compared to $168 million for 2001/02 (see Table 2.6). See Appendix Table A2.10a for details on total restructuring expenses (including Crown corporations).

               TABLE 2.6    GOVERNMENT RESTRUCTURING(1)
                            CONSOLIDATED REVENUE FUND (CRF)

               ----------------------------------------------------------------------------------------------
                                                                                    2001/02     2002/03
                                                                                        ($ millions)
               o  EXIT COSTS:
                  Funded by Government Restructuring vote .........................      81         185
                  Funded by ministry budgets ......................................      23           3
                  Funded by Contingencies vote ....................................      57           -
                                                                                     -------     -------
                                                                                        161         188
               o  EXIT COSTS:
                  Funded by Government Restructuring vote .........................       -          27
                  Funded by ministry budgets ......................................       2           4
                  Funded by Contingencies votes ...................................       5           -
                                                                                     -------     -------
                                                                                          7          31
                                                                                     -------     -------
                  TOTAL CRF RESTRUCTURING ........................................      168         219
                                                                                     =======     =======
               ----------------------------------------------------------------------------------------------

               -------
               (1) Accounting policy divides restructuring costs into exit costs related to charges that have no future value to government and non-exit restructuring costs for charges that do provide future benefits. For further details see Appendix Table A2.10b.

CROWN CORPORATION RESULTS

TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES

               Combined taxpayer-supported net losses of $229 million (after adjustments and contributions to the CRF) were $23 million higher than budget.

               Major changes from budget included the following:

               o BC Buildings realized additional net income of $18 million compared to budget primarily due to one-time items. The government-wide restructuring program caused some early lease terminations of special purpose properties resulting in early cost recoveries ($13 million). Also, the corporation experienced higher net gains on property sales.

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                           CHAPTER 2 -- FINANCIAL REVIEW                      47
--------------------------------------------------------------------------------

TABLE 2.7   2002/03 CROWN CORPORATION AND AGENCY OPERATING RESULTS

---------------------------------------------------------------------------------------------------------------------------
                                                                                 Budget           Actual         Actual
                                                                                2002/03           2002/03      2001/02(1)
---------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED:
  British Columbia Buildings Corporation ......................................      34             52             37
  British Columbia Ferry Corporation ..........................................      16            (29)           (23)
  BC Transportation Financing Authority .......................................     (56)           (20)            --
  Forest Renewal BC ...........................................................      --             --           (179)
  552513 British Columbia Ltd. (Skeena Cellulose Inc.) ........................      --             (4)           (69)
  Other .......................................................................       3             10             (6)
    Accounting adjustments(2) .................................................    (184)          (204)          (225)
    Debt assistance for Skeena Cellulose Inc. .................................      --             --            220
                                                                                  ------         ------         ------
  TAXPAYER-SUPPORTED RESULTS BEFORE CONTRIBUTIONS TO CRF ......................    (187)          (195)          (245)
    LESS: Contributions paid to CRF ...........................................     (19)           (34)           (17)
          Transfer to the CRF for the wind-up of Forest Renewal BC
            and Fisheries Renewal BC ..........................................      --             --           (256)
                                                                                  ------         ------         ------
  TAXPAYER-SUPPORTED NET RESULTS ..............................................    (206)          (229)          (518)
                                                                                  ------         ------         ------
Self-supported commercial:
   British Columbia Hydro and Power Authority - net income ....................     345            418            403
   Reversal of rate stabilization account transfer impact on net income .......       5            (66)          (145)
                                                                                  ------         ------         ------
  British Columbia Hydro and Power Authority - operating results ..............     350            352            258
  Liquor Distribution Branch ..................................................     640            654            637
  British Columbia Lottery Corporation ........................................     660            671            606
  British Columbia Railway Company ............................................      14            (84)          (107)
  Insurance Corporation of British Columbia ...................................     (10)            45           (251)
  Other .......................................................................       5             14             --
    Accounting adjustments(3) .................................................    (184)           (60)          (207)
                                                                                  ------        -------        -------
  SELF-SUPPORTED COMMERCIAL RESULTS BEFORE CONTRIBUTIONS TO CRF ...............   1,475          1,592            936
    LESS: Contributions paid to CRF ...........................................  (1,401)        (1,483)        (1,420)
                                                                                  ------        -------        -------
  SELF-SUPPORTED COMMERCIAL NET RESULTS .......................................      74            109           (484)
                                                                                  ------        -------        -------
TOTAL NET (LOSS) CONTRIBUTION OF CROWN CORPORATIONS AND AGENCIES ..............    (132)          (120)        (1,002)
                                                                                  ======        =======        =======
---------------------------------------------------------------------------------------------------------------------------

(1)  Restated to be consistent with the presentation used for 2002/03.

(2) Primarily reflects the amortization of the cost of highways transferred to the BC Transportation Financing Authority in 1998/99. The 2001/02 adjustment includes a write-down resulting from the disposal of Skeena Cellulose Inc. ($67 million), and the 2002/03 adjustment includes the write-down of previous capital grants to BC Ferries ($77 million).

(3) Primarily reflects transfers of BC Lottery revenue to charities and local governments ($181 million), partially offset by adjustments to account for differences between the fiscal year ends of the government and BC Rail ($88 million) and ICBC ($35 million).

          o BC Ferries was $45 million below budget as a further $53 million write-down of the PACIFICAT ferries was recorded as a result of their auction in March 2003. This sale was prior to devolution of BC Ferries to an independent, regulated authority in April 2003. The write-down was partially offset by a $8 million improvement in operating results.

               The provincial government also expensed $77 million in previous capital grants to the corporation, which is included in the accounting adjustments to the taxpayer-supported Crown corporation results.

               The PACIFICAT ferries auction proceeds of $18 million were transferred to the CRF as part of the contributions from taxpayer-supported Crown corporations.

          o BC Transportation Financing Authority showed a $36 million improvement mainly due to lower debt servicing costs.

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

48                          CHAPTER 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------

COMMERCIAL CROWN CORPORATIONS

          Commercial Crown corporations recorded combined net results of $109 million (after adjustments and contributions to the CRF) compared to budgeted net results of $74 million.

          Major changes from budget included the following:

          o BC Hydro's better than expected operating results were offset by $37 million in restructuring costs. As a result, the $352 million operating income (before rate stabilization transfers) was virtually unchanged from budget. An accounting policy change approved by the BC Utilities Commission for rate setting and reporting purposes resulted in a higher level of equity than assumed in the budget. Since BC Hydro's contribution to the CRF is based on an allowed return on equity, the higher equity resulted in a higher-than-anticipated contributions to the CRF.

          o The Liquor Distribution Branch and BC Lotteries earnings were $14 million and $11 million, respectively, higher than expected. These improvements resulted in higher contributions to the CRF.

          o For the year ended December 31, 2002, BC Rail reported a net loss of $84 million after including the $140 million impact of discontinued operations. The loss from discontinued operations included a $124 million write-down of Vancouver Wharves. Part of this write-down ($58 million) was estimated during the first quarter of 2002 and was reflected in the 2001/02 PUBLIC ACCOUNTS. As well, BC Rail completed the sale of Canadian Stevedoring and Casco Terminals in February 2003, with the $36 million gain on sale reflected in the 2002/03 PUBLIC ACCOUNTS.

               Excluding the impact of discontinued operations, BC Rail's consolidated net income from continuing operations was $56 million reflecting a $51 million improvement over the previous year mainly due to a 3.8 per cent increase in revenue and a 9.2 per cent reduction in operating expenses.

               In total, BC Rail's results for the first quarter of 2003 were an $88 million improvement over the same period in 2002, resulting in a positive adjustment to match the corporation's fiscal year to that of the provincial government.

          o ICBC reported a net income of $45 million for the year ended December 31, 2002, a $55 million improvement over the budgeted loss of $10 million. The change from budget was mainly due to:

               - a 2.1 per cent increase in premium revenue (partially due to the 7.4 per cent rate increase announced in November 2001);

               -    a 10 per cent decrease in operating costs;

               partially offset by:

               - a 1.9 per cent increase in claims costs (primarily due to a 13 per cent increase in the average cost per claim, partially offset by an 11 per cent decrease in the number of claims); and

               -    lower-than-expected investment earnings.

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                            CHAPTER 2 -- FINANCIAL REVIEW                     49
--------------------------------------------------------------------------------

               ICBC's results for the first quarter of 2003 were significantly higher than the same period in 2002, resulting in a $35 million positive adjustment to match the corporation's fiscal year to that of the provincial government.

          Five-year financial statements for the above Crown corporations are presented in Appendix Tables A2.11 to A2.18.

FULL-TIME EQUIVALENTS (FTEs)

          Staff utilization is measured in full-time equivalents. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. FTE amounts do not equate to the acutal number of employees.

          TABLE 2.8 FULL-TIME EQUIVALENTS (FTEs) UTILIZATION

          --------------------------------------------------------------------------------------------------------------
                                                                                   Budget        Actual       Actual
                                                                                   2002/03       2002/03      2001/02

          Consolidation revenue fund (ministries and special offices).........        31,608       29,751      33,214
          Taxpayer-supported Crown corporations and agencies..................         8,800        8,244       9,178
                                                                                   ----------    ---------   ---------
                         TOTAL................................................        40,408       37,995      42,392
                                                                                   ==========    =========   =========
          --------------------------------------------------------------------------------------------------------------

          (1) Includes third quarter forecasts for Canadian Blood Services and the Forensic Psychiatric Services Commission. No estimates for these organizations were included in the 2002/03 PUBLIC ACCOUNTS.

          FTEs were 2,413 below budget and 4,397 lower than the previous year (see Table 2.8). In 2002/03, the reduction in FTEs was primarily due to earlier than anticipated staffing reductions resulting from the implementation of core review recommendations, accelerated implementation of ministry service plan reductions, and higher-than-expected participation in voluntary departure and early retirement programs.

PROVINCIAL CAPITAL SPENDING

          Capital spending is required to build, acquire or replace assets such as roads, schools, post-secondary facilities, hospitals and related major equipment.

          Capital spending does not flow directly to the government's annual surplus or deficit. Generally accepted accounting principles require capital costs to be spread out over the useful lives of the related assets through annual amortization expenses (see Appendix Table A2.1).

          Capital spending in 2002/03 totalled $2.1 billion, $674 million below budget:

          o Taxpayer-supported capital spending includes schools, hospitals, post-secondary facilities and transportation projects, plus minor capital spending by ministries and other minor taxpayer-supported agencies. In 2002/03, spending of $1.1 billion was $538 million below budget due to reduced spending for health and education facilties, transportation projects, and ministry minor capital purchases. This was partially offset by the purchase of land for expansion of the Vancouver Convention and Exhibition Centre, which was not originally budgeted to occur in 2002/03.

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

50                         CHAPTER 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE 2.9    CAPITAL SPENDING

------------------------------------------------------------------------------------------------------------------------------------
                                                        Budget        Actual          Actual         Actual
                                                        2002/03       2002/03         2001/02        Change
------------------------------------------------------------------------------------------------------------------------------------
                                                                           ($ millions)            (per cent)
TAXPAYER-SUPPORTED
  Education .........................................     466            367             360          1.9
  Health(1) .........................................     273            117             169        (30.8)
  BC Transportion Financing Authority ...............     254            255             324        (21.3)
  BC Ferries ........................................     103             58              57          1.8
  Rapid Transit Project 2000(1) .....................     143             59             199        (70.4)
  Ministry minor capital ............................     301            183             203         (9.9)
  Other(2) ..........................................     129             92             103        (10.7)
                                                      ---------     ---------       ---------
  TOTAL TAXPAYER-SUPPORTED ..........................    1,669         1,131           1,415        (20.1)
                                                      ---------     ---------       ---------
SELF-SUPPORTED COMMERICAL
  BC Hydro ..........................................      745           741             545         36.0
  BC Rail ...........................................       66            52              78        (33.3)
  Columbia River power projects(3) ..................       86            54             118        (54.2)
  Insurance Corporation of British Columbia(4) ......      116            41             107        (61.7)
  BC Lotteries ......................................       26            28              20         40.0
  Liquor Distribution Branch ........................       22             9              26        (65.4)
                                                      ---------     ---------       ---------
  TOTAL SELF-SUPPORTED COMMERCIAL ...................     1,061          925             894          3.5
                                                      ---------     ---------       ---------
  TOTAL CAPITAL SPENDING ............................     2,730        2,056           2,309       (11.0)
                                                      =========     =========       =========
------------------------------------------------------------------------------------------------------------------------------------

----------
(1) Net of expenditures by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TRANSLINK).

(2) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, BC Transit and purchase of land for expansion of the Vancouver Convention and Exhibition Centre.

(3)  Columbia Power Corporation and Columbia Basin Trust.

(4)  Includes ICBC Properties Ltd.


          o Self-supported commercial Crown corporation capital spending includes projects undertaken by BC Hydro, BC Rail, ICBC and for Columbia River power projects. Spending for these agencies totalled $925 million and was $136 million below budget mainly due to reduced spending by ICBC and deferred Columbia River power projects.

PROVINCIAL DEBT

          The government and its Crown corporations borrow to finance their own operations (for example, when revenues fall short of expenses), to finance construction of capital projects or other investments, to refinance maturing debt and to finance working capital needs.

          Provincial debt totalling $36.6 billion at March 31, 2003, 27.2 per cent of provincial GDP (see Table 2.10 and Appendix Table A2.19). Total debt was $4.2 billion below budget reflecting lower-than-forecast debt balances at the end of the 2001/02 fiscal year, improved government operating results, reduced capital spending, reduced working capital requirements and non-utilization of the forecast allowance.

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                          CHAPTER 2 -- FINANCIAL REVIEW                      51
--------------------------------------------------------------------------------
TABLE 2.10    PROVINCIAL DEBT SUMMARY(1)

-----------------------------------------------------------------------------------------------------------------------------
                                                                          Budget        Actual      Actual        Annual
                                                                         2002/03       2002/03      2001/02       Change
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        ($ millions)            (per cent)
TAXPAYER-SUPPORTED DEBT
  Provincial government direct operating .............................    17,182       15,453       13,789          12.1
  Education facilities ...............................................     6,012        5,793        5,517           5.0
  Health facilities ..................................................     2,199        2,004        1,920           4.4
  Highways, ferries and public transit ...............................     5,060        4,786        4,639           3.2
  Other(2) ...........................................................     1,148        1,024        1,312         (22.0)
                                                                       ----------   ----------    ---------
TOTAL TAXPAYER-SUPPORTED DEBT ........................................    31,601       29,060       27,177           6.9
                                                                       ----------   ----------    ---------
SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies .........................     8,377        7,497        7,674          (2.3)
  Warehouse borrowing program ........................................        --           --        1,067        (100.0)
                                                                       ----------   ----------    ---------
TOTAL SELF-SUPPORTED DEBT ............................................     8,377        7,497        8,741         (14.2)
                                                                       ----------   ----------    ---------
FORECAST ALLOWANCE ...................................................       750           --           --            --
                                                                       ----------   ----------    ---------       --------
TOTAL PROVINCIAL DEBT ................................................    40,728       36,557       35,918           1.8
                                                                       ==========   ==========    =========       ========
-----------------------------------------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.

(2) Includes government services Crown corporations and agencies, other fiscal agency loans, student assistance loans, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions.

TAXPAYER-SUPPORTED DEBT

          Taxpayer-supported debt increased by $1.9 billion to total $29.1 billion at year-end (21.6 per cent of GDP). This was $2.5 billion below budget, mainly reflecting:

          o lower-than-forecast debt balances at the end of the 2001/02 fiscal year;

          o lower borrowing requirements for government's consolidated revenue fund due to better-than-expected operating results, lower ministry minor capital spending, reduced working capital requirements and higher cash balances at the start of the fiscal year; and

          o reduced capital spending for education, health and transportation projects.

SELF-SUPPORTED DEBT

          Self-supported debt totalled $7.5 billion at March 31, 2003 (5.6 per cent of GDP). Debt at year-end was $1.2 billion lower than the previous year (mainly due to draw-down of cash held in the warehouse borrowing program) and $880 million below plan mainly reflecting:

          o lower-than-forecast debt balances at the end of the 2001/02 fiscal year;

          o better foreign exchange rates and decreased working capital requirements for BC Hydro;

          o    use of asset sale proceeds to pay down debt of BC Rail; and

          o deferred capital projects and other decreased working capital requirements for Columbia River power projects.

          Table 2.11 shows a summary of debt changes from the 2002/03 budget.

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

52                         CHAPTER 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------
TABLE 2.11   SUMMARY OF DEBT CHANGES FROM THE 2002/03 BUDGET

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Final
                                                                                                       Change         Results
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    ($ millions)
PROVINCIAL DEBT AT MARCH 31, 2003 - 2002/03 BUDGET                                                                     40,728
  March 31, 2002 year-end changes between budget forecast
    and the 2001/02 PUBLIC ACCOUNTS
    Taxpayer-supported debt ......................................................................       (193)
    Self-supported commercial ....................................................................       (241)
                                                                                                       --------
ADJUSTED PROVINCIAL DEBT AT MARCH 31, 2003 - POST PUBLIC ACCOUNTS ................................                     40,294
  Taxpayer-supported debt
    Provincial government operating:
      - improved CRF operating results ...........................................................       (469)
      - higher cash balances at the start of the fiscal year .....................................       (122)
      - reduced working capital requirements and cash/accrual timing differences .................       (933)
      - lower ministry minor capital spending ....................................................       (118)
    Education and health facilities - mainly reduced capital spending ............................       (292)
    Highways, ferries and public transit (lower capital spending and reduced
      working capital requirements) ..............................................................       (262)
    BC Buildings (lower capital spending and reduced working capital requirements) ...............        (81)
    Other (mainly lower debt guarantees) .........................................................        (71)
                                                                                                       --------
    TOTAL TAXPAYER-SUPPORTED .....................................................................                     (2,348)

  Self-supported commercial
    BC Hydro - improved foreign exchange rates and decreased working capital requirements ........       (400)
    BC Rail - mainly proceeds from sale of assets ................................................       (124)
    Columbia River power projects - deferred capital spending and other decreased
       working capital requirements ..............................................................       (112)
    Other ........................................................................................         (3)           (639)
                                                                                                       --------
  Debt forecast allowance not needed .............................................................                       (750)
                                                                                                                      --------
PROVINCIAL DEBT AT MARCH 31, 2003 - 2002/03 PUBLIC ACCOUNTS ......................................                     36,557
                                                                                                                      ========

                    Although the summary accounts deficit was $3.2 billion, total provincial debt only increased $639 million. This was due to numerous factors including non-cash items included in the deficit (primarily amortization costs), the draw-down of previously borrowed funds from the warehouse program, timing differences between accrued revenue/expenses and actual cash receipts/disbursements, and changes in working capital items such as accounts receivable and accounts payable. Table 2.12 provides a reconciliation between the summary accounts deficit and the total provincial debt increase.

                    TABLE 2.12 RECONCILIATION OF SUMMARY DEFICIT TO DEBT
                               INCREASE - 2002/03

                    ----------------------------------------------------------------------------------------------------------
                                                                                                           ($ millions)
                    SUMMARY DEFICIT .......................................................................    3,169
                    Taxpayer-supported capital expenditures ...............................................    1,131
                    Non-cash items included in the deficit ................................................   (1,359)
                    Reduction in warehouse debt ...........................................................   (1,067)
                    Higher cash balances at the start of the year .........................................     (122)
                    Cash sources from working capital items (e.g. loans, accounts receivable etc.) ........     (697)
                    Sinking fund changes and lower debt guarantees ........................................     (239)
                    Self-supported Crown corporations debt changes ........................................     (177)
                                                                                                             --------
                    TOTAL PROVINCIAL DEBT INCREASE ........................................................      639
                                                                                                             ========

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                         CHAPTER 2 -- FINANCIAL REVIEW                        53
--------------------------------------------------------------------------------
CREDIT RATING

                    A credit rating is an evaluation of a borrower's ability to pay interest and to repay principal. A credit rating affects the borrower's debt servicing costs and the investor's rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.13 provides an interprovincial comparison of credit ratings.

                    The ratio of taxpayer-supported debt relative to gross domestic product is a measure often used by investors and credit rating agencies when analyzing a province's ability to manage its debt load. British Columbia's taxpayer-supported debt is one of the lowest in Canada, and this translates into a strong credit rating and lower debt service costs.

                    TABLE 2.13    INTERPROVINCIAL COMPARISON OF CREDIT RATINGS,
                                  JUNE 2003

                    -----------------------------------------------------------------------------------
                                                                 Rating Agency(1)
                                                  ---------------------------------------------------
                                                  Moody's Investors     Standard and   Dominion Bond
                    Province                           Service             Poor's      Rating Service
                    -----------------------------------------------------------------------------------
                    British Columbia ............       Aa2                  AA-           AA (Low)
                    Alberta .....................       Aaa                  AAA             AAA
                    Saskatchewan ................       Aa3                  A+               A
                    Manitoba ....................       Aa2                  AA-              A
                    Ontario .....................       Aa2                  AA               AA
                    Quebec ......................       A1                   A+               A
                    New Brunswick ...............       A1                   AA-              A
                    Nova Scotia .................       A3                   A-           BBB (High)
                    Prince Edward Island ........       A2                Not Rated        A (Low)
                    Newfoundland ................       A3                   A-              BBB
                    -----------------------------------------------------------------------------------

--------
(1) The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The "1", "2", "3", "high", "low", "+", and "-"
     modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

DEBT INDICATORS

                    Table 2.14 provides a historical summary of financial indicators that are used to depict the province's debt position, recent borrowing trends and the impact of debt on fiscal operating results.

--------------------------------------------------------------------------------
                    2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

54                         CHAPTER 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------
TABLE 2.14    KEY DEBT INDICATORS

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Budget      Actual
                                                          1998/99   1999/2000    2000/01      2001/02         2002/03     2002/03
------------------------------------------------------------------------------------------------------------------------------------
Debt to revenue (per cent)
   Total provincial ...................................     103.1      102.0        83.4         95.3           120.1       104.8
   Taxpayer-supported .................................      99.7      101.1        90.3        104.1           127.9       115.9
Debt per capita ($)(1)
   Total provincial ...................................     8,071      8,559       8,345        8,757           9,866       8,827
   Taxpayer-supported .................................     5,805      6,251       6,157        6,626           7,655       7,017
Debt to GDP (per cent)(2)
   Total provincial ...................................      27.9       28.6        26.2         27.4            31.3        27.2
   Taxpayer-supported .................................      20.1       20.9        19.3         20.8            24.3        21.6
Interest bite (cents per dollar of revenue)(3)
   Total provincial ...................................       7.8        7.5         6.4          6.4             7.7         6.4
   Taxpayer-supported .................................       7.4        7.2         6.8          6.6             8.1         6.6
Interest costs ($ millions)
   Total provincial ...................................     2,452      2,528       2,604        2,422           2,628       2,231
   Taxpayer-supported .................................     1,723      1,785       1,871        1,724           2,007       1,663
Interest rate (per cent)(4)
   Taxpayer-supported .................................       7.6        7.4         7.5          6.6             6.8         5.9

BACKGROUND INFORMATION:
Revenue ($ millions)(5)
   Total provincial(6) ................................    31,294     33,804      40,618       37,689          33,918      34,887
   Taxpayer-supported(7) ..............................    23,285     24,909      27,690       26,108          24,703      25,076
Total debt ($ millions)
   Total provincial ...................................    32,261     34,478      33,880       35,918          40,728      36,557
   Taxpayer-supported(8) ..............................    23,204     25,181      24,998       27,177          31,601      29,060
Provincial GDP
   ($ millions)(9) ....................................   115,641    120,599     129,356      130,859         130,100     134,365
Population (thousands at July 1)(10) ..................     3,997      4,028       4,060        4,102           4,128       4,141
------------------------------------------------------------------------------------------------------------------------------------

--------
(1) The ratio of debt to population (e.g. debt at March 31, 2003 divided by population at July 1, 2002).

(2) The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2003 divided by 2002 GDP).

(3) The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(4)  Weighted average of all outstanding debt issues.

(5) Revenue has been restated for prior years reflecting a change in accounting policy for equalization entitlements from a cash basis to an accrual basis. This had the effect of increasing 1999/00 revenue by $125 million, and reducing 2001/02 and 2002/03 revenue by $68 million and $57 million, respectively.

(6) Includes revenue of the consolidated revenue fund plus revenue of all Crown corporations and agencies.

(7)  Excludes revenue of commercial Crown corporations and agencies.

(8) Excludes debt of commercial Crown corporations and agencies (including non-guaranteed debt) and funds held under the province's warehouse borrowing program.

(9) GDP for the calendar year ending in the fiscal year (e.g. GDP for 2002 is used for the fiscal year ended March 31, 2003).

(10) Population at July 1st within the fiscal year (e.g. population at July 1, 2002 is used for the fiscal year ended March 31, 2003).

                                   APPENDIX 2

 56                     APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------

GOVERNMENT'S FINANCIAL STATEMENTS

          The government conducts its activities through ministries, Crown corporations and agencies, and what is known as the SUCH sector (school districts, universities, colleges, and health care facilities and organizations). Information on the combined financial results of the government and its Crown corporations and agencies is presented in the government's summary financial statements, which are published in the annual PUBLIC ACCOUNTS. The SUCH sector, consistent with the legislated requirement to fully comply with generally accepted accounting principles (GAAP), will be included in the summary financial statements beginning in 2004/05.

CONSOLIDATED REVENUE FUND

          The accounts relating to the government's direct activities are contained in the consolidated revenue fund which consists of a main operating account and various special accounts. The consolidated revenue fund comprises all money over which the legislature has the power of appropriation.

          The financial results of the consolidated revenue fund are reported as a separate entity in the PUBLIC ACCOUNTS. Revenue and expenditure are recorded on an accrual basis of accounting, with certain limited exceptions. Assets are recorded to the extent that they represent financial claims by the government upon outside parties; are items held for resale, prepaid expenses, deferred charges, or prepaid capital advances; or are tangible capital assets acquired. Similarly, liabilities are recorded only if they represent actual or probable financial claims against the government.

CROWN CORPORATIONS AND AGENCIES

          Crown corporations and agencies may be classified as either taxpayer-supported or self-supported. Taxpayer-supported Crown corporations and agencies may sell services directly to the public, but their revenue may not cover operating expenses and debt servicing payments. In these cases, the government provides some grants or other forms of assistance to them, including the dedication of provincial revenue. This category also includes Crown corporations whose primary purpose is to provide services to the government. Self-supported Crown corporations and agencies do generate sufficient revenue to cover operating and debt service costs, and may pay dividends to the provincial government. The operations of Crown corporations and agencies are recorded in their own financial statements, which are subject to audit by the Auditor General or by private-sector auditors. As individual Crown corporations and agencies publish their own financial statements, only summarized financial information is provided in the Public Accounts.

SUMMARY FINANCIAL STATEMENTS

          The financial results of the consolidated revenue fund and the Crown corporations and agencies are combined into the summary financial statements (see Chart A2.1). Where the accounting policies of taxpayer-supported Crown corporations and agencies differ from those used by central government to prepare its own consolidated revenue fund financial statements, the Crown


-------------------------------------------------------------------------------
                 2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                        APPENDIX 2 -- FINANCIAL REVIEW                      57
-------------------------------------------------------------------------------

          corporation and agency financial statements include adjustments to conform to government's accounting policies unless they are following the norms for their industry.


          CHART A2.1 SUMMARY FINANCIAL STATEMENTS COMPONENTS




[CHART]






          Currently, as is the practice of many other jurisdictions in the rest of Canada, the summary financial statements do not include all of the financial results of the SUCH sector, although the government publishes SUCH sector financial information in supplemental schedules to the PUBLIC ACCOUNTS. The government has passed legislation requiring that its financial statements fully conform to GAAP beginning with fiscal year 2004/05. Therefore, appropriate SUCH sector financial results will be fully combined with the summary financial statements beginning in 2004/05. Had it been included in 2002/03, the SUCH sector would have reduced the deficit by $243 million, and increased financial assets by $3.4 billion, liabilities by $3.7 billion and non-financial assets by $3.6 billion.

          In this appendix, current and historical operating results are presented in accordance with the government's accounting polices effective March 31, 2003.

THE FINANCIAL CYCLE

          The BUDGET TRANSPARENCY AND ACCOUNTABILITY ACT (BTAA) outlines government's reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

          Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council, presentation of the annual ESTIMATES, BUDGET AND THREE-YEAR FISCAL PLAN and QUARTERLY REPORTS in accordance with GAAP by 2004/05, publication of QUARTERLY REPORTS with revised forecasts, presentation of the PUBLIC ACCOUNTS, annual three-year service plans for each ministry and government organization, and an annual three-year government strategic plan.


-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

 58                     APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------


   CHART A2.2   FINANCIAL PLANNING AND REPORTING CYCLE






[CHART]







          Chart A2.2 summarizes the annual financial process of the provincial government. This process consists of four main stages.

        - PLANNING AND BUDGET PREPARATION -- Treasury Board reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government's overall strategic plan. Preliminary high-level targets are provided to ministries and received from Crown corporations. Ministries and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by Treasury Board and/or government Caucus committees. Treasury Board makes decisions on budget allocations for ministries and assesses Crown corporation net income benchmarks based on government revenue forecasts, spending and capital priorities, and debt targets within the context of the fiscal plan. As input to this process, a consultation paper is made public by September 15th of each year that invites public comment on issues that need to be addressed in the fiscal and service plans, and a committee of the legislature holds public hearings throughout the province.


        - IMPLEMENTATION AND REPORTING -- The government's revenue, expense and capital plans for the next three fiscal years, as well as other information on the government's finances, are presented to the Legislative Assembly by the

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                       APPENDIX 2 -- FINANCIAL REVIEW                       59
-------------------------------------------------------------------------------


          Minister of Finance in a budget document called the BUDGET AND FISCAL PLAN. The financial plan for the next fiscal year is included in the document called the ESTIMATES, which describes the individual appropriations to be voted on by the Legislative Assembly. The service plans and a report on major capital projects (those whose government contribution exceeds $50 million) must also be tabled. Throughout the year, the authorized funding as specified in the ESTIMATES and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under direction of their own Boards of Directors. QUARTERLY REPORTS, including full-year forecasts, are published by legislated dates to provide regular public updates on the government's finances.

        - EVALUATION -- At the end of the fiscal year, the PUBLIC ACCOUNTS are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government's financial position. The PUBLIC ACCOUNTS are augmented by the BRITISH COLUMBIA FINANCIAL AND ECONOMIC REVIEW, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance measure targets.


        - ACCOUNTABILITY -- The PUBLIC ACCOUNTS are presented to the Legislative Assembly and they are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the PUBLIC ACCOUNTS and the Select Standing Committee on Crown corporations). The MINISTERIAL ACCOUNTABILITY REPORT is published detailing the individual and collective financial performance of cabinet ministers, and the service and revenue results achieved by the Ministers of State and the Minister of Provincial Revenue. When the PUBLIC ACCOUNTS are tabled, ministries and most Crown corporations also release their service plan reports detailing results for the previous fiscal year, and a report on government's strategic plan is presented.

CAPITALIZATION

          The government uses the "expense basis" of accounting for capital expenditures. Accordingly, capital expenditures are reported on the government's balance sheet (capitalized) and amortized (expensed) in the government's annual budgetary expenditures over the useful life of the assets.

          The provincial government also issues advances to the SUCH sector for investment in capital assets. These advances are capitalized in the summary accounts balance sheet as prepaid capital advances. Prepaid capital advances are amortized in similar fashion to capital assets.

          Appendix Table A2.1 illustrates the effect of capitalization accounting policy on the government's surplus (deficit) for 1998/99 to 2002/03. The table shows that excluding the effect of capitalization, the 2002/03 deficit was $2,988 million compared to a $1,528 million deficit in 2001/02. Additional information on the government's capitalization accounting policy is provided in the 2002/03 PUBLIC ACCOUNTS.

          The five-year summary accounts balance sheet and the relationship between the surplus/deficit and changes in debt is included in Appendix Table A2.5.

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               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

 60                     APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------


 TABLE A2.1  EFFECTS OF CAPITALIZATION ON THE SUMMARY ACCOUNTS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                            1998/99     1999/00   2000/01    2001/02    2002/03
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     ($ millions)
SURPLUS (DEFICIT) EXCLUDING EFFECTS OF CAPITALIZATION ....................  (1,312)      (676)       428     (1,528)    (2,988)
                                                                            -------   ----------  -------    -------    -------
ADJUSTMENTS TO INCLUDE CAPITALIZATION POLICY:
 ADD:   Cost of capital asset investments during the year.................   1,689      1,900      2,028      1,415      1,131
 LESS:  Cost of disposals, amortization and valuation adjustments.........  (1,374)    (1,074)    (1,025)    (1,172)    (1,312)
                                                                            -------   ----------  -------    -------    -------
 Net adjustment...........................................................     315        826      1,003        243       (181)
                                                                            -------   ----------  -------    -------    -------
SURPLUS (DEFICIT) AFTER CAPITALIZATION....................................    (997)       150      1,431     (1,285)    (3,169)
                                                                            -------   ----------  -------    -------    -------
                                                                            -------   ----------  -------    -------    -------


UNFUNDED PENSION LIABILITIES

          The province contributes to four defined benefit pension plans for substantially all of its employees. These jointly trusteed pension plans were determined to be in a surplus position based on economic conditions and expectations at the time of their last actuarial valuation. The plans and the date of their last actuarial valuation are:

          - Public Service Pension Plan, March 31, 2002;

          - Municipal Pension Plan, December 31, 2000;

          - Teachers' Pension Plan, December 31, 2000; and

          - College Pension Plan, August 31, 2000.

          In the event that a plan is determined to be in a deficit position by a subsequent actuarial valuation (performed every three years), the province is required to address the situation along with individual pension plan boards by adjusting joint contributions or through other measures.

          Note 17 in the 2002/03 PUBLIC ACCOUNTS provides more information on pension plans.

          In addition to pension benefits, each of the plans provide some group health and/or dental benefits to retired members. During 2002/03, all of the plans reviewed and curtailed some of these post-retirement group benefits due to rising costs.

ADJUSTMENTS TO THE ACCUMULATED DEFICIT

          During 2002/03, a number of retroactive adjustments were made to the government's financial statements to reflect changes in accounting policy and to correct previously published information. Table A2.2 provides a brief summary of the changes that have been reviewed and approved by the Office of the Auditor General.

          One of the adjustments relates to certain tenures issued under the Small Business Forest Enterprise program where the provincial government is responsible for silviculture obligations. Previously, these costs were expensed when they occurred (a cash basis approach). In keeping with its move to accrual accounting (GAAP), the provincial government has estimated its


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

                      APPENDIX 2 -- FINANCIAL REVIEW                       61
-------------------------------------------------------------------------------


TABLE A2.2    SUMMARY OF CHANGES IN ACCUMULATED DEFICIT
              FROM THE 2001/02 PUBLIC ACCOUNTS REPORTED BALANCE

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Final
                                                                                                     Change        Results
---------------------------------------------------------------------------------------------------------------------------
                                                                                                          ($ millions)
ACCUMULATED DEFICIT ON MARCH 31, 2001 AS REPORTED IN THE 2001/02 PUBLIC ACCOUNTS..................                 (3,509)
  OPENING BALANCE ADJUSTMENTS REPORTED IN 2001/02.................................................                     32

  OPENING BALANCE ADJUSTMENTS DUE TO ACCOUNTING POLICY CHANGES IN 2002/03:
    Recognition of liability due to Small Business Forest Enterprise silviculture obligations.....     (129)
    Change from cash to accrual accounting for federal equalization payments......................      125
    Change in consolidation method used by Canadian Blood Services to record its
      investment in a subsidiary, CBS Insurance Company...........................................      (19)         (23)
                                                                                                     -------       -------
ACCUMULATED DEFICIT ON MARCH 31, 2001 AS REPORTED IN THE 2002/03 PUBLIC ACCOUNTS..................                 (3,500)
  2001/02 DEFICIT:
    AS REPORTED IN THE 2001/02 PUBLIC ACCOUNTS....................................................   (1,233)
    ADJUSTMENTS DUE TO ACCOUNTING POLICY CHANGES IN 2002/03:
      Recognition of a reduction in Small Business Forest Enterprise silviculture liability.......       16
      Change from cash to accrual accounting for federal equalization transfers...................      (68)       (1,285)
                                                                                                     -------       -------
ACCUMULATED DEFICIT ON MARCH 31, 2002 AS REPORTED IN THE 2002/03 PUBLIC ACCOUNTS..................                 (4,785)
                                                                                                                   -------
                                                                                                                   -------
-----------------------------------------------------------------------------------------------------------------------------------

          potential silviculture liability for these tenures and recorded the liability on its balance sheet. The 2001/02 expense reduction reflects the difference between the accrued liability for the year and the actual cash expenditures that were previously recorded.

          In 2001/02, the provincial government reported a cash equalization payment of $226 million that related to both 1999/00 and 2001/02. In 2002/03, the provincial government accrued an additional $57 million for the federal government's equalization obligation for these two years. Also in 2002/03 the provincial government changed its accounting policy to record grants under the program on an accrual basis rather than on a cash basis. As a result, $125 million was allocated as revenue in 1999/00, an overall $68 million reduction in revenue was recorded in 2001/02 and a $57 million reduction in 2002/03.

          Canadian Blood Services is self-insured through a subsidiary, CBS Insurance Company (CBSI), and records its investment in CBSI on an equity basis. Previous consolidations of CBSI had been done on a line-by-line, fully consolidated basis. The change in policy resulted in an overall $19 million increase in the accumulated deficit (based on the province's proportional share of Canadian Blood Services).

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               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

62                    APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------


TABLE A2.3  FIVE-YEAR OPERATING RESULTS(1)

------------------------------------------------------------------------------------------------------------------------------------
                                                                        1998/99      1999/00     2000/01     2001/02         2002/03
------------------------------------------------------------------------------------------------------------------------------------
                                                                                ($ millions)
Consolidated revenue fund (CRF):
  Revenue........................................................       20,306       21,957      24,013      22,894          22,147
  Expenditure....................................................      (20,581)     (22,213)    (22,460)    (24,897)        (25,196)
                                                                       --------  -----------    --------    --------        --------
                                                                          (275)        (256)      1,553      (2,003)         (3,049)
  Wind-up of Forest Renewal BC & Fisheries Renewal BC............            -            -           -         256               -
                                                                       --------  -----------    --------    --------        --------
  CRF BALANCE....................................................         (275)        (256)      1,553     ( 1,747)         (3,049)
                                                                       --------  -----------    --------    --------        --------
CROWN CORPORATIONS AND AGENCIES:
  TAXPAYER-SUPPORTED:
    British Columbia Buildings Corporation.......................           49           45          51          37              52
    British Columbia Ferry Corporation (BCFC)....................         (114)        (299)         11         (23)            (29)
    BC Transportation Financing Authority........................         (114)          22           1           -             (20)
    Forest Renewal BC (FRBC).....................................         (265)           1         (64)       (179)              -
    552513 British Columbia Ltd. (Skeena Cellulose Inc.)(2)......            -            -           -         (69)             (4)
    Other........................................................            9          (44)         32         (6)              10
       Accounting adjustments(3).................................         (368)        (131)       (189)       (225)           (204)
       Debt assistance for BCFC and Skeena
         Cellulose Inc...........................................            -        1,080           -         220               -
                                                                       --------  -----------    --------    --------        --------
    TAXPAYER-SUPPORTED RESULTS BEFORE
         CONTRIBUTIONS TO THE CRF................................         (803)         674        (158)       (245)           (195)
       Contributions paid to CRF.................................          (14)         (78)        (69)        (17)            (34)
       Wind-up of Fisheries & Forest Renewal BC..................            -            -           -        (256)              -
                                                                       --------  -----------    --------    --------        --------
  TAXPAYER-SUPPORTED NET RESULTS.................................         (817)         596        (227)       (518)           (229)
                                                                       --------  -----------    --------    --------        --------
  COMMERCIAL:
    British Columbia Hydro & Power Authority - net income........          395          416          446         403            418
    Reversal of RSA transfer impact on net income................            -          129          103        (145)           (66)
                                                                       --------  -----------    --------    --------        --------
  British Columbia Hydro & Power Authority - operating...........          395          545          549         258            352
  Liquor Distribution Branch.....................................          616          617          642         637            654
  British Columbia Lottery Corporation...........................          456          532          562         606            671
  British Columbia Railway Company...............................           24         (582)          (7)       (107)           (84)
  Insurance Corporation of British Columbia......................           74           96          139        (251)            45
  552513 British Columbia Ltd. (Skeena Cellulose Inc.)(2)........          (26)          (3)           -           -              -
  Other..........................................................            3            4            4           -             14
    Accounting adjustments (4)...................................          (99)         (23)        (301)       (207)           (60)
                                                                       --------  -----------    --------    --------        --------
    COMMERCIAL RESULTS BEFORE
      CONTRIBUTIONS TO THE CRF...................................        1,443        1,186        1,588         936          1,592
    Contributions paid to CRF....................................       (1,348)      (1,376)      (1,431)     (1,420)        (1,483)
                                                                       --------  -----------    --------    --------        --------
    COMMERCIAL NET RESULTS.......................................           95         (190)         157        (484)           109
                                                                       --------  -----------    --------    --------        --------
  TOTAL CROWN CORPORATIONS AND AGENCIES..........................         (722)         406          (70)     (1,002)          (120)
                                                                       --------  -----------    --------    --------        --------
(DEFICIT) SURPLUS BEFORE JOINT TRUSTEESHIP.......................         (997)         150        1,483      (2,749)        (3,169)
  Joint trusteeship..............................................            -            -          (52)      1,464              -
                                                                       --------  -----------    --------    --------        --------
(DEFICIT) SURPLUS................................................         (997)          150       1,431     (1,285)         (3,169)
                                                                       --------  -----------    --------    --------        --------
                                                                       --------  -----------    --------    --------        --------
-----------------------------------------------------------------------------------------------------------------------------------

--------
(1) Based on 2002/03 Public Accounts information. For comparative purposes, figures for prior years have been restated for the presentation used in 2002/03, and to reflect accounting policy changes for certain CRF revenue and expenses. See Tables A2.6 and A2.7 for details

(2) Until 2000/01, 552513 British Columbia Ltd (Skeena Cellulose Inc) was classified as a commercial Crown corporation. Due to a significant deterioration in the outlook for world pulp prices, the company was reclassified as taxpayer-supported starting in 2001/02.

(3) Primarily reflects the amortization of the cost of highways transferred to the BC Transportation Financing Authority and one-time asset valuation adjustments.

(4) Primarily reflects adjustments to account for differences between the fiscal year ends of the government and BC Rail and ICBC, and transfers of BC Lottery revenue to charities and local governments.

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                      APPENDIX 2 -- FINANCIAL REVIEW                       63
-------------------------------------------------------------------------------

 TABLE A2.4    SUMMARY OF CHANGES FROM THE 2002/03
               THIRD QUARTERLY REPORT UPDATED FORECAST
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Final
                                                                                                      Change           Results
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                         ($ millions)
BUDGET DEFICIT - 2002/03 THIRD QUARTERLY REPORT UPDATED FORECAST..............................                          (3,800)

CONSOLIDATED REVENUE FUND (CRF) CHANGES:
  REVENUE CHANGES:
    - Personal income tax - lower personal income growth in 2002..............................          (66)
    - Corporation income tax - higher tax credits in 2001.....................................          (32)
    - Other taxes - higher collections from most sources except social service tax............           40
    - Energy-related sources - higher prices..................................................          153
    - Forests - higher harvest volumes........................................................          111
    - Medical Service Plan premiums...........................................................          (30)
    - Equalization and CHST entitlements - lower population estimates and
        accounting policy changes.............................................................         (168)
    - Other...................................................................................           46      54
                                                                                                       -----   ----
  SPENDING CHANGES:
    - Contingencies vote savings..............................................................          113
    - Ministry of Health Services savings.....................................................           26
    - Other ministry savings..................................................................           58
    - Lower debt interest.....................................................................           19     216        270
                                                                                                       -----   ----
CROWN CORPORATION CHANGES:
  TAXPAYER-SUPPORTED:
    - British Columbia Buildings Corporation - accounting policy adjustment,
        revenue recognition...................................................................           42
    - British Columbia Ferry Corporation - write-down of PACIFICAT FERRIES to sale
        proceeds and transfer of proceeds to CRF..............................................          (70)
    - Other changes and adjustments...........................................................           42      14
                                                                                                       -----   ----
COMMERCIAL:
    - British Columbia Railway Company - impact of 2003 first quarter results on
        adjustment to match government's fiscal year-end......................................           (9)
    - Insurance Corporation of British Columbia - impact of final audited results and
        adjustment to match government's fiscal year-end......................................           47
    - Other changes and adjustments...........................................................            9      47        61
                                                                                                       -----   ----

FORECAST ALLOWANCE - not needed...............................................................                            300
                                                                                                                       -------
ACTUAL DEFICIT - 2002/03 PUBLIC ACCOUNTS......................................................                         (3,169)
                                                                                                                       -------
                                                                                                                       -------
-----------------------------------------------------------------------------------------------------------------------------------

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               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

64                      APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------


TABLE A2.5  FIVE-YEAR STATEMENT OF FINANCIAL POSITION (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                        1998/99    1999/00     2000/01     2001/02         2002/03
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            ($ millions)
FINANCIAL ASSETS
  Cash and temporary investments ....................................       791     1,569         548         780             326
  Other financial assets ............................................     3,577     4,155       4,525       4,412           4,093
  Investments in commercial Crown corporations
    and agencies
    - Retained earnings of self-supported
        Crown corporations ..........................................     2,960     2,820       3,001       2,520           2,629
    - Loans for purchases of assets
        recoverable from agencies ...................................     7,988     7,499       7,437       7,552           7,381
                                                                         -------   -------     -------     -------         -------
                                                                         10,948    10,319      10,438      10,072          10,010
  Warehouse borrowing program assets ................................       658     1,320       1,312       1,067               -
                                                                         -------   -------     -------     -------         -------
                                                                         15,974    17,363      16,823      16,331          14,429
                                                                         -------   -------     -------     -------         -------
LIABILITIES
  Current liabilities ...............................................     3,502     4,091       3,945       4,177           4,576
  Unfunded pension liabilities ......................................     2,444     2,053       1,477           6               4
  Debt
    - Taxpayer-supported debt .......................................    23,204    25,181      24,998      27,177          29,060
    - Commercial Crown corporations and agencies ....................     9,057     9,297       8,882       8,741           7,497
                                                                         -------   -------     -------     -------         -------
    Total provincial debt ...........................................    32,261    34,478      33,880      35,918          36,557
    LESS : guarantees and non-guaranteed debt ........................      (707)     (934)       (597)       (464)           (416)
                                                                         -------   -------     -------     -------         -------
                                                                         31,554    33,544      33,283      35,454          36,141
                                                                         -------   -------     -------     -------         -------
                                                                         37,500    39,688      38,705      39,637          40,721
                                                                         -------   -------     -------     -------         -------
NET LIABILITIES ......................................................   (21,526)  (22,325)    (21,882)    (23,306)        (26,292)
                                                                         -------   -------     -------     -------         -------
CAPITAL AND OTHER ASSETS
  Prepaid capital advances ...........................................    6,138     6,517       6,905       7,033           7,108
  Tangible capital assets ............................................   10,029    10,476      11,091      11,206          10,950
  Other assets .......................................................      278       401         386         282             280
                                                                         -------   -------     -------     -------         -------
                                                                         16,445    17,394      18,382      18,521          18,338
                                                                         -------   -------     -------     -------         -------
ACCUMULATED SURPLUS (DEFICIT) ........................................   (5,081)   (4,931)     (3,500)     (4,785)         (7,954)
                                                                         -------   -------     -------     -------         -------
                                                                         -------   -------     -------     -------         -------
-----------------------------------------------------------------------------------------------------------------------------------


CHANGE IN SUMMARY ACCOUNTS FINANCIAL POSITION

-----------------------------------------------------------------------------------------------------------------------------------
                                                                        1998/99    1999/00     2000/01     2001/02         2002/03
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          ($ millions)
CHANGE IN ACCUMULATED (SURPLUS)/DEFICIT:                                   997        (150)    (1,431)       1,285          3,169
                                                                        -------    -------     -------     -------        -------
WORKING CAPITAL CHANGES:
  Increase (reduction) in cash and temporary investments...........       (507)        778     (1,021)         232           (454)
  Reduction in unfunded pension liability..........................        252         391        576        1,471              2
  Other working capital changes....................................        407         112        501         (449)          (720)
                                                                        -------    -------     -------     -------        -------
                                                                           152       1,281         56        1,254         (1,172)
                                                                        -------    -------     -------     -------        -------
CAPITAL ASSET AND INVESTMENT CHANGES:
  Increase in taxpayer-supported capital investments...............      1,689       1,900      2,028        1,415          1,131
    LESS: amortization and other accounting changes................     (1,374)     (1,074)    (1,025)      (1,172)        (1,312)
                                                                        -------    -------     -------     -------        -------
                                                                           315         826      1,003          243           (181)
                                                                        -------    -------     -------     -------        -------
  Increase in total investment in commercial Crown
    corporations...................................................        740         953        771          410            984
    LESS: loan repayments and other accounting changes.............       (241)     (1,582)      (652)        (776)        (1,046)
                                                                        -------    -------     -------     -------        -------
                                                                           499        (629)       119         (366)           (62)
                                                                        -------    -------     -------     -------        -------
  Increase (decrease) in warehouse borrowing investments...........        446         662         (8)        (245)        (1,067)
                                                                        -------    -------     -------     -------        -------
                                                                         1,260         859      1,114         (368)        (1,310)
                                                                        -------    -------     -------     -------        -------
INCREASE (DECREASE) IN GUARANTEES AND
  NON-GUARANTEED DEBT..............................................       (503)        227       (337)        (133)           (48)
                                                                        -------    -------     -------     -------        -------
INCREASE (DECREASE) IN TOTAL PROVINCIAL DEBT.......................      1,906       2,217       (598)       2,038            639
                                                                        -------    -------     -------     -------        -------
                                                                        -------    -------     -------     -------        -------
-----------------------------------------------------------------------------------------------------------------------------------


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               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                      APPENDIX 2 -- FINANCIAL REVIEW                       65
-------------------------------------------------------------------------------

TABLE A2.6a   FIVE-YEAR REVENUE BY SOURCE
               CONSOLIDATED REVENUE FUND(1)


-----------------------------------------------------------------------------------------------------------------------------------

                                                                   1998/99     1999/2000      2000/01      2001/02          2002/03
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           ($ millions)
TAXATION REVENUE
  Personal income...........................................         5,423         5,825        5,963        5,375            4,154
  Corporation income........................................         1,098           939        1,054        1,522              613
  Social service............................................         3,209         3,338        3,617        3,535            3,770
  Fuel......................................................           654           470          443          398              393
  Tobacco...................................................           505           498          460          499              606
  Property - residential (school purpose)(2)................           511           529          538          556              562
  Property - business (school purpose)......................           764           758          770          781              823
  Property - rural area.....................................            61            63           63           64               72
  Property transfer.........................................           223           245          262          303              407
  Corporation capital.......................................           455           460          459          395              198
  Insurance premium.........................................           195           199          196          203              223
  Hotel room................................................            79            86           93           93               98
  Horse racing..............................................             4             3            -            -                -
  Less commissions on collection of public funds............           (24)          (24)         (23)         (36)             (32)
  Less allowance for doubtful accounts......................           (23)          (25)         (14)         (36)             (41)
                                                                    -------      --------      -------      -------         --------
  TOTAL TAXATION REVENUE....................................        13,134        13,364       13,881       13,652           11,846
                                                                    -------      --------      -------      -------         --------
NATURAL RESOURCE REVENUE
  Natural gas and petroleum
    Natural gas royalties...................................           193           328        1,249          836            1,056
    Permits and fees........................................           106           248          462          360              330
    Petroleum royalties.....................................            62            94          136          103              118
                                                                    -------      --------      -------      -------         --------
                                                                       361           670        1,847        1,299            1,504
  Columbia River Treaty.....................................            16           100          632          360              100
  Minerals..................................................            44            47           53           53               63
                                                                    -------      --------      -------      -------         --------
                                                                       421           817        2,532        1,712            1,667
                                                                    -------      --------      -------      -------         --------
  Forests
    Timber sales............................................           815         1,041          821          830              996
    Small Business Forest Enterprise Program................           209           269          257          186              292
    Logging tax.............................................            14            24           60           28               21
    Other forests revenue...................................            55            58           15           65               14
                                                                    -------      --------      -------      -------         --------
                                                                     1,093         1,392        1,153        1,109            1,323
                                                                    -------      --------      -------      -------         --------
  Water resources...........................................           306           297          294          284              257
  WILDLIFE ACT - fees and licences..........................            15            15           15           15               14
  Less commissions on collection of public funds............            (1)           (1)          (1)          (1)              (1)
  Less allowance for doubtful accounts......................            (5)           (3)         (18)         (11)              (5)
                                                                    -------      --------      -------      -------         --------
  TOTAL NATURAL RESOURCE REVENUE............................         1,829         2,517        3,975        3,108            3,255
                                                                    -------      --------      -------      -------         --------
OTHER REVENUE
  Fees and Licences
    Medical Services Plan premiums..........................           876           868          895          955            1,358
    Motor vehicle licences and permits......................           329           336          342          346              355
    Ministry of Attorney General and Land Registries fees...           106           102          101          107              110
    Other fees and licences.................................           258           261          229          232              226
    Less commissions on collection of public funds..........           (51)          (14)          (7)          (7)              (9)
    Less allowance for doubtful accounts....................           (34)           (5)         (17)         (44)             (90)
                                                                    -------      --------      -------      -------         --------
                                                                     1,484         1,548        1,543        1,589            1,950
                                                                    -------      --------      -------      -------         --------
  Investment Earnings and Miscellaneous
    Investment earnings.....................................            51            60          111           64               18
    Fines and penalties.....................................           112           108           99           99               77
    Other miscellaneous.....................................           125           127          126          160              168
    Asset dispositions......................................            63            52            -           42                -
    Less commissions on collection of public funds..........            (4)           (3)           -           (4)              (4)
    Less allowance for doubtful accounts....................             -            (4)         (19)         (40)              (3)
                                                                    -------      --------      -------      -------         --------
                                                                       347           340          317          321              256
                                                                    -------      --------      -------      -------         --------
TOTAL OTHER REVENUE.........................................         1,831         1,888        1,860        1,910            2,206
                                                                    -------      --------      -------      -------         --------
-----------------------------------------------------------------------------------------------------------------------------------

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               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

66                      APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------

TABLE A2.6a   FIVE-YEAR REVENUE BY SOURCE
              CONSOLIDATED REVENUE FUND(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                  1998/99     1999/2000       2000/01     2001/02           2002/03
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             ($ millions)
CONTRIBUTIONS FROM GOVERNMENT ENTERPRISES
  Liquor Distribution Branch...................................       616           617           642         637               654
  British Columbia Hydro and Power Authority...................       323           343           372         332               338
  British Columbia Lottery Corporation(3)......................       369           416           414         449               489
  Other contributions..........................................        54            78            72          19                36
                                                                  -------      --------       -------     -------          --------
  TOTAL CONTRIBUTIONS FROM GOVERNMENT ENTERPRISES..............     1,362         1,454         1,500       1,437             1,517
                                                                  -------      --------       -------     -------          --------
CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT
  Canada health and social transfer............................     1,968         2,438         2,619       2,445             2,606
  Equalization(4)..............................................         -           125             -         158               543
  Education (public schools)...................................        76            81            74          85                80
  Other payments...............................................       106            90           104          99                94
                                                                  -------      --------       -------     -------          --------
  TOTAL CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT..............     2,150         2,734         2,797       2,787             3,323
                                                                  -------      --------       -------     -------          --------
TOTAL REVENUE..................................................    20,306        21,957        24,013      22,894            22,147
                                                                  -------      --------       -------     -------          --------
                                                                  -------      --------       -------     -------          --------
-----------------------------------------------------------------------------------------------------------------------------------

--------
(1) For comparative purposes, figures for prior years have been restated to be consistent with the presentation used in 2002/03. Figures exclude dedicated revenue collected on behalf of, and transferred to, British Columbia Transit, British Columbia Ferry Corporation, BC Transportation Financing Authority, Greater Vancouver Transportation Authority (TRANSLINK), Forest Renewal BC, BC Oil and Gas Commission, and Tourism British Columbia. These revenues are included as part of the operations of Crown corporations and agencies, with the exception of TRANSLINK and certain other public bodies that are not part of the provincial government.

(2)  Revenue is shown net of home owner grants (basic and supplementary).

(3) The British Columbia Lottery Corporation remitted additional funds to government which was distributed to charitable organizations and local governments.

(4) Revenue has been restated for prior years reflecting a change in accounting policy for equalization entitlements from cash basis to accrual. This had the effect of increasing 1999/00 revenue by $125 million, and reducing 2001/02 and 2002/03 revenue by $68 million and $57 million, respectively.


-------------------------------------------------------------------------------

TABLE A2.6b  FIVE-YEAR DEDICATED REVENUE COLLECTED ON BEHALF OF, AND TRANSFERRED
             TO, CROWN CORPORATIONS AND AGENCIES, AND OTHER ENTITIES

-----------------------------------------------------------------------------------------------------------------------------------
                                                                  1998/99     1999/2000       2000/01     2001/02           2002/03
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         ($ millions)
DEDICATED REVENUE:
  British Columbia Transit(1).................................         94             8             7           8                 8
  BC Transportation Financing Authority (BCTFA)(2)............        124           176           202         195               222
  Forest Renewal BC(3)........................................        177           302           187         144                 -
  British Columbia Ferry Corporation(4).......................          -            65            73          71                75
  Greater Vancouver Transportation Authority (TRANSLINK)(5)...          -           182           173         201               250
  Tourism British Columbia(6).................................         20            22            24          24                25
  Oil and Gas Commission(7)...................................          6            13            18          17                20
  Other(8)....................................................        149           151           158         178               190
                                                                    -----         -----          ----        ----             -----
TOTAL DEDICATED REVENUE.......................................        570           919           842         838               790
                                                                    -----         -----          ----        ----             -----
                                                                    -----         -----          ----        ----             -----
-----------------------------------------------------------------------------------------------------------------------------------

-------
(1) The 1998/99 figure includes motor fuel tax collected in the Vancouver and Victoria regional transit service areas. Effective April 1, 1999, figures include motor fuel tax collected only in the Victoria regional transit area (2.5 cents/litre on clear gasoline and motive fuel) as a result of the creation of TRANSLINK.

(2) Includes motor fuel tax and a sales tax on short-term rentals of passenger vehicles. Figures are based on a transfer of 6.75 cents/litre on clear gasoline and motive fuel effective March 1, 2003, up from 3.25 cents/litre on clear gasoline and motive fuel effective April 1, 2000. The initial rate of 1 cent/litre (effective May 1, 1994) was increased to 2 cents/litre on July 1, 1997 and 3 cents/litre on June 1, 1999.

(3) Includes incremental stumpage and royalty revenue resulting from changes to rates introduced under the provincial government's Forest Renewal Plan on and after May 1, 1994.

(4) Includes 1 cent/litre of motor fuel tax for the period April 1, 1999 to September 30, 1999 and 1.25 cents/litre effective October 1, 1999.

(5) Effective April 1, 1999, includes 8 cents/litre on clear gasoline and motive fuel (4 cents/litre of which was previously collected on behalf of BC Transit) and social services tax on parking in the Vancouver transit area. Effective April 1, 2002, the tax collected increased to 11 cents/litre on clear gasoline and motive fuels, up from 9 cents/litre effective April 1, 2001.

(6) Includes a 1.65-per-cent share of the revenue raised from the 8-per-cent provincial hotel room tax.

(7) Includes fees collected under the Petroleum and Natural Gas Act and the Pipeline Act, and a levy assessed under the Oil and Gas Commission Levy Regulation.

(8) Primarily reflects transfers of property tax revenue collected on behalf of local governments.

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                      APPENDIX 2 -- FINANCIAL REVIEW                       67
-------------------------------------------------------------------------------

TABLE A2.7     FIVE-YEAR REVENUE BY SOURCE - SUPPLEMENTARY INFORMATION
               CONSOLIDATED REVENUE FUND(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 1998/99    1999/2000       2000/01      2001/02          2002/03
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          (per cent)
PER CENT OF GDP:(2)
  Taxation..................................................        11.4         11.1          10.7         10.4              8.8
  Natural resource..........................................         1.6          2.1           3.1          2.4              2.4
  Other.....................................................         1.6          1.6           1.4          1.5              1.6
  Contributions from government enterprises.................         1.2          1.2           1.2          1.1              1.1
  Contributions from the federal government.................         1.9          2.3           2.2          2.1              2.5
                                                                  ------        -----        ------       ------           ------
      Total Revenue.........................................        17.6         18.2          18.6         17.5             16.5
                                                                  ------        -----        ------       ------           ------
                                                                  ------        -----        ------       ------           ------

GROWTH RATES:                                                                            (per cent)
  Taxation..................................................         0.2          1.8           3.9         -1.6            -13.2
  Natural resource..........................................       -16.8         37.6          57.9        -21.8              4.7
  Other.....................................................         1.8          3.1          -1.5          2.7             15.5
  Contributions from government enterprises.................         6.4          6.8           3.2         -4.2              5.6
  Contributions from the federal government.................        17.0         27.2           2.3         -0.4             19.2
      Total Revenue.........................................         0.4          8.1           9.4         -4.7             -3.3

PER CAPITA REVENUE:(3)                                                                   (dollars)
  Taxation..................................................       3,286        3,318         3,419        3,328            2,860
  Natural resource..........................................         458          625           979          758              786
  Other.....................................................         458          469           458          466              533
  Contributions from government enterprises.................         341          361           369          350              366
  Contributions from the federal government.................         538          679           689          679              803
                                                                  ------        -----        ------       ------           ------
      Total Revenue.........................................       5,080        5,451         5,914        5,582            5,348
                                                                  ------        -----        ------       ------           ------
                                                                  ------        -----        ------       ------           ------

REAL PER CAPITA REVENUE (2002 DOLLARS)(4)...................       5,445        5,779         6,155        5,713            5,348
  - growth rate (per cent)..................................        -0.8          6.1           6.5         -7.2             -6.4
-----------------------------------------------------------------------------------------------------------------------------------

(1) Revenue has been restated to reflect the government's accounting policy at March 31, 2003. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies, the Greater Vancouver Transportation Authority (TRANSLINK) and other public bodies.

(2) Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2002/03 revenue divided by GDP for the 2002 calendar year). Totals may not add due to rounding.

(3) Per capita revenue is calculated using July 1 population (e.g. 2002/03 revenue divided by population on July 1, 2002).

(4) Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2002 CPI for 2002/03 revenue). Totals may not add due to rounding.

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

68                      APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------

TABLE A2.8   FIVE-YEAR EXPENSE BY FUNCTION(1)
             CONSOLIDATED REVENUE FUND

----------------------------------------------------------------------------------------------------------------------------
                                                            1998/99     1999/2000       2000/01       2001/02       2002/03
----------------------------------------------------------------------------------------------------------------------------
                                                                                   ($ millions)
Health
  Hospital care....................................           4,546         4,836         5,278         5,998         6,305
  Medical care.....................................           2,420         2,665         2,847         3,166         3,308
  Preventive care..................................             207           248           337           384           419
  Other health.....................................             306           268           283           298           325
                                                             ------       -------      --------       -------       -------
    TOTAL..........................................           7,479         8,017         8,745         9,846        10,357

Social services....................................           3,113         3,093         3,208         3,381         3,090

Education
  Elementary and secondary.........................           4,161         4,262         4,349         4,868         4,890
  Post-secondary...................................           1,451         1,497         1,806         1,797         1,828
  Other education..................................             213           216           202           189           159
                                                             ------       -------      --------       -------       -------
    TOTAL..........................................           5,825         5,975         6,357         6,854         6,877

Protection of persons and property
  Law enforcement..................................             328           347           327           376           373
  Police protection................................             157           161           175           197           229
  Corrections......................................             207           224           242           267           256
  Other protection and regulation..................             297           296           275           263           243
                                                             ------       -------      --------       -------       -------
    TOTAL..........................................             989         1,028         1,019         1,103         1,101

Transportation
  Road and air.....................................             472           469           447           494           490
  Ferries..........................................              24         1,080(2)          -             -             -
  Public transit...................................             294           148(3)        164           207           260
                                                             ------       -------      --------       -------       -------
    TOTAL..........................................             790         1,697           611           701           750

Natural resources and economic development
  Forests (includes firefighting)..................             571(4)        491(4)         592(4)       794(4)        902
  Minerals and mines...............................              31            43            58           113            47
  Environment and agriculture......................             213           226           238           306           322
  Fish and game....................................              21            21            28            18             4
  Trade and industry...............................             112           182(2)        110            93            82
                                                             ------       -------      --------       -------       -------
    TOTAL..........................................             948           963         1,026         1,324         1,357

Other expense
  Local government.................................             200           127           122           169           178
  Housing support..................................              91            93           104           134           151
  Recreation and culture...........................              81           139(2)        115            89            73
  Restructuring exit costs.........................               -            -              -           161(5)        188(5)
                                                             ------       -------      --------       -------       -------
    TOTAL..........................................             372           359           341           553           590

General government
  Legislature......................................              35            34            34            39            37
  Administration...................................             192           212           230           335           326
                                                             ------       -------      --------       -------       -------
    TOTAL..........................................             227           246           264           374           363
Debt servicing.....................................             838           835           889           761           711
                                                             ------       -------      --------       -------       -------
    TOTAL EXPENSE..................................          20,581        22,213        22,460        24,897        25,196
                                                             ------       -------      --------       -------       -------
                                                             ------       -------      --------       -------       -------
-----------------------------------------------------------------------------------------------------------------------------------

-------
(1) Expense by function has been restated to conform more closely to the presentation used by Statistics Canada. Figures are based on 2002/03 PUBLIC ACCOUNTS information. For comparative purposes, figures for previous years have been restated to be consistent with the presentation used in 2002/03.

(2) 1999/00 includes one-time expenses of $1,183 million to record the forgiveness of $1,080 million of debt owed by the British Columbia Ferry Corporation to the government, and write-downs of provincial investments in the Vancouver Trade and Convention Centre (trade and industry - $70 million) and the Kemess mine (recreation and culture - $33 million).

(3) Public transit expenses are lower in 1999/00 due to the transfer of transit responsibilities for the Lower Mainland from British Columbia Transit to the Greater Vancouver Transportation Authority (TRANSLINK) at the end of 1998/99. Funding for TRANSLINK is provided by increased provincial transfers of revenue from fuel and sales taxes, increased access to the local property tax base, and other own-source fees and charges.

(4) Expense for prior years was decreased due to a change in recognition of silviculture liabilities arising under the Small Business Forest Enterprise Program. Silviculture costs were previously expensed as incurred but are now accrued when the liability occurs. Expense was reduced by $16 million-2001/02, $4.5 million-2000/01, $2.2 million-1999/00, and $5.9 million-1998/99.

(5) Restructuring exit costs have no future value to government and are shown separately from other categories of operating expenses.

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                      APPENDIX 2 -- FINANCIAL REVIEW                       69
-------------------------------------------------------------------------------

 TABLE A2.9    FIVE-YEAR EXPENSE BY FUNCTION - SUPPLEMENTARY INFORMATION
               CONSOLIDATED REVENUE FUND(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                         1998/99   1999/2000     2000/01    2001/02         2002/03
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              (per cent)
PER CENT OF GDP:
  Health care.........................................................       6.5         6.6         6.8        7.5             7.7
  Social services.....................................................       2.7         2.6         2.5        2.6             2.3
  Education...........................................................       5.0         5.0         4.9        5.2             5.1
  Protection of persons and property..................................       0.9         0.9         0.8        0.8             0.8
  Transportation......................................................       0.7         1.4         0.5        0.5             0.6
  Natural resources and economic development..........................       0.8         0.8         0.8        1.0             1.0
  Other expense.......................................................       0.3         0.2         0.2        0.5             0.5
  General government..................................................       0.2         0.2         0.2        0.3             0.3
  Debt servicing......................................................       0.7         0.7         0.7        0.6             0.5
                                                                           -----       -----      ------     ------          ------
    TOTAL EXPENSE.....................................................      17.8        18.4        17.4       19.0            18.8
                                                                           -----       -----      ------     ------          ------
                                                                           -----       -----      ------     ------          ------

GROWTH RATES:                                                                                 (per cent)
Health care...........................................................       3.5         7.2         9.1       12.6             5.2
Social services.......................................................      -0.5        -0.6         3.7        5.4            -8.6
Education.............................................................       1.0         2.6         6.4        7.8             0.3
Protection of persons and property....................................      10.3         3.9        -0.9        8.2            -0.2
Transportation(2).....................................................       2.6       114.8       -64.0       14.7             7.0
Natural resources and economic development(2).........................      14.8         1.6         6.5       29.0             2.5
Other expense(2)......................................................     -21.4        -3.5        -5.0       62.2             6.7
General government....................................................       6.6         8.4         7.3       41.7            -2.9
Debt servicing........................................................       0.5        -0.4         6.5      -14.4            -6.6
                                                                           -----       -----      ------     ------          ------
      TOTAL EXPENSE(2)................................................       2.2         7.9         1.1       10.9             1.2
                                                                           -----       -----      ------     ------          ------
                                                                           -----       -----      ------     ------          ------

PER CAPITA EXPENSE:                                                                            (dollars)
Health care...........................................................     1,871       1,990       2,154      2,401           2,501
Social services.......................................................       779         768         790        824             746
Education.............................................................     1,457       1,483       1,566      1,671           1,661
Protection of persons and property....................................       247         255         251        269             266
Transportation........................................................       198         421         150        171             181
Natural resources and economic development............................       237         239         253        323             328
Other expense.........................................................        93          90          84        134             141
General government....................................................        57          61          65         91              88
Debt servicing........................................................       210         207         219        186             172
                                                                           -----       -----      ------     ------          ------
      TOTAL EXPENSE...................................................     5,149       5,514       5,532      6,070           6,084
                                                                           -----       -----      ------     ------          ------
                                                                           -----       -----      ------     ------          ------

REAL PER CAPITA EXPENSE (2002 DOLLARS)................................     5,519       5,846       5,756      6,212           6,084
- growth rate (per cent)(2)...........................................       1.0         5.9        -1.5        7.9            -2.1
-----------------------------------------------------------------------------------------------------------------------------------

--------
(1) Expense has been restated to reflect the government's accounting policy at March 31, 2003.

(2) Excluding one-time expenses in 1999/00 of $1,183 million, 1999/00 growth rates would be -21.9% for transportation, -4.3% for natural resources and economic development, -12.4% for other, 2.1% for total spending, and 0.3% for real per capita; 2000/01 growth rates would be -1.0% for transportation, 15.2% for natural resources and economic development, 4.6% for other, 6.8% for total spending, and 3.9% for real per capita.

     NOTE: Per capita expense is calculated using July 1 population (e.g. 2002/ 03 expense divided by population on July 1, 2002). Similarly, expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2002/03 expense divided by GDP for the 2002 calendar year). Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2002 CPI for 2002/03 expense).

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

70                     APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------


 TABLE A2.10a         GOVERNMENT RESTRUCTURING EXIT EXPENSE(1)
--------------------------------------------------------------------------------

                                                                                             2001/02             2002/03
                                                                                      ---------------------------------------
                                                                                                     $ millions
Consolidated Revenue Fund:
  Government Restructuring (All Ministries) Vote............................               81                   185
  Ministry budgets..........................................................               23                     3
  Contingencies Vote........................................................               57         161         -    188(2)
                                                                                         -----                ------  ------
Taxpayer-supported Crown Corporations:
  BC Buildings Corporation..................................................                5                    51
  BC Health Research Foundation.............................................                -                     4
  BC Pavilion Corporation...................................................                -                     1
  Forest Renewal BC.........................................................               37                     -
  Legal Services Society....................................................                6                     2
  Okanagan Valley Tree Fruit Authority......................................                -                    10
  Other.....................................................................               15                     -
  LESS : ministry payments to taxpayer-supported Crown corporations.........                -          63       (87)   (19)(3)
                                                                                         -----      ------     ------  ------
SUBTOTAL TAXPAYER-SUPPORTED.................................................                          224              169
Commercial Crown Corporations:
  BC Hydro..................................................................                -                    37
  BC Liquor Distribution Branch.............................................                -                    28
  BC Rail...................................................................              165                     -
  Insurance Corporation of BC...............................................               40         205        15     80(4)
                                                                                         -----      ------     ------  ------
TOTAL RESTRUCTURING EXIT COSTS..............................................                          429              249
                                                                                                    ------             ------
                                                                                                    ------             ------
-----------------------------------------------------------------------------------------------------------------------------------

-------
(1) Includes one-time expenditures relating to staffing, building occupancy and other restructuring activities that have no future value to government.

(2)  As reported in Table A2.10b.

(3)  As reported in the 2002/03 PUBLIC ACCOUNTS summary statements.

(4) Included as part of changes to government investments in commercial Crown corporations.

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                      APPENDIX 2 -- FINANCIAL REVIEW                       71
-------------------------------------------------------------------------------

 TABLE A2.10b    CONSOLIDATED REVENUE FUND
                 GOVERNMENT RESTRUCTURING EXPENSE, 2002/03

-------------------------------------------------------------------------------------------------------------------------------
                                          Restructuring Exit Expense(1)        Non-Exit Restructuring Expense(2)
                                          ----------------------------         --------------------------------
                                         Work-    Accom-     Other  Total      Work-    Accom-    Other    Total         TOTAL
                                         force  modation  Restruc-             force  modation Restruc-
                                       Adjust-  Restruc-    turing           Adjust-  Restruc-   turing
                                          ment    turing                        ment    turing
-------------------------------------------------------------------------------------------------------------------------------
                                                                        ($ millions)
GOVERNMENT RESTRUCTURING
  (ALL MINISTRIES) VOTE:
Legislation.........................         -         -         -      -          -         -        -        -             -
Officers of the Legislature.........       0.5         -         -    0.5          -       0.1        -      0.1           0.6
Office of the Premier...............       0.3         -         -    0.3          -         -        -        -           0.3
Advanced Education..................       0.8       0.7         -    1.5        0.2         -        -      0.2           1.7
Agriculture, Food and Fisheries.....       0.8       1.1         -    1.9          -         -        -        -           1.9
Attorney General....................       4.3         -         -    4.3        0.2       1.4      0.3      1.9           6.2
Children and Family
  Development.......................       7.8       0.8       4.1   12.7        0.1       0.6      0.6      1.3          14.0
Community, Aboriginal and
  Women's Services..................       1.7         -       2.5    4.2          -       0.1      1.9      2.0           6.2
Competition, Science
  and Enterprise....................       0.6       0.1         -    0.7          -       0.1        -      0.1           0.8
Education...........................       0.7         -         -    0.7          -         -        -        -           0.7
Energy and Mines....................       0.5         -         -    0.5        0.1       0.1        -      0.2           0.7
Finance.............................       0.4         -         -    0.4        0.1       0.3      0.1      0.5           0.9
Forests.............................      12.1       5.1       0.7   17.9        0.1       0.3      0.6      1.0          18.9
Health Planning.....................       0.3         -         -    0.3        0.1         -        -      0.1           0.4
Health Services.....................         -         -         -      -          -         -        -        -             -
Human Resources.....................       3.5       0.3       0.1    3.9        0.2       0.5        -      0.7           4.6
Management Services.................       2.6         -         -    2.6          -       0.4      5.1      5.5           8.1
Provincial Revenue..................       0.7         -         -    0.7          -         -        -        -           0.7
Public Safety and
  Solicitor General.................       3.9      46.3         -   50.2        0.1       5.6      0.1      5.8          56.0
Skills Development and Labour.......       0.7         -         -    0.7        0.1       0.3      0.1      0.5           1.2
Sustainable Resource
  Management........................       3.8       1.7         -    5.5          -       0.1      0.3      0.4           5.9
Transportation......................       5.7      11.5       0.1   17.3        1.8       1.2      0.2      3.2          20.5
Water, Land and Air Protection......       2.3      14.7       1.9   18.9          -       0.3        -      0.3          19.2
Other Appropriations................         -       0.4         -    0.4          -         -        -        -           0.4
Cross-Government(3).................      29.9       8.8         -   38.7        1.3       0.9      1.1      3.3          42.0
                                         -----     -----      ----  -----      -----     -----    -----    -----         -----
TOTAL VOTE..........................      83.9      91.5       9.4  184.8        4.4      12.3     10.4     27.1         211.9

MINISTRY BUDGETS:
Health Services.....................       2.2       0.2         -    2.4        0.4       0.7      1.3      2.4           4.8
Sustainable Resource
  Management........................         -         -       1.1    1.1          -         -        -        -           1.1
Water, Land and Air Protection......         -         -         -      -        0.8       0.2      0.1      1.1           1.1
                                         -----     -----      ----  -----      -----     -----    -----    -----         -----
TOTAL FROM MINISTRY BUDGETS.........       2.2       0.2       1.1    3.5        1.2       0.9      1.4      3.5           7.0

                                         -----     -----      ----  -----      -----     -----    -----    -----         -----
TOTAL...............................      86.1      91.7      10.5  188.3        5.6      13.2     11.8     30.6         218.9
                                         -----     -----      ----  -----      -----     -----    -----    -----         -----
                                         -----     -----      ----  -----      -----     -----    -----    -----         -----
---------------------------------------------------------------------------------------------------------------------------------

-------
(1)  Restructuring exit costs represent no future value to government.

(2) Non-exit restructuring costs result from the restructuring initiative but do have a future value to government.

(3) Cross-Government expense includes government-wide charges for enhanced pension eligibility, involuntary severance, severance for long-term disability employees and other transition costs not attributable to a specific ministry.

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

72                      APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------

TABLE A2.11   BRITISH COLUMBIA FERRY CORPORATION
              FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31

-----------------------------------------------------------------------------------------------------------------------------------
                                       1999     2000      2001    2002     2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                      ($ millions)
Revenues:
  Rentals ...........................     399.0   399.3   403.6   412.7    396.6
  Other income ......................      37.3    48.3    48.2    46.1     64.6
  Gains on sale of properties .......       9.9    15.9    10.4     6.6     10.5
                                          -----   -----   -----   -----    -----
                                          446.2   463.5   462.2   465.2    471.7
                                          -----   -----   -----   -----    -----
Expenses:
  Lease costs and client projects ...     165.4   169.0   174.8   172.5    193.7
  Operations and maintenance ........     139.3   149.7   156.7   168.7    155.7
  Amortization ......................      40.6    39.8    41.6    41.6     38.0
  Interest expense ..................      51.5    60.0    38.2    39.9     36.9
                                          -----   -----   -----   -----    -----
                                          396.8   418.5   411.3   422.7    424.3
                                          -----   -----   -----   -----    -----
Net income before restructuring items      49.4    45.0    50.9    42.7     47.4
  Restructuring costs ...............    --      --      --        (5.5)    (8.4)
  Early lease termination recoveries     --      --      --      --         13.1
                                          -----   -----   -----   -----    -----
Net income ..........................      49.4    45.0    50.9    37.2     52.1
                                          -----   -----   -----   -----    -----
                                          -----   -----   -----   -----    -----
--------------------------------------------------------------------------------

----------
Source: British Columbia Buildings Corporation.




TABLE A2.12   BRITISH COLUMBIA FERRY CORPORATION
              FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31

-----------------------------------------------------------------------------------------------------------------------------------
                                                                1999        2000         2001          2002         2003
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   ($ millions)
Revenues
  Tolls ...................................................    296.5        292.4          292.8        305.7        315.6
  Catering and other income ...............................     87.6         85.9           91.1         95.8        100.2
  Provincial grant/dedicated revenue(1) ...................     24.0         64.9           72.5         71.7         74.2
                                                             --------     --------        -------      -------      -------
                                                               408.1        443.2          456.4        473.2        490.0
                                                             --------     --------        -------      -------      -------
Expenses:
  Salaries, wages and benefits ............................    235.2        227.2          227.1        241.6        248.1
  Other operating costs ...................................    146.5        161.9          168.9        166.3        172.0
  Net financing expense ...................................     42.4         53.1           (0.3)         1.8          1.4
  Amortization ............................................     50.3         60.2           50.0         46.1         44.1
                                                             --------     --------        -------      -------      -------
                                                               474.4        502.4          445.7        455.8        465.6
                                                             --------     --------        -------      -------      -------
Net income (loss) before unusual items ....................    (66.3)       (59.2)          10.7         17.4         24.4
  Provision for write-down of PACIFICAT ferries ...........    (48.0)      (240.0)           --         (40.0)       (53.1)
                                                             --------     --------        -------      -------      -------
Net income (loss) .........................................   (114.3)      (299.2)          10.7(2)     (22.6)       (28.7)
                                                             ========     ========        =======      =======      ========
-----------------------------------------------------------------------------------------------------------------------------------

--------
(1) Differs from amounts reported in Table A2.6b (dedicated revenue) due to minor year-end accounting adjustments.

(2) Excludes the effect of the government's foregiveness of $1,080 million of debt. This is recorded on the corporation's balance sheet and is accounted for in the government's summary accounts as an adjustment to taxpayer-supported Crown corporations and agencies.

Source:  British Columbia Ferry Corporation.

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                      APPENDIX 2 -- FINANCIAL REVIEW                          73
--------------------------------------------------------------------------------

Table A2.13    BC TRANSPORTATION FINANCING AUTHORITY
               FIVE-YEAR CONSOLIDATED STATEMENT OF INCOME FOR THE YEARS ENDED
               MARCH 31
--------------------------------------------------------------------------------

                                                 1999       2000     2001    2002       2003
Revenue
 Dedicated revenue(1) ......................     126.3       177.2   199.5   196.7       223.2
 Provincial grants .........................      --          --      --      42.2        --
 Contractors' fees and other ...............      --          33.5    87.3    38.2         8.4
 Capital contributions (amortization)(2) ...      --         189.7   189.7   188.7       187.5
                                                 -----       -----   -----   -----       -----
                                                 126.3       400.4   476.5   465.8       419.1
                                                 -----       -----   -----   -----       -----
Expenditures
 Operations and administration .............      49.7        46.4    41.0    43.7         6.2
 Construction wages and benefits ...........      --          26.6    80.6    30.2         0.7
 Amortization(2) ...........................      32.1       231.4   247.9   263.4       286.3
 Interest ..................................      68.1        73.8   106.3   118.6       126.1
                                                 -----       -----   -----   -----       -----
                                                 149.9       378.2   475.8   455.9       419.3
                                                 -----       -----   -----   -----       -----
Operating results before extraordinary items     (23.6)       22.2     0.7     9.9        (0.2)
Extraordinary items ........................     (90.7)(3)    --      --     (10.0)(4)   (19.6)(5)
                                                 -----       -----   -----   -----       -----
Net results for the year ...................    (114.3)       22.2     0.7    (0.1)      (19.8)
                                                 -----       -----   -----   -----       -----
                                                 -----       -----   -----   -----       -----

--------------------------------------------------------------------------------

(1) Differs from amounts reported in Table A2.6b (dedicated revenue) due to minor year-end accounting adjustments.
(2) Effective March 31, 1999, the provincial government transferred highway infrastructure assets to the Authority. The value of the highways is recorded on the Authority's balance sheet as a deferred capital contribution, which is amortized as income to offset the amortization expense of the highways.
(3) The net book value of highways in the Lower Mainland that were transferred to the Greater Vancouver Transportation Authority.
(4) The net book value of highways transferred to municipalities as a result of incorporations and completion of new arterial routes.
(5) The net book value of highways transferred to municipalities ($2.4 million), write-down of highway development costs ($10.5 million) and the write-down of assets held for resale ($6.7 million).

Source:  BC Transportation Financing Authority.




Table A2.14    BRITISH COLUMBIA HYDRO AND POWER AUTHORITY
               FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31
--------------------------------------------------------------------------------

                           1999       2000      2001      2002       2003
--------------------------------------------------------------------------------
                                      ($ millions)


Revenue:
 Domestic................  2,277.9    2,327.5   2,431.0   2,450.0    2,475.0
 Electricity trade.......    739.0    1,129.1   5,458.0   3,861.0    1,932.0
                             -----    -------   -------   -------    -------
                           3,016.9    3,456.6   7,889.0   6,311.0    4,407.0
                           -------    -------   -------   -------    -------
Expenses:
 Energy costs............  1,075.2    1,354.9   5,162.0   4,407.0    2,426.0
 Operating expenses......    592.3      612.4     929.0     716.0      718.0
 Depreciation............    338.8      365.0     380.0     386.0      417.0
 Finance charges.........    615.2      578.8     559.0     544.0      457.0
                           -------    -------   -------   -------    -------
                           2,621.6    2,911.1   7,030.0   6,053.0    4,018.0
                           -------    -------   -------   -------    -------
Operating results........    395.4      545.5     859.0     258.0      389.0
 Restructuring costs.....      --         --       --        --        (37.0)
 Customer profit sharing.      --         --     (310.0)     --          --
 Transfer (to) from RSA(1)     --      (129.3)   (103.0)    145.0       66.0
                           -------    -------   -------   -------    -------
Net income...............    395.4      416.2     446.0     403.0      418.0
                           -------    -------   -------   -------    -------
                           -------    -------   -------   -------    -------

--------------------------------------------------------------------------------
(1) Effective March 31, 1999, the Authority modified its accounting and reporting of transfers (to) from the rate stabilization account (RSA). RSA transfers are now shown as adjustments to net income rather than to retained earnings as previously reported.

Source: British Columbia Hydro and Power Authority.


--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

74                      APPENDIX 2 -- FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.15 LIQUOR DISTRIBUTION BRANCH
            FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31


--------------------------------------------------------------------------------
                           1999       2000      2001      2002       2003
--------------------------------------------------------------------------------
                                      ($ millions)


Provincial liquor sales... 1,640.8    1,663.3   1,719.2   1,792.9   1,885.3
 Less: Cost of sales(1)...   850.6      864.8     891.6     929.6     981.0
                           -------      -----     -----     -----     -----
Gross margin..............   790.2      798.5     827.6     863.3     904.3
Operating expenses........  (178.2)    (188.4)   (197.9)   (231.9)   (254.9)
Other income..............     3.9        7.3      12.7       5.3       4.8
                           -------      -----     -----     -----     -----
Net income................   615.9      617.4     642.4     636.7     654.2
                           -------      -----     -----     -----     -----
                           -------      -----     -----     -----     -----

--------------------------------------------------------------------------------

(1)  Includes discounts and commissions.

Source: Liquor Distribution Branch.



Table A2.16    BRITISH COLUMBIA LOTTERY CORPORATION
               FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           1999       2000      2001      2002       2003
--------------------------------------------------------------------------------
                                      ($ millions)

Gaming revenue...........  1,261.5    1,401.5   1,483.0   1,607.4   1,792.4
 Less: Prizes and
  direct costs...........    699.1      745.9     796.1     863.5     987.0
                             -----      -----     -----     -----     -----
Gross margin.............    562.4      655.6     686.9     743.9     805.4
Operating expenses (net).   (106.4)    (123.6)   (124.9)   (137.8)   (134.5)
                             -----      -----     -----     -----     -----
Net income...............    456.0      532.0     562.0     606.1     670.9
                             -----      -----     -----     -----     -----
                             -----      -----     -----     -----     -----

Allocation of net income
 Government of Canada....      7.0        7.2       7.4       7.6       7.8
 Funding for provincial
  gaming programs........      5.0        1.9       3.7       4.1       3.2
 Transfers to charities/
  local governments......     74.6      106.9     137.2     145.6     171.1
 Contribution to
  provincial revenue.....    369.4      416.0     413.7     448.8     488.8
                             -----      -----     -----     -----     -----
                             456.0      532.0     526.0     606.1     670.9
                             -----      -----     -----     -----     -----
                             -----      -----     -----     -----     -----

--------------------------------------------------------------------------------
Source: British Columbia Lottery Corporation.

--------------------------------------------------------------------------------
                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                      APPENDIX 2 -- FINANCIAL REVIEW                          75
--------------------------------------------------------------------------------
Table A2.17    BRITISH COLUMBIA RAILWAY COMPANY
               FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED DECEMBER 31(1)

------------------------------------------------------------------------------------------------------
                                                             1998     1999     2000     2001     2002
------------------------------------------------------------------------------------------------------
                                                                           ($ millions)

Revenue ................................................     338.3    341.1    333.5    301.8    313.2
Expenses ...............................................     284.5    271.3    293.1    266.6    241.9
                                                             -----    -----    -----    -----    -----
Operating income .......................................      53.8     69.8     40.4     35.2     71.3
 Non-operating expenses ................................     (21.8)   (22.6)   (28.7)   (29.7)   (15.3)
                                                             -----    -----    -----    -----    -----
Income from continuing operations before special charges      32.0     47.2     11.7      5.5     56.0
 Special charges .......................................       --    (605.8)(2) (8.0)(3)(79.8)(4)  --
                                                             -----    -----    -----    -----    -----
Income (loss) from continuing operations ...............      32.0   (558.6)     3.7    (74.3)    56.0
 Results of discontinued operations ....................      (7.9)   (23.5)   (10.4)   (32.6)  (140.2)
                                                             -----    -----    -----    -----    -----
Net income (loss) ......................................      24.1   (582.1)    (6.7)  (106.9)   (84.2)
                                                             -----    -----    -----    -----    -----
                                                             -----    -----    -----    -----    -----

--------------------------------------------------------------------------------
(1)  Prior years are restated to be consistent with the current presentation.
(2)  Asset impairment charge on northern British Columbia rail assets.
(3) Provision to reflect anticipated future costs of environmental remediation.
(4)  Restructuring costs.

Source: British Columbia Railway Company.



Table A2.18    INSURANCE CORPORATION OF BRITISH COLUMBIA
               FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED DECEMBER 31

---------------------------------------------------------------------------------------------------------------
                                                             1998    1999      2000        2001         2002
---------------------------------------------------------------------------------------------------------------
                                                                             ($ millions)

Revenue:
 Net premiums..........................................   2,368.9   2,382.4    2,387.0     2,447.1      2,628.5
 Investment income.....................................     412.2     449.2      625.7      454.0         327.3
 Net provincial fine and licence collections(1)........      41.0       --         --          --           --
                                                          -------   -------     ------     -------      -------
                                                          2,822.1   2,831.6     3,012.7    2,901.1      2,955.8
                                                          -------   -------     ------     -------      -------
Claims and expenses:
  Claims incurred......................................   2,134.6   2,080.3     2,006.2    2,126.3      2,193.5
  Prior years' claims adjustments......................    (219.5)   (238.2)     (266.3)       2.2        (24.8)
                                                          -------   -------     ------     -------      -------
 Net claims incurred...................................   1,915.1   1,842.1     1,739.9    2,128.5      2,168.7
 Claims operations expense.............................     287.6     334.3       333.0      316.6        268.5
 Operating costs - insurance...........................     417.0     466.8       479.2      472.6        374.7
 Operating costs - non-insurance.......................      81.9      92.7       103.4       94.4         83.7
                                                          -------   -------     ------     -------      -------
                                                          2,701.6   2,735.9     2,655.5    3,012.1      2,895.6
                                                          -------   -------     ------     -------      -------
Income before unusual items............................     120.5      95.7       357.2     (111.0)        60.2
Unusual items..........................................     (47.0)(2)   --       (218.5)(2) (139.5)(3)    (15.2)(4)
Net income (loss)......................................      73.5      95.7       138.7     (250.5)        45.0
                                                          -------   -------     ------     -------      -------
                                                          -------   -------     ------     -------      -------
---------------------------------------------------------------------------------------------------------------

(1) Commencing in 1997, the corporation assumed responsibility for the collection of licence fees and fines revenues as part of a merger with the Motor Vehicle Branch of the Ministry of Transportation and Highways.
(2)  Road Safety Dividend.
(3) Includes restructuring costs (39.5 million) and a provision for a reduction in investment value ($100 million).
(4)  Restructuring costs.

Source: Insurance Corporation of British Columbia.

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

76                      APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------

 TABLE A2.19 FIVE-YEAR PROVINCIAL DEBT SUMMARY(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Budget     Actual
                                                                      1998/99   1999/2000   2000/01   2001/02    2002/03    2002/03
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        ($ millions)
TAXPAYER-SUPPORTED DEBT
  Provincial government direct operating ......................       12,217     13,859(2)  12,113     13,789     17,182     15,453
                                                                   ----------   ----------  --------  ---------- ---------- --------
  Education facilities(3)
    Schools ...................................................        3,261      3,609      3,880      4,092      4,375      4,294
    Post-secondary institutions ...............................        1,336      1,369      1,383      1,425      1,637      1,499
                                                                   ----------   ----------  --------  ---------- ---------- --------
                                                                       4,597      4,978      5,263      5,517      6,012      5,793
                                                                   ----------   ----------  --------  ---------- ---------- --------
  Health facilities(3) ........................................        1,282      1,451      1,780      1,920      2,199      2,004
                                                                   ----------   ----------  --------  ---------- ---------- --------
  Highways, ferries and public transit
    BC Transportation Financing Authority .....................        1,433      1,843      2,197      2,514      2,743      2,661
    BC Ferries ................................................          973         24(2)      21         19         72         --
    BC Transit ................................................           59         79         75         79         94         87
    Public transit(3) .........................................          987        952        948        936        937        930
    SKYTRAIN extension(3) .....................................          133        488        836      1,044      1,214      1,105
    Rapid Transit Project 2000 Ltd ............................           56        101        114         47       --            3
                                                                   ----------   ----------  --------  ---------- ---------- --------
                                                                       3,641      3,487      4,191      4,639      5,060      4,786
                                                                   ----------   ----------  --------  ---------- ---------- --------
Other
  BC Buildings ................................................          715        615        610        596        538        456
  552513 British Columbia Ltd. (Skeena Cellulose Inc.)(4) .....           --         --        337         --         --         --
  Social housing(5) ...........................................          183        205        265        299        218        161
  Homeowner Protection Office .................................           11         34         71        113        139        123
  Universities and colleges - fiscal agency loans .............          137        130        124        114        113        105
  Student assistance loans ....................................          287        267        159         90         73         54
  Other(6) ....................................................          134        155         85        100         67        125
                                                                   ----------   ----------  --------  ---------- ---------- --------
                                                                       1,467      1,406      1,651      1,312      1,148      1,024
                                                                   ----------   ----------  --------  ---------- ---------- --------
TOTAL TAXPAYER-SUPPORTED DEBT .................................       23,204     25,181     24,998     27,177     31,601     29,060
                                                                   ----------   ----------  --------  ---------- ---------- --------
SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies
    BC Hydro ..................................................        7,474      6,945      6,852      6,863      7,442      6,829
    BC Rail ...................................................          607        655        603        614        638        494
    552513 British Columbia Ltd. (Skeena Cellulose Inc.)(4) ...          221        280         --         --         --         --
    Columbia Basin Power Company(7) ...........................           94         94         93        120        285        118
    Columbia Power Corporation ................................           --         --         20         64         --         47
    Liquor Distribution Branch ................................            3          3          2         13         12          9
                                                                   ----------   ----------  --------  ---------- ---------- --------
                                                                       8,399      7,977      7,570      7,674      8,377      7,497
  Warehouse borrowing program .................................          658      1,320      1,312      1,067         --         --
                                                                   ----------   ----------  --------  ---------- ---------- --------
TOTAL SELF-SUPPORTED DEBT .....................................        9,057      9,297      8,882      8,741      8,377      7,497
                                                                   ----------   ----------  --------  ---------- ---------- --------
FORECAST ALLOWANCE ............................................           --         --         --         --        750         --
                                                                   ----------   ----------  --------  ---------- ---------- --------
TOTAL PROVINCIAL DEBT .........................................       32,261     34,478     33,880     35,918     40,728     36,557
                                                                   ----------   ----------  --------  ---------- ---------- --------
                                                                   ----------   ----------  --------  ---------- ---------- --------
-----------------------------------------------------------------------------------------------------------------------------------

-------
(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.

(2) Effective March 31, 2000, the provincial government assumed responsibility for the fiscal agency loans of BC Ferries ($1,080 million) and 580440 British Columbia Ltd. (Vancouver Trade and Convention Centre) ($70 million). Although this resulted in a change to debt composition, debt totals were not affected.

(3)  Represents government direct debt incurred for capital financing purposes.

(4) Based on a revised outlook for world pulp prices and its potential impact on the finances of 552513 British Columbia Ltd. (Skeena Cellulose Inc.), the company's debt was reclassified from self-supported to taxpayer-supported in 2000/01. In March 2002, the company's debt was assumed by the provincial government ($260 million) and by the minority shareholder ($94 million) in preparation for returning Skeena Cellulose Inc. to the private sector.

(5) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(6) Includes the BC Assessment Authority, the Pacific Racing Association, and other taxpayer-supported Crown corporations and agencies. Also includes loan guarantees to agricultural producers, guarantees issued under economic development assistance programs and loan guarantee provisions.

(7)  A joint venture of the Columbia Power Corporation and Columbia Basin Trust.

-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                      APPENDIX 2 -- FINANCIAL REVIEW                       77
-------------------------------------------------------------------------------

 TABLE A2.20 FIVE-YEAR PROVINCIAL DEBT SUMMARY -- SUPPLEMENTARY INFORMATION

-----------------------------------------------------------------------------------------------------------------------------------
                                                                  1998/99    1999/2000     2000/01      2001/02       2002/03
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          (per cent)
PER CENT OF GDP:
  TAXPAYER-SUPPORTED DEBT
  Provincial government direct ...............................     10.6         11.5          9.4         10.5         11.5
  Education ..................................................      4.0          4.1          4.1          4.2          4.3
  Health facilities ..........................................      1.1          1.2          1.4          1.5          1.5
  Highways, ferries and public transit .......................      3.1          2.9          3.2          3.5          3.6
  Other debt .................................................      1.3          1.2          1.3          1.0          0.8
                                                               ---------    ---------    ---------    ---------    ---------
    Total taxpayer-supported debt ............................     20.1         20.9         19.3         20.8         21.6
                                                               ---------    ---------    ---------    ---------    ---------
  SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies .................      7.3          6.6          5.9          5.9          5.6
  Warehouse borrowing program ................................      0.6          1.1          1.0          0.8           --
                                                               ---------    ---------    ---------    ---------    ---------
    Total self-supported debt ................................      7.8          7.7          6.9          6.7          5.6
                                                               ---------    ---------    ---------    ---------    ---------
  TOTAL PROVINCIALDEBT .......................................     27.9         28.6         26.2         27.4         27.2
                                                               ---------    ---------    ---------    ---------    ---------
                                                               ---------    ---------    ---------    ---------    ---------

                                                                                         (per cent)
GROWTH RATES:
  TAXPAYER-SUPPORTED DEBT
  Provincial government direct ...............................     10.8         13.4        -12.6         13.8         12.1
  Education ..................................................      8.7          8.3          5.7          4.8          5.0
  Health facilities ..........................................    -10.4         13.2         22.7          7.9          4.4
  Highways, ferries and public transit .......................     15.8         -4.2         20.2         10.7          3.2
  Other debt .................................................      1.9         -4.2         17.4        -20.5        -22.0
    Total taxpayer-supported debt ............................      9.1          8.5         -0.7          8.7          6.9

  SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies .................      5.0         -5.0         -5.1          1.4          -2.3
  Warehouse borrowing program ................................    558.0        100.6         -0.6        -18.7        -100.0
    Total self-supported debt ................................     11.9          2.6         -4.5         -1.6         -14.2
                                                               ---------    ---------    ---------    ---------    ---------
  TOTAL PROVINCIAL DEBT ......................................      9.8          6.9         -1.7          6.0           1.8
                                                               ---------    ---------    ---------    ---------    ---------
                                                               ---------    ---------    ---------    ---------    ---------

                                                                                         (dollars)
PER CAPITA DEBT:
  TAXPAYER-SUPPORTED DEBT
  Provincial government direct ...............................    3,056        3,440        2,983        3,362        3,731
  Education ..................................................    1,150        1,236        1,296        1,345        1,399
  Health facilities ..........................................      321          360          438          468          484
  Highways, ferries and public transit .......................      911          866        1,032        1,131        1,156
  Other debt .................................................      367          349          407          320          247
                                                                ---------    ---------    ---------    ---------    ---------
   Total taxpayer-supported debt ............................    5,805        6,251        6,157        6,626        7,017
                                                                ---------    ---------    ---------    ---------    ---------
 SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies .................    2,101        1,980        1,864        1,871        1,810
  Warehouse borrowing program ................................      165          328          323          260           --
                                                                ---------    ---------    ---------    ---------    ---------
   Total self-supported debt ................................    2,266        2,308        2,188        2,131        1,810
                                                                ---------    ---------    ---------    ---------    ---------
 TOTAL PROVINCIAL DEBT ......................................    8,071        8,559        8,345        8,757        8,827
                                                                ---------    ---------    ---------    ---------    ---------
                                                                ---------    ---------    ---------    ---------    ---------
-----------------------------------------------------------------------------------------------------------------------------------

-------
  Note: Totals may not add due to rounding.

--------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

78                      APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------

TABLE A2.21  SUMMARY OF CHANGES FROM THE 2002/03
             THIRD QUARTERLY REPORT UPDATED FORECAST - CAPITAL SPENDING AND DEBT

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Final
                                                                                                Change              Results
                                                                                               --------            ---------
                                                                                                       ($ millions)
CAPITAL SPENDING - THIRD QUARTER UPDATED FORECAST                                                                   2,179
  TAXPAYER-SUPPORTED
    Education facilities ...................................................................        (19)
    Health facilities ......................................................................        (17)
    Rapid Transit Project 2000 .............................................................        (29)
    Purchase of land for Vancouver Convention and Exhibition Centre expansion project ......         32
    Other ..................................................................................        (17)              (50)
                                                                                                 --------
  SELF-SUPPORTED COMMERCIAL
    Columbia power projects ................................................................        (40)
    ICBC ...................................................................................        (15)
    Other ..................................................................................        (18)              (73)
                                                                                                 --------         --------
CAPITAL SPENDING - ACTUAL ..................................................................                        2,056
                                                                                                                  --------
                                                                                                                  --------
-----------------------------------------------------------------------------------------------------------------------------------

PROVINCIAL DEBT AT MARCH 31, 2003 - THIRD QUARTER UPDATED FORECAST                                                 37,268
  TAXPAYER-SUPPORTED DEBT
    Provincial government operating - improved results of the CRF, partially offset by
      higher working capital requirements ..................................................       (111)
    Education and health facilities - mainly reduced capital spending ......................        (38)
    Transportation - mainly reduced SKYTRAIN capital spending ..............................        (45)
    Other reduced requirements .............................................................        (27)
                                                                                                --------
    Total taxpayer-supported ...............................................................                         (221)
    SELF-SUPPORTED COMMERCIAL
    BC Hydro - reduced working capital requirements ........................................       (169)
    Other - mainly Columbia power projects reduced capital spending ........................        (21)
                                                                                                --------
    Total self-supported ...................................................................                         (190)
  Debt forecast allowance not needed .......................................................                         (300)
                                                                                                                  --------
PROVINCIAL DEBT AT MARCH 31, 2003 - 2002/03 PUBLIC ACCOUNTS ................................                       36,557
                                                                                                                  --------
                                                                                                                  --------
-----------------------------------------------------------------------------------------------------------------------------------

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               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                      APPENDIX 2 -- FINANCIAL REVIEW                       79
-------------------------------------------------------------------------------

TABLE A2.22  HISTORICAL SUMMARY ACCOUNTS SURPLUS (DEFICIT)(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                             Crown                         Summary       Surplus
                                           Consolidated Revenue Fund      Corporations      Joint          Accounts      (Deficit)
                                        --------------------------------      and        Trusteeship       Surplus    as a Per Cent
Year                                    Revenue    Expenditure   Balance    Agencies     Arrangements     (Deficit)       of GDP
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         ($ millions)
1969/70 ...........................       1,248       1,244           4              --            --              4          --
1970/71 ...........................       1,373       1,274          99              --            --             99         1.1
1971/72 ...........................       1,558       1,474          84              --            --             84         0.8
1972/73 ...........................       1,772       1,675          97              --            --             97         0.8
1973/74 ...........................       2,217       2,071         146              --            --            146         1.0
1974/75 ...........................       2,769       2,779         (10)             --            --            (10)       (0.1)
1975/76 ...........................       3,124       3,534        (410)             --            --           (410)       (2.1)
1976/77 ...........................       3,785       3,691          94              --            --             94         0.4
1977/78 ...........................       4,372       4,168         204              --            --            204         0.8
1978/79 ...........................       4,853       4,582         271              --            --            271         0.9
1979/80(1) ........................       5,860       5,318         542             (88)           --            454         1.4
1980/81 ...........................       5,982       6,239        (257)             45            --           (212)       (0.6)
1981/82 ...........................       7,139       7,323        (184)             43            --           (141)       (0.3)
1982/83 ...........................       7,678       8,662        (984)           (257)           --         (1,241)       (2.8)
1983/84 ...........................       8,335       9,347      (1,012)             49            --           (963)       (2.0)
1984/85 ...........................       8,807       9,801        (994)            172            --           (822)       (1.6)
1985/86 ...........................       9,160      10,127        (967)            110            --           (857)       (1.6)
1986/87 ...........................       9,463      10,624      (1,161)            526            --           (635)       (1.1)
1987/88 ...........................      11,007      11,055         (48)            119            --             71         0.1
1988/89 ...........................      12,570      11,834         736             194            --            930         1.3
1989/90 ...........................      13,656      13,200         456              40            --            496         0.7
1990/91 ...........................      14,236      15,010        (774)            107            --           (667)       (0.8)
1991/92 ...........................      14,570      17,101      (2,531)            192            --         (2,339)       (2.9)
1992/93 ...........................      16,172      17,858      (1,686)            210            --         (1,476)       (1.7)
1993/94 ...........................      17,923      18,833        (910)             11            --           (899)       (1.0)
1994/95 ...........................      19,506      19,953        (447)            219            --           (228)       (0.2)
1995/96 ...........................      19,698      20,054        (356)             38            --           (318)       (0.3)
1996/97 ...........................      20,126      20,241        (115)           (270)           --           (385)       (0.4)
1997/98 ...........................      20,216      20,135          81            (248)           --           (167)       (0.1)
1998/99 ...........................      20,306      20,581        (275)           (722)           --           (997)       (0.9)
1999/2000 .........................      21,957      22,213        (256)            406            --            150         0.1
2000/01 ...........................      24,013      22,460       1,553             (70)            (52)       1,431         1.1
2001/02 ...........................      22,894      24,897      (2,003)(2)        (746)(2)       1,464       (1,285)       (1.0)
2002/03 ...........................      22,147      25,196      (3,049)           (120)             --       (3,169)       (2.4)
-----------------------------------------------------------------------------------------------------------------------------------

-------
(1) The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1970/71 to 1978/79, the CRF surplus/(deficit) is used in place of the summary accounts surplus/(deficit).

(2) Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

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               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

80                      APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------

 TABLE A2.23 HISTORICAL REVENUE BY SOURCE CONSOLIDATED REVENUE FUND(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   Contributions     Contributions
                                                                                       from              from
                                                              Natural      Other     Government       the Federal
Year                                            Taxation     Resource     Revenue    Enterprises       Government      Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 ($ millions)
1984/85 ................................         5,015          721          886          360             1,825        8,807
1985/86 ................................         5,237          704          965          398             1,856        9,160
1986/87 ................................         5,354          658          979          448             2,024        9,463
1987/88 ................................         6,200        1,223        1,060          470             2,054       11,007
1988/89 ................................         6,973        1,272        1,729          447             2,149       12,570
1989/90(2) .............................         8,095        1,249        1,464          727             2,121       13,656
1990/91 ................................         8,702        1,171        1,433          834             2,096       14,236
1991/92 ................................         8,997        1,101        1,573          701             2,198       14,570
1992/93 ................................         9,897        1,264        1,580        1,016             2,415       16,172
1993/94(3) .............................        11,101        1,772        1,733        1,048             2,269       17,923
1994/95 ................................        11,937        2,244        1,835        1,028             2,462       19,506
1995/96(4) .............................        12,509        2,026        1,801          968             2,394       19,698
1996/97 ................................        13,094        2,186        1,743        1,148             1,955       20,126
1997/98 ................................        13,103        2,197        1,799        1,280             1,837       20,216
1998/99 ................................        13,134        1,829        1,831        1,362             2,150       20,306
1999/2000(5) ...........................        13,364        2,517        1,888        1,454             2,734       21,957
2000/01 ................................        13,881        3,975        1,860        1,500             2,797       24,013
2001/02(5) .............................        13,652        3,108        1,910        1,437             2,787       22,894
2002/03(5) .............................        11,846        3,255        2,206        1,517             3,323       22,147
-----------------------------------------------------------------------------------------------------------------------------------

------
(1) Revenue has been restated to reflect the government's accounting policy at March 31, 2003. Further information is provided in footnotes to Table A2.3, and in the introduction to this appendix. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies. These revenues are included as part of the operations of the Crown corporations and agencies. Figures are based on PUBLIC ACCOUNTS information.

(2) Beginning in 1989/90, other revenue has been restated to reflect a change in accounting policy to exclude sinking fund earnings from revenue.

(3) Beginning in 1993/94, revenue has been restated to reflect a change in accounting policy to show allowances for doubtful collection of revenue accounts as deductions from revenue. Previously, these amounts were recorded as expenditures.

(4) Beginning in 1995/96, other revenue has been restated to reflect a change in accounting policy to exclude from revenue and expenditure, non-cash exchanges of Crown land (of equivalent value) to third parties.

(5) Revenue have been restated for 1999/00 and 2001/02 reflecting a change in the method of recording equalization entitlement from cash basis to accrual. This has the effect of increasing 1999/00 revenue by $125 million, and reducing 2001/02 and 2002/03 revenue by $68 million and $57 million, respectively.

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               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                       APPENDIX 2 -- FINANCIAL REVIEW                       81
-------------------------------------------------------------------------------

 TABLE A2.24    HISTORICAL EXPENSE BY FUNCTION
                CONSOLIDATED REVENUE FUND(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                      Social                                        Debt
Year                                     Health      Services     Education     Transportation    Servicing     Other(2)      Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 ($ millions)
1984/85 ..........................        3,042        1,266        2,455           1,263             275        1,500        9,801
1985/86 ..........................        3,161        1,298        2,385           1,157             342        1,784       10,127
1986/87 ..........................        3,446        1,298        2,495             905             384        2,096       10,624
1987/88 ..........................        3,684        1,349        2,663             928             525        1,906       11,055
1988/89 ..........................        4,012        1,440        2,920             844             530        2,088       11,834
1989/90(3) .......................        4,502        1,496        3,228           1,199             457        2,318       13,200
1990/91 ..........................        5,028        1,669        4,113(4)        1,188             478        2,534       15,010
1991/92 ..........................        5,617        1,994        4,521           1,262             590        3,117       17,101
1992/93 ..........................        6,003        2,366        4,804           1,078(5)          736        2,871       17,858
1993/94 ..........................        6,287        2,704        4,984           1,024(5)          844        2,990       18,833
1994/95 ..........................        6,584        2,890        5,252             907             931        3,389       19,953
1995/96 ..........................        6,778        3,033        5,492             852             887        3,012       20,054
1996/97 ..........................        7,038        2,969        5,750             844             867        2,773       20,241
1997/98 ..........................        7,224        3,048        5,766             770             834        2,493       20,135
1998/99(6) .......................        7,479        3,113        5,825             790             838        2,536       20,581
1999/2000 ........................        8,017        3,093        5,975           1,697             835        2,596       22,213
2000/01 ..........................        8,745        3,208        6,357             611             889        2,650       22,460
2001/02(7) .......................        9,846        3,381        6,854             701             761        3,354       24,897
2002/03(7) .......................       10,357        3,090        6,877             750             711        3,411       25,196
-----------------------------------------------------------------------------------------------------------------------------------

------

(1) Expense has been restated to reflect the government's accounting policy at March 31, 2003. Further information is provided in footnotes to Table A2.8. Figures are based on PUBLIC ACCOUNTS information.

(2) Other includes: protection of persons and property, natural resources and economic development, general government and other expenses.

(3) Beginning in 1989/90, expense has been restated to report sinking fund earnings as a deduction from expense. Previously, these earnings were reported as revenue. The annual deficits are unchanged by this accounting policy change.

(4) Beginning in 1990/91, the provincial government assumed full responsibility for contributions to school districts previously funded through residential school property taxes. As a result, some expenses formerly financed by local school districts are included as expenses of the government.

(5) Responsibility for highway capital construction was transferred to the BC Transportation Financing Authority in 1993/94.

(6) Expense for prior years was decreased due to a change in recognition of silviculture liabilities arising under the Small Business Forest Enterprise Program. Silviculture costs were previously expensed as incurred but are now accrued when the liability occurs. Expense was reduced by $16 million-2001/02, $4.5 million-2000/01, $2.2 million-1999/00, and $5.9 million-1998/99.

(7) Includes restructuring exit costs (2002/03 - $188 million, 2001/02 - $161 million).

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               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

82                      APPENDIX 2 -- FINANCIAL REVIEW
-------------------------------------------------------------------------------

TABLE A2.25 HISTORICAL PROVINCIAL DEBT SUMMARY(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                          Taxpayer-Supported Debt
                     -------------------------------------------------------------------                          Total   Taxpayer-
                     Provincial   Education     Health     Highways,             Total                             Debt   Supported
                     Government   Facilities  Facilities  Ferries and          Taxpayer-     Self-     Total       as a   Debt as a
                       Direct      Capital      Capital     Public             Supported  Supported  Provincial  Per Cent  Per Cent
Year                 Operating    Financing    Financing   Transit    Other(2)    Debt      Debt(3)     Debt      of GDP    of GDP
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    (millions)                                       (per cent)
1969/70 ...........       --          338         42        142        100        622        1,661      2,283       24.7      6.7
1970/71 ...........       --          362         64        172         99        697        1,808      2,505       25.6      7.1
1971/72 ...........       --          380         85        233         95        793        1,948      2,741       24.9      7.2
1972/73 ...........       --          408        105        288         87        888        2,062      2,950       23.8      7.2
1973/74 ...........       --          425        117        340        145      1,027        2,228      3,255       21.1      6.7
1974/75 ...........       --          485        133        386        149      1,153        2,650      3,803       21.3      6.5
1975/76 ...........       --          557        178        544        145      1,424        3,144      4,568       23.1      7.2
1976/77 ...........      261          658        236        649        188      1,992        3,787      5,779       24.4      8.4
1977/78 ...........      261          710        291        656        215      2,133        4,464      6,597       24.9      8.1
1978/79 ...........      261          778        334        653         91      2,117        4,838      6,955       23.3      7.1
1979/80 ...........      235          836        401        730        195      2,397        5,704      8,101       23.3      6.9
1980/81 ...........      209          919        461        729        270      2,588        5,956      8,544       21.6      6.5
1981/82 ...........      183        1,067        561        844        291      2,946        7,227     10,173       22.7      6.6
1982/83 ...........      883        1,204        660      1,024        894      4,665        7,692     12,357       27.4     10.4
1983/84 ...........    1,596        1,321        712      1,392      1,174      6,195        8,440     14,635       30.8     13.0
1984/85 ...........    2,476        1,308        717        691(4)   1,276      6,468       9,082(4)   15,550       31.2     13.0
1985/86 ...........    3,197        1,276        680      1,034      1,376      7,563        8,990     16,553       30.9     14.1
1986/87 ...........    4,802        1,268        681      1,097        812      8,660        8,485     17,145       30.3     15.3
1987/88 ...........    5,017        1,278        716      1,192        660      8,863        8,149     17,012       27.2     14.2
1988/89 ...........    4,919        1,322        763      1,213        842      9,059        7,396     16,455       23.7     13.1
1989/90 ...........    4,209        1,367        837      1,244      1,262      8,919        7,340     16,259       21.5     11.8
1990/91 ...........    4,726        1,565        959      1,287      1,281      9,818        7,444     17,262       21.8     12.4
1991/92 ...........    6,611        1,939      1,040      1,527      1,431     12,548        7,493     20,041       24.5     15.3
1992/93 ...........    8,969        2,426      1,141      1,719      1,641     15,896        7,526     23,422       26.8     18.2
1993/94 ...........   10,257(5)     3,054      1,181      1,862(5)   1,627     17,981        7,946     25,927       27.6     19.1
1994/95 ...........   10,181        3,631      1,318      2,158      1,749     19,037        8,013     27,050       26.9     18.9
1995/96 ...........   10,237        3,990      1,399      2,598      1,695     19,919        8,847     28,766       27.2     18.9
1996/97 ...........   11,030        4,230      1,431      3,144      1,440     21,275        8,096     29,371       27.0     19.5
1997/98 ...........   11,488        4,352      1,417      3,463      1,431     22,151        8,204     30,355       26.5     19.4
1998/99 ...........   12,217        4,597      1,282      3,641      1,467     23,204        9,057     32,261       27.9     20.1
1999/2000 .........   13,859(6)     4,978      1,451      3,487(6)   1,406(6)  25,181        9,297(6)  34,478       28.6     20.9
2000/01 ...........   12,113        5,263      1,780      4,191      1,651(7)  24,998        8,882(7)  33,880       26.2     19.3
2001/02 ...........   13,789(8)     5,517      1,920      4,639      1,312(8)  27,177        8,741     35,918       27.4     20.8
2002/03 ...........   15,453        5,793      2,004      4,786      1,024     29,060        7,497     36,557       27.2     21.6
-----------------------------------------------------------------------------------------------------------------------------------

------
(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.

(2) Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation and other taxpayer-supported Crown corporations and agencies. Also includes loan guarantees to agricultural producers, guarantees issued under economic development assistance programs and loan guarantee provisions.

(3) Includes commercial Crown corporations and agencies and, beginning in 1995/96, funds held under the province's warehouse borrowing program.

(4) Prior to 1984/85 debt outstanding for BC Rail was classified as taxpayer-supported debt. Beginning in 1984/85 the company was considered to be a commercial operation.

(5) Prior to the establishment of the BC Transportation Financing Authority in the spring of 1993, capital financing for highways was provided through provincial government direct operating debt.

(6) Effective March 31, 2000, the provincial government assumed responsibility for fiscal agency loans of BC Ferries ($1,080 million) and 580440 British Columbia Ltd. (Vancouver Trade and Convention Centre) ($70 million).

(7) Based on a revised outlook for world pulp prices and its potential impact on the finances of 552513 British Columbia Ltd. (Skeena Cellulose Inc.), the company's debt was reclassified from self-supported to taxpayer-supported in 2000/01. As the province is not the sole shareholder of Skeena Cellulose Inc., a portion of this debt was attributed to the minority shareholder.

(8) In March 2002, Skeena Cellulose debt was assumed by the provincial government ($260 million) and by the minority shareholder ($94 million) in preparation for returning Skeena Cellulose Inc. to the private sector.


-------------------------------------------------------------------------------
               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                       APPENDIX 2 -- FINANCIAL REVIEW                       83
-------------------------------------------------------------------------------

TABLE A2.26  PROVINCIAL TAXES (AS OF JULY 2003)

-----------------------------------------------------------------------------------------------------------------------------------
Type and
Statute Reference     Tax Base                   Tax Rate                   Characteristics and Exemptions
-----------------------------------------------------------------------------------------------------------------------------------
Income --              Taxable Income             13.5% of taxable income   Both personal and corporate taxes are administered
INCOME TAX ACT        (1) Corporate.             (small business rate:      by the Canada Customs and Revenue Agency under an
                                                 4.5%).                     agreement between the province and the federal
                                                                            government.

                                                                            Corporate tax credits include the scientific
                                                                            research and experimental development tax credit, book
                                                                            publishing tax credit and the film tax credit. In
                                                                            addition, the political contributions tax credit,
                                                                            royalty tax credit, the mining exploration tax credit,
                                                                            logging tax credit and venture capital tax credits are
                                                                            available to both individuals and corporations.


                      (2) Personal.              Tax rates of 6.05%, 9.15%, Under the tax on income system, BC provides a set of
                                                 11.7%, 13.7% and 14.7%     non-refundable credits equivalent to all federal non-
                                                 corresponding to tax       refundable credits.
                                                 brackets of up to $31,653,
                                                 $31,653 to $63,308,
                                                 $63,308 to $72,685,        BC Family Bonus and BC Earned Income Benefit are
                                                 $72,685 to $88,260 and     combined with the federal Tax Benefit in a single
                                                 over $88,260.              monthly payment to families. Tax credits for claims
                                                                            personal income taxes include the refundable sales tax
                                                                            credit, mining flow-through share tax credit and
                                                                            employee venture capital tax credits.
-----------------------------------------------------------------------------------------------------------------------------------
Capital --            Net BC paid-up capital.    Banks, trust companies and Associated groups of corporations with net paid-up
CORPORATION                                      credit unions with net     capital of less than $10 million are exempt from the
CAPITAL TAX ACT                                  paid-up capital: greater   tax.Family farm, cooperative, non-profit and other
                                                 than $1 billion -- 3%; $1  specified corporations are also exempt. The tax rate
                                                 billion or less or         is phased in for corporations with net British Columbia
                                                 headquartered in           paid-up capital  between $10 million and $10.25 million
                                                 British Columbia 1%.       There is a special flat fee for corporations above the
                                                                            exemption threshold but with net paid-up capital
                                                                            allocated to British Columbia below the threshold.
-----------------------------------------------------------------------------------------------------------------------------------
Real Property         Fair market value of       1% on the first $200,000   Exemptions include: transfers of principal residences,
Transfers --          property or interest in    of value transferred and   on recreational residences and family farms to related
PROPERTY              property transferred.      2% amounts in excess of    individuals; transfers of property between spouses
TRANSFER TAX ACT                                 $200,000.                  pursuant to written separation agreements or court
                                                                            orders; transfers of property to local governments,
                                                                            registered charities and educational institutions;
                                                                            transfers of property to veterans under the Veterans'
                                                                            Land Act (Canada); transfers of land to be protected,
                                                                            preserved, conserved or kept in a natural state; and
                                                                            transfers of leases less than 31 years in duration.
                                                                            A number of technical exemptions are also provided.
                                                                            Eligible first time home-buyers are exempt from tax on
                                                                            transfers of eligible properties.
-----------------------------------------------------------------------------------------------------------------------------------
Retail Sales --       Purchase and lease price   General rate is 7.5%.      Collected through vendors and lessors registered
SOCIAL SERVICE        of tangible personal       Liquor 10%.                under the act and paid by purchasers and lessees. The
TAX ACT               property, repair labour    Passenger vehicles:        exemptions generally fall into four categories: (1)
                      and legal services.        under $47,000 -- 7.5%;     items considered to be basic necessities of life such
                                                 $47,000 to $48,000 -- 8%;  as food and prescription and non-prescription drugs;
                                                 $48,000 to $49,000 -- 9%;  (2) specified inputs for certain sectors to enhance
                                                 over $49,000 -- 10%.       competitiveness such as the exemption for machinery
                                                                            and equipment used in manufacturing and in the natural
                                                                            resource industries and the exemption of specified
                                                                            equipment used by bonafide farmers, fishers and
                                                                            aquaculturists; (3) safety-related equipment designed
                                                                            to be worn by a worker, such as high-visibility vests
                                                                            and steel-toed boots, and specified general safety
                                                                            equipment such as life jackets; (4) energy conservation
                                                                            materials and equipment such as insulation material
                                                                            for buildings, and eligible wind, solar and micro-hydro
                                                                            equipment.
-----------------------------------------------------------------------------------------------------------------------------------
Accommodation         Purchase price of          8%. Eligible local         Exemptions include accommodation rented for a period
-- HOTEL ROOM         accommodation.             governments may apply to   in excess of two months; lodging provided in hospitals
TAX ACT                                          have the province levy an  and nursing homes; lodging supplied to employees by additional tax of up to 2% employers; lodging on ships or trains; hotel rooms
                                                 in specified areas on      not used for accommodation; charges of $20 or less per
                                                 their behalf.              day charitable institutions; trailer parks and
                                                                            campsites; cabins without utilities and other
                                                                            amenities; and establishments with accommodation for
                                                                            less than four tenants
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


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84                      APPENDIX 2 -- FINANCIAL REVIEW
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TABLE A2.26  PROVINCIAL TAXES (AS OF JULY 2003) --  CONTINUED

-----------------------------------------------------------------------------------------------------------------------------------
Tobacco --           By cigarette, cigar retail  16 cents per cigarette
TOBACCO TAX ACT      price, and weight on other  and tobacco tobacco
                     products.                   stick; 77% of retail
                                                 price on cigars to a
                                                 maximum tax of $5 per
                                                 cigar; 16 cents per gram
                                                 of loose tobacco.
-----------------------------------------------------------------------------------------------------------------------------------
Motor Fuel --                                                               Tax generally applies to all fuels used in internal
MOTOR FUEL TAX                                                              combustion engines. Qualifying persons with
ACT                                                                         disabilities who own or lease a vehicle are entitled to
                                                                            refunds of provincial tax paid up to an annual maximum
                                                                            of $400. In the Vancouver Regional Transit service area
                                                                            the province collects an additional 6 cents per litre
                                                                            tax on clear gasoline and motive fuel on behalf of
                                                                            Translink to help fund regional public and private
                                                                            transportation system costs. In the Victoria Regional
                                                                            Transit service area the province collects (collected
                                                                            on behalf of) an additional 2.5 cents per litre on
                                                                            behalf of BC Transit to help fund the public transit
                                                                            system.
                     Clear gasoline (unleaded    14.5 cents per litre.
                     gasoline only).             Includes 6.75 cents per
                                                 litre collected
                                                 on behalf of the BC
                                                 Transportation
                                                 Financing Authority.
                                                 Of the tax collected in
                                                 the Greater Vancouver
                                                 Regional District,
                                                 5.5 cents is collected
                                                 on behalf of TransLink.
                     Motive fuel.                15.0 cents per litre.      Tax applies to any fuel except unleaded gasoline,
                                                 Includes 3.25 cents        gasohol, natural gas, propane and butane used in a
                                                 per litre collected        motor vehicle. Refunds of 0.5 cents per litre are
                                                 on behalf of the BC        available for motive fuel used in private passenger
                                                 Transportation Financing   vehicles.
                                                 Authority. Of the tax
                                                 collected in the Greater
                                                 Vancouver Regional
                                                 District,
                                                 5.5 cents is collected on
                                                 behalf of TransLink.
                     Alternative Fuels.          Propane 2.7 cents per      Natural gas, 85% ethanol and methanol blends are
                                                 litre.                     exempt from tax.
                                                                            Fuels using PuriNOx additive technology to blend at
                                                                            least 15% water and diesel motor fuel is also exempt
                                                                            from taxation until July 31, 2004.
                     Coloured fuel, marine       3 cents per litre.         Coloured fuel may only be used for specified primary
                     diesel fuel.                                           production and industrial uses. Bona fide farmers are
                                                                            exempt from paying the tax when fuel is used for
                                                                            farming purposes.
                     Locomotive fuel.            3 cents per litre.         Tax applies to fuel specifically for use in
                                                                            locomotives.
                     Jet and aviation fuel.      2 cents per litre.         Jet fuel tax applies to fuel produced specifically
                                                                            for use in a turbine aircraft engine. Aviation fuel
                                                                            tax applies to fuel produced specifically for use in a
                                                                            non-turbine aircraft engine.
                     Natural gas used in         7% of price if purchased.  Tax applies to natural gas used in stationary
                     stationary engines.         1.1 cents per 810.32       engines other
                                                 litres if used             than pipeline compressors.
                                                 but not purchased.
                     Natural gas used in         1.9 cents per 810.32       Tax applies to natural gas used in a stationary
                     pipeline compressors to     litres.                    engine at a pipeline compressor station.
                     transmit marketable gas.

                     Natural gas used in         Exempt
                     pipeline compressors to
                     extract and transmit raw
                     gas from wells to
                     processing plants.

                     Natural gas used in         Exempt.
                     compressors to re-inject
                     sour gas into depleted
                     wells.
-----------------------------------------------------------------------------------------------------------------------------------
                     Marine bunker.              Exempt                     Exemption applies to bunker fuel, or a combination of
                                                                            bunker and other fuels used as fuel in a ship.
                     Marine gas oil.             Exempt                     Exemption applies to marine gas oil when used in gas
                                                                            turbine engines to propel passenger and cargo
                                                                            vessels.
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


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                      APPENDIX 2 -- FINANCIAL REVIEW                         85
-------------------------------------------------------------------------------

TABLE A2.26  PROVINCIAL TAXES (AS OF JULY 2003) --  CONTINUED

-----------------------------------------------------------------------------------------------------------------------------------
Natural resources     Net income from logging in  10% (fully recoverable    Net income from logging after deducting non-forestry
-- LOGGING TAX        BC                          against federal and       income and a processing allowance.
ACT                                               provincial corporation
                                                  and personal income tax).
-----------------------------------------------------------------------------------------------------------------------------------
-- MINERAL LAND       Assessed value of freehold  Undesignated mineral land Rates of tax set on sliding scale, dependent on size
TAX ACT               mineral land and production -- $1.25 to $4.94 per     and designation of land.
                      areas.                      hectare. Designated
                                                  production  areas --
                                                  $4.94 per hectare.
-- MINERAL TAX        Cash flow from individual   2% of net current         Tax calculated on a mine-by-mine basis. NCP tax paid
ACT                   metal and coal mines        proceeds                  on current operating cash flow until all current and
                      (other than placer gold     (NCP). 13% of net revenue capital costs, plus any investment allowance, are
                      mines).                     (NR).                     recovered. NR tax paid thereafter on cumulative cash
                                                                            flow. NCP tax creditable against NR tax.

                      Volume of production of     $0.15 per tonne removed   An operator may deduct 25,000 tonnes from the total
                      limestone, dolomite,        from all quarries         number of tonnes removed from all quarries operated
                      marble, shale, clay,        operated.                 by that operator. However the amount deducted from any
                      volcanic ash,                                         one quarry by all operators of that quarry must not
                      diatomaceous earth,                                   exceed 25,000 tonnes.
                      sandstone, quartzite
                      and dimension stone.

                      Value of minerals sold by   0.5% of value of minerals
                      placer gold mines.          sold.
-----------------------------------------------------------------------------------------------------------------------------------
Insurance --          Direct premiums written.    4% for vehicle and        Exemptions -- benefit societies; mutual corporations
INSURANCE                                         general insurance; 2%     with 50% of income from farm or 100% from religious,
PREMIUM TAX ACT                                   for life, sickness,       educational or charitable institutions; marine, except
                                                  personal accident         pleasure craft; approved medical or hospitalization
                                                  and loss of salary and    plans.
                                                  wages insurance.
-----------------------------------------------------------------------------------------------------------------------------------
Real property --      Assessed value of land and  Rates are set annually.   Some exemptions apply under various statutes.
TAXATION (RURAL       improvements in rural areas For residential
AREA) ACT             (outside municipalities).   properties the rates
                      Assessment determined under are set to increase
                      the ASSESSMENT ACT.         average residential
                                                  rural taxes by the
                                                  rate of inflation. For
                                                  2003, the rates are
                                                  0.05% for farms
                                                  and managed forest land;
                                                  0.103% for residential;
                                                  0.17% for recreational
                                                  property/non-profit
                                                  organizations; 0.37%
                                                  for light industry,
                                                  business and other
                                                  property not contained
                                                  in any other class;
                                                  0.42% for utilities;
                                                  0.45% for major
                                                  industry and unmanaged
                                                  forest land.
-----------------------------------------------------------------------------------------------------------------------------------
Residential           Assessed value of           Rates are set annually    Basic rates are calculated using a formula to
school tax --         residential land and        to increase average       moderate effects of varying average assessments on
SCHOOL ACT            improvements. Assessment    gross residential taxes   school district taxes. School districts may levy
                      determined under            by the rate of inflation. additional tax if authorized by local referendum.
                      the ASSESSMENT ACT.         The rates vary by         Amendments to the School Act in 2002 allow the Minister
                                                  school district. For      of Finance to apply different tax rates within a school
                                                  2003 rates range from     district. Tofino is the only municipality with a rate
                                                  about 0.24% to 0.9%;      that differs from the rest of the school district
                                                  weighted average 0.35%.
-----------------------------------------------------------------------------------------------------------------------------------
Non-residential       Assessed value of non-      Rates are set annually.   Some exemptions apply under various statutes.
school tax --         residential land and        For 2003 the rates are
SCHOOL ACT            improvements. Assessment    0.45% for recreational
                      determined under the        property/non-profit
                      ASSESSMENT ACT.             organizations; 0.23%
                                                  for managed forest land;
                                                  0.68% for farms; 0.99% for
                                                  light industry, business
                                                  and other property not
                                                  contained in any other
                                                  class; 1.2% for
                                                  unmanaged forest land;
                                                  1.25% for major industry;
                                                  1.5% for utilities.
-----------------------------------------------------------------------------------------------------------------------------------

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               2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

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86                      APPENDIX 2 -- FINANCIAL REVIEW
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 TABLE A2.27   INTERPROVINCIAL COMPARISONS OF TAX RATES - 2003
               (RATES KNOWN AS OF JUNE 30, 2003)(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Prince
                                      British          Saskat-                                    New       Nova   Edward   New-
           Tax                       Columbia Alberta  chewan   Manitoba   Ontario     Quebec   Brunswick  Scotia  Island foundland

Corporation income tax
(per cent of taxable income)(2)

  General Rate                          13.5    12.5     17.0       16.0      12.5    8.9/16.25    13.0       16.0    16.0     14.0
  Manufacturing Rate                    13.5    12.5     10.0       16.0      11.0       8.9       13.0       16.0     7.5      5.0
  Small Business Rate                    4.5     4.0      6.0        5.0       5.5       8.9        3.0        5.0     7.5      5.0
  Small Business Threshold ($000s)       300     400      300        320       320       n/a        400        200     200      200

Corporation Capital Tax (per cent)(3)
  Non-financial                          Nil     Nil      0.6     0.3/0.5      0.3       0.6        0.3     0.25/0.5   Nil      Nil
  Financial                          1.0/3.0     Nil   0.7/3.25      3.0   .6/.72/.9     1.2        3.0        3.0     3.0      4.0

Health Care Monthly Premiums
  Individual/family(4)               $54/$108  $44/$88    Nil        Nil       Nil       Nil        Nil        Nil      Nil     Nil
Payroll tax(5) (per cent)                 Nil    Nil      Nil       2.15      1.95      4.26        Nil        Nil      Nil     2.0

Insurance premium tax
  (per cent)(6)                      2.0-4.0   2.0-3.0   3.0-4.0   2.0-3.0   2.0-3.5    2.0-3.0    2.0-3.0    3.0-4.0    3.5    4.0

Fuel tax (cents per litre)
  Gasoline(7)                           14.5     9.0       15.0      11.5     14.7        19.2      10.7      15.5      14.0   16.5
  Diesel                                15.0     9.0       15.0      10.9     14.3        20.2      13.7      15.4      13.5   16.5

Sales tax (per cent)(8)
  General rate                           7.5     Nil        6.0       7.0      8.0        7.5        8.0       8.0      10.0    8.0
  Liquor                                10.0     Nil        7.0       7.0     12.0        7.5        8.0       8.0      37.5    8.0
  Meals                                  Nil     Nil        Nil       7.0      8.0        7.5        8.0       8.0      10.0    8.0
  Accommodation(9)                       8.0     5.0        6.0       7.0      5.0        7.5        8.0       8.0      10.0    8.0

Tobacco tax (dollars per
carton of 200 cigarettes)(10)         $32.00  $32.00     $35.80    $33.20   $17.20     $18.10     $29.00    $30.60    $29.90 $34.90
-----------------------------------------------------------------------------------------------------------------------------------

(1) Personal income tax rates are not shown because they vary by income ranges determined by each province.

(2) Alberta, Manitoba, Ontario and New Brunswick plan further reductions in their corporate income tax rates or increases in their small business thresholds in future years. Quebec's rate on investment income is 16.25 per cent.

(3) The lower British Columbia rate applies to financial corporations with net paid-up capital in excess of $10 million. Ontario has a deduction of $5 million for all corporations; Manitoba has a $5 million exemption level and the higher rate applies to corporations with taxable capital in excess of $10 million; Saskatchewan has a $10 million deduction with an additional $5 million available to Saskatchewan-based companies. Large Saskatchewan resource corporations are assessed a surcharge on the value of Saskatchewan resource sales. Ontario and Quebec have an additional surcharge or compensation tax on financial institutions. Ontario has announced it intends to phase out its capital tax starting in 2004.

(4) British Columbia has a two-person rate of $96 per month. British Columbia and Alberta offer premium assistance in the form of lower rates or an exemption from premiums for lower-income individuals and families.

(5) Manitoba, Ontario and Newfoundland provide payroll tax relief for small businesses.

(6) The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance. The rate on automobile insurance is 4 per cent in British Columbia and Saskatchewan, and 3 per cent in Ontario. Sales tax applies to insurance premiums, except those related to individual life and health, in Ontario (8 per cent), Newfoundland (12 per cent) and Quebec (9 per cent). The sales tax is 5 per cent for auto insurance in Quebec and Ontario.

(7) Tax rate is for regular unleaded fuel used on highways. The British Columbia rate includes 3.25 cents per litre dedicated to the BC Transportation Financing Authority, 1.25 cents per litre dedicated to the British Columbia Ferry Corporation and five cents per litre dedicated to TRANSLINK, Vancouver's regional transportation authority. The rates do not include regional taxes. The Quebec rate includes estimated sales tax.

(8) The Quebec and Prince Edward Island tax rates are imposed on top of the federal goods and services tax.

(9) The British Columbia rate includes 1.65 percentage points which are imposed on behalf of Tourism British Columbia.

(10) Includes estimated provincial sales tax where applicable.


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                       APPENDIX 2 -- FINANCIAL REVIEW                        87
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TABLE A2.28 SUMMARY OF MAJOR TAX CHANGES ANNOUNCED IN 2003

INCOME TAX ACT

o    Enhanced regional incentives were added to the corporate film tax credit.

o New digital animation or visual effects credits were introduced for film production productions. A new book publishing tax credit was introduced effective October 1, 2002.

o The mining flow-through share tax credit was extended to match the extension of the federal credit.

o The BC Mining Exploration Tax Credit was extended for three more years to August 2006.

CORPORATE CAPITAL TAX ACT

o The corporation capital tax exemption threshold for financial institutions was increased to $10 million from $5 million effective April 1, 2003.

SOCIAL SERVICE TAX ACT

o Effective February 19, 2003 the sales tax exemption for machinery and equipment (M&E) used in manufacturing, logging, mining and the energy sector was extended to apply to contractors who purchase M&E under fixed-price contracts to improve real property for eligible customers.

o Effective February 19, 2003, the exemption for machinery and equipment used in the forest industry was expanded to include boom boats.

o Effective February 19, 2003 the Act was amended to treat aggregate producers the same as mineral producers for provincial sales tax purposes. This allows aggregate producers to qualify for the exemption for purchases of explosive supplies.

o Effective February 19, 2003 the list of items that can be purchased exempt by bona fide farmers was expanded to include hanging gutters and shade curtains and the exemption for aquaculturists was expanded to include closed bags containment systems and water pumps used to fill or empty fish enclosures. Effective February 19, 2003 parts delivery vehicles used by motor vehicle dealers were made eligible to be taxed under the "dealer use formulas".

o Effective February 19, 2003, the Act was amended to clarify that agricultural feeds and seeds are taxable when used to feed wild birds, pet birds and other household pets.

SCHOOL ACT

o For 2003, the province announced a new policy that in 2003 and future years average gross residential school taxes would increase by the rate of inflation. In 2003 the increase is 2.5 per cent. As usual, the province adjusted school property tax rates in response to changes in average assessed values in each school district. Some homeowners will experience an increase in their school taxes that exceeds 2.5 per cent, while others will have offsetting reductions.

o For each of the eight non-residential property classes, a single, province-wide rate is set. Non-residential school tax rates are unchanged from last year. Individual property tax bills for non-residential property owners may rise or fall depending on changes in assessments.

TAXATION (RURAL AREA) ACT

o The province announced a new policy that in 2003 and future years average gross residential rural area taxes would increase by the rate of inflation. In 2003 the increase is 2.5 per cent. The residential tax rate was reduced to 0.103 per cent. Assessments on existing properties, on average, were up
     3.8 per cent. Non-residential rates were not changed from last year.

MOTOR FUEL TAX ACT

o Effective March 1, 2003 the tax rate on clear gasoline and clear diesel fuel raised by the BC Transportation Financing Authority was increased by
     3.5 cents per litre to 6.75 cents per litre. The tax rate for auto propane was increased to 2.7 cents per litre from 2.1 cents in order to maintain the 25 per cent relationship with clear gasoline.

o Effective April 1, 2003, the 1.25 cent per litre clear motor fuel tax formerly paid to the BC Ferry Corporation was redirected to the consolidated revenue fund.

o Effective February 19, 2003, a tax exemption was provided for marine gas oil when the fuel is used in gas turbine engines to propel passenger or cargo vessels.

o Effective April 1, 2003, the portion of tax on clear gasoline and diesel fuel transferred to TRANSLINK was increased by 0.5 cents per litre.

TOBACCO TAX ACT

o Effective February 19, 2003, the tax rate on cigarettes was increased to $32 from $30 per carton of 200 cigarettes and the tax rate on fine-cut tobacco was increased to 16 cents from 15 cents per gram.

HORSE RACING TAX ACT

o The Act was repealed, effective April 1, 2003, and the authority to collect revenue from wagering on horse racing was transferred to the BC Lottery Corporation.

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                2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003

                                   APPENDIX 3
                                 CONSTITUTIONAL
                                   FRAMEWORK

90                     APPENDIX 3 -- CONSTITUTIONAL FRAMEWORK
--------------------------------------------------------------------------------

CONSTITUTIONAL FRAMEWORK

                    The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled Crown colonies, one on Vancouver Island and a second on the mainland. In 1866, the Union Proclamation joined these two colonies to form the Crown Colony of British Columbia, and on July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

                    Upon entering Confederation, BC came under the authority of the BRITISH NORTH AMERICA ACT, 1867 (BNA ACT), a statute of the British parliament. Until 1982, the BNA ACT defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA ACT was renamed the CONSTITUTION ACT, 1867 and its amendments were incorporated into the CONSTITUTION ACT, 1982. The CONSTITUTION ACT, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the CANADA ACT, 1982. With the passage of the CANADA ACT, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

PROVINCIAL GOVERNMENT

                    BC's government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

LEGISLATURE

                    Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of up to five years. The legislature consists of the Lieutenant Governor and 79 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province's affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government's business.

                    The Legislature operates on a fixed schedule -- the second Tuesday in February each year is reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech.

EXECUTIVE

                    The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor is the Queen's representative in British Columbia and holds a largely ceremonial place in modern provincial

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                    APPENDIX 3 -- CONSTITUTIONAL FRAMEWORK                    91
--------------------------------------------------------------------------------

                    government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

                    The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council's advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

                    The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

                    The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

                    Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

JUDICIARY

                    The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as "common law," and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

                    BC's judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

                    The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

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92                    APPENDIX 3 -- CONSTITUTIONAL FRAMEWORK
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PROVINCIAL GOVERNMENT JURISDICTION

                    Under Canada's constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

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                 2003 FINANCIAL AND ECONOMIC REVIEW -- JULY 2003